                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:
    [X]   Preliminary Proxy Statement
    [ ]   Definitive Proxy Statement
    [ ]   Definitive Additional Materials
    [ ]   Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                             STV GROUP, INCORPORATED
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
  [ ]    No fee required.
         Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)  Title of each class of securities to which transaction applies:

             ------------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:

             ------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             ------------------------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:

             ------------------------------------------------------------------

         5)  Total fee paid:

             ------------------------------------------------------------------

  [ ]    Fee paid previously with preliminary materials.
  [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

                                    $4,517.33
             -------------------------------------------------------------------

         2)  Form, Schedule or Registration Statement No.:

                                 Schedule 13E-3
             -------------------------------------------------------------------

         3)  Filing Party:

                             STV Group, Incorporated
             -------------------------------------------------------------------

         4)  Date Filed:

                                  May 17, 2001
             -------------------------------------------------------------------

                             STV GROUP, INCORPORATED

                   ------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            __________________, 2001

                   ------------------------------------------

         Notice is hereby given that a special meeting of shareholders of STV Group, Incorporated, a Pennsylvania corporation (the "Company"), will be held on ______________, ______________, 2001 at __________ a.m., Eastern Standard Time,
at (the "Special Meeting"), for the purpose of considering and voting upon the following matters:

         1. To approve the Agreement and Plan of Merger ("Merger Agreement") dated April 30, 2001 between the Company and the employee stock ownership plan of the Company (the "ESOP"), pursuant to which any shares not owned by the ESOP will be converted into the right to receive $11.25 in cash and the ESOP will retain its shares and become the sole shareholder of the Company.

         2. To transact such further business as may properly come before the Special Meeting or any adjournment thereof.

         As of the date of this notice, the Board of Directors has no knowledge of any other business to be transacted at the Special Meeting.

         The Board of Directors has fixed the close of business on ___________, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournments thereof.


                                    By order of the Board of Directors,



                                    Secretary

_____________ , 2001
Douglassville, Pennsylvania

         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. IF MORE THAN ONE PROXY IS ENCLOSED, PLEASE COMPLETE AND RETURN ALL OF THEM.

                             STV GROUP, INCORPORATED
                              205 West Welsh Drive
                             Douglassville, PA 19518


                     PROXY STATEMENT FOR THE SPECIAL MEETING
               OF SHAREHOLDERS TO BE HELD ON _____________ , 2001


                                  INTRODUCTION

         This Proxy Statement and the enclosed Notice of Meeting and form of proxy are being mailed to the holders of shares of the common stock, $.01 par value (the "Common Stock") of STV Group, Incorporated ("STV" or the "Company") on or about _________________, 2001, in connection with the solicitation of proxies by the Board of Directors of STV for use at the Special Meeting of the Company, to be held at the _____________ at ______________ a.m., Eastern Standard Time, on ________, 2001, and at any and all adjournments thereof (the "Special Meeting"). This Proxy Statement and the enclosed Notice of Meeting, a form of instruction card and a letter from the Trustee will be mailed to the participants in the employee stock ownership plan of the Company (the "ESOP") by the Trustee. The shareholders other than the ESOP are referred to herein as the "Public Shareholders." The Participants in the ESOP are referred to herein as the "ESOP Participants." Some shareholders are both Public Shareholders and ESOP Participants; with respect to these shareholders, references to them as a Public Shareholder shall only apply to the shares of Common Stock that such shareholder owns as a Public Shareholder and references to them as an ESOP Participant shall only apply to the shares of Common Stock such shareholder owns through the ESOP.

         At the Special Meeting, STV shareholders will be asked to consider and vote upon a proposal to authorize and approve the Agreement and Plan of Merger dated April 30, 2001 between the Company and the ESOP which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference (as it may be amended or modified, the "Merger Agreement"). The Merger Agreement provides, subject to the satisfaction or waiver of certain conditions, that a corporation to be formed by the ESOP ("Merger Subsidiary") will be merged with and into the Company with the Company being the surviving corporation (the "Merger"). In connection with the Merger, all shares owned by the ESOP will be retained by it. All shares owned by Public Shareholders will be converted into the right to receive $11.25 per share in cash.

         On ___________, 2001, the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting, there were outstanding and entitled to vote 3,880,128 shares of Common Stock, of which 2,421,694 shares were owned by the ESOP and 1,458,434 shares by the Public Shareholders. Each share of Common Stock entitles its record holder to one vote on each matter considered at the Special Meeting.

         When we refer to "STV" or the "Company" in this Proxy Statement we mean to include (unless it does not fit the context), STV and its direct and indirect subsidiaries.

                                     PROXIES

         Each copy of this Proxy Statement delivered to the Public Shareholders and the ESOP is accompanied by a form of proxy that is being solicited by the Board of Directors of the Company (sometimes referred to as the "Board" or the "Board of Directors"). Please complete the proxy form, sign it, date it and return it promptly in the enclosed envelope. At the Special Meeting, the persons who are named as proxies in properly executed proxies will vote the proxy shares in accordance with the instructions indicated in the proxies. If you are a Public Shareholder and do not specify a choice in your proxy, then the shares covered by the proxy will be voted FOR the approval of the Merger, pursuant to which, among other things, all shares owned by the Public Shareholders will be converted into the right to receive $11.25 in cash and the ESOP will retain its shares and become the sole shareholder of the Company.

         We do not expect to ask you to vote on any other matters at the Special Meeting. However, if any other matters are properly presented at the meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment.

         If you return a signed and dated proxy, you may revoke the proxy at any time before it is voted by (i) notifying the Company's Secretary in writing,
(ii) signing and duly delivering a proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The Company's principal executive offices are located at 205 West Welsh Drive, Douglassville, PA 19518.

                         QUORUM AND TABULATION OF VOTES

         Under the Company's bylaws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to cast a vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock present in person or represented by proxy (including shares that abstain or do not vote with respect to the matter presented for shareholder approval) will be counted for the purpose of determining whether a quorum exists at the Special Meeting. Holders of Common Stock are entitled to one vote for each share held on each matter submitted to a vote. Under Pennsylvania law, (i) the affirmative vote of a majority of the votes cast by the Company's shareholders and (ii) the affirmative vote of a majority of the votes cast by the ESOP and the Public Shareholders with each group voting as a separate class, are necessary to approve the proposed Merger. The following shares will not be counted as votes cast with respect to a given matter: (i) shares that abstain from voting as a particular matter; and (ii) shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter (the "broker non-votes"). Votes will be tabulated by the Company's transfer agent and registrar, Continental Stock Transfer & Trust Company.

         ESOP Participants have the right to instruct the trustee of the ESOP (the "Trustee") how to vote the shares of stock allocated to their accounts. The Trustee will mail this Proxy Statement, an instruction card, and a letter to the ESOP participants regarding procedures to follow to ensure that they can direct the Trustee how to vote shares allocated to them in a confidential manner. The Trustee has advised the Company that based upon the information it currently possesses, it will vote all allocated shares for which no direction is received from the ESOP Participants FOR the approval of the Merger.

                               SUMMARY TERM SHEET

         This Summary Term Sheet highlights selected information contained in this Proxy Statement and may not contain all of the information that is important to you. We urge you to read this entire Proxy Statement carefully, including the appendices.

         Transaction: You are being asked to approve the Merger Agreement and the transactions contemplated by the Merger Agreement by which the Merger Subsidiary will be merged with and into the Company, with the Company being the surviving corporation. See "THE MERGER AGREEMENT."

         Payment: If the Merger Agreement is approved, and if you hold Common Stock of STV other than through participation in the ESOP, each share of such Common Stock will be converted into the right to receive $11.25 in cash. The ESOP will own all of the Common Stock upon completion of the Merger. See "THE MERGER AGREEMENT -- Effect on Capital Stock."

         Shareholder Vote: Under Pennsylvania law, the Merger Agreement must be approved by a majority of the votes cast by all STV shareholders and by a majority of the votes cast by the ESOP and the Public Shareholders, with each group voting as a separate class. See "THE SPECIAL MEETING -- Voting Information."

         Tax consequences: Generally, if you are a Public Shareholder, the Merger will be taxable to you for U.S. Federal income tax purposes. As a Public Shareholder, you will recognize taxable capital gain or capital loss in the amount of the difference between $11.25 and your adjusted tax basis for each share of Common Stock that you own that is exchanged for cash in the Merger, except for any shares that you may have acquired by exercising stock options. Neither the ESOP nor the ESOP Participants will recognize any income for U.S. Federal income tax purposes by reason of the Merger. See "THE MERGER -- Material Federal Income Tax Consequences to STV, the ESOP and Public Shareholders."

         Conditions: The effectiveness of the Merger is subject to STV shareholder approval as well as other conditions, including STV's obtaining the necessary financing to complete the Merger. See "THE MERGER AGREEMENT -- Closing Conditions."

         After the Merger: Upon completion of the Merger, STV intends to elect to be treated as an "S corporation" for federal and state tax purposes. STV's wholly-owned subsidiaries intend to make a similar election under Federal and state law. An "S corporation" is a special type of corporation for federal and certain state income tax purposes that satisfies certain qualification requirements. The effect of the election is that STV (and its qualified subsidiaries) would generally not be subject to federal income tax, other than with respect to certain gains existing on the effective date of the S election. Furthermore, the ESOP, as the sole shareholder of STV following the Merger, would not be subject to Federal or Pennsylvania tax on STV's income for any tax year that STV remains an S corporation.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

         The following questions and answers briefly address some commonly asked questions about the Merger. You should still carefully read this entire Proxy Statement, including the attached appendices.

Q:    What am I being asked to vote upon?

A: You are being asked to approve and adopt a Merger Agreement that provides for the Merger Subsidiary to be merged with and into STV. The Merger Subsidiary will be a newly formed Pennsylvania corporation wholly-owned by the ESOP. The ESOP is the employee stock ownership plan of STV. If the Merger Agreement is approved and adopted, STV will no longer be a publicly-held corporation and, to the extent you are a Public Shareholder at the time the Merger is consummated, you will no longer own Common Stock.

Q:    What will I receive for my Common Stock if the Merger is completed?

A: If you are a Public Shareholder, you will be entitled to receive $11.25 per share in cash for each share of Common Stock you own at the time of the Merger. If you have certificates for your STV shares, you will be required to turn them in to qualify for the payment. If you are receiving cash in consideration for the cancellation of certain types of options, the paying agent or the surviving corporation may be required to deduct and withhold certain taxes. If you hold shares in "street name," your broker should help you with the paperwork to obtain your payment. The ESOP will own the same number of shares of Common Stock after the Merger as it owned prior to the Merger and ESOP Participants will continue to have the same number of shares of Common Stock allocated to their individual accounts under the ESOP. If you are a Public Shareholder and you exercise your appraisal rights under Pennsylvania law (see "What rights do I have to dissent from the Merger?"), you may be entitled to the appraised value of your shares, which may be more or less than the Merger price.

Q: Why is the Board of Directors recommending that I vote in favor of the Merger Agreement?

A: Acting upon the unanimous recommendation of a special committee of the Board of Directors consisting solely of directors who are not officers or employees of STV and who have no financial interest in the proposed Merger that is different from that of Public Shareholders generally (the "Special Committee"), the Board of Directors has determined that the proposed Merger is in the best interests of the Company. The Board of Directors and the Special Committee unanimously recommend that you vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Q: What will happen to present members of management and the Board of Directors?

A: We expect our current management to continue to be employed by STV. The Board of Directors of the Merger Subsidiary, who are initially expected to be Michael Haratunian, Dominick M. Servedio and Peter W. Knipe, will serve as directors of STV following consummation of the Merger. Additional persons will be added to the Board at a later time in accordance with the procedures set forth in STV's bylaws following the Merger.

Q. Is the Merger subject to any conditions other than receiving the requisite shareholder approval?

A: Yes. Before completion of the transactions contemplated by the Merger Agreement, STV, the ESOP and the Merger Subsidiary must fulfill or waive several closing conditions. These conditions include, among others, STV's obtaining all financing necessary to complete the transactions contemplated by the Merger Agreement. If these conditions are not satisfied or waived, the Merger will not be completed even if the shareholders vote to approve and adopt the Merger Agreement.

Q:    When do you expect the Merger to be completed?

A: We are working toward completing the Merger as quickly as possible. If the conditions to the Merger are satisfied or waived, we expect to complete the Merger in August 2001.

Q:    Will I owe any U.S. Federal Income Tax as a result of the Merger?

A: The receipt of cash for shares of Common Stock in the Merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, if you are a Public Shareholder, you will recognize gain or loss for these purposes equal to the difference between $11.25 per share and your tax basis for the shares of Common Stock that you owned immediately before the Merger. For U.S. Federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares as a capital asset. The receipt of cash for shares of Common Stock acquired by STV employees or independent contractors of STV through the exercise of stock options may result in recognition by such employees of ordinary income depending on how long the shares have been held by the employee. Neither the ESOP nor the ESOP participants will recognize any income for U.S. Federal income tax purposes by reason of the Merger.

      Tax matters are complicated and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:    When and where is the Special Meeting?

A: The Special Meeting of STV shareholders will be held at 10:00 a.m., Eastern Standard Time, on ___________, _______________, 2001 at the
      _________________.

Q:    Who can vote on the Merger Agreement?

A: Holders of Common Stock at the close of business on _______________, 2001, the record date for the Special Meeting, may vote in person or by proxy at the Special Meeting.

Q: What vote is required to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement?

A: The Merger Agreement and the transactions contemplated by the Merger Agreement must be approved and adopted by the affirmative vote of (1) a majority of the votes cast by STV shareholders, as required by Section 1757 of the PBCL and (2) a majority of the votes cast by the ESOP and the Public Shareholders, with each group voting as a separate class, as required by Section 1906 of the PBCL. At the record date for the Special Meeting, 3,880,128 shares of Common Stock were outstanding, 2,421,694 shares of Common Stock were owned by the ESOP and 1,458,434 shares of Common Stock were owned by the Public Shareholders, of which (assuming that all votes are cast) the affirmative vote of 1,940,065, 1,210,848 and 729,218 shares, respectively, are necessary to approve the Merger Agreement under the PBCL.

Q:    How many Shares are owned by the ESOP?

A: At the close of business on ___________, 2001, the record date for the Special Meeting, 2,421,694 shares of Common Stock were owned by the ESOP within the meaning of Section 1906 of the PBCL. See "INFORMATION ABOUT THE ESOP."

Q: Has anyone agreed to vote their shares of Common Stock in favor of the Merger?

A: While no shareholders have agreed to vote their shares in favor of the Merger, certain executive officers and directors of the Company holding approximately 32% of the issued and outstanding Common Stock held by Public Shareholders and able to direct the vote of 3% of the shares held by the ESOP, have indicated that they will vote in favor of the Merger, in their respective capacities as Public Shareholders and as ESOP Participants. The Trustee has advised STV that it will vote for the approval of the Merger with respect to allocated shares for which it does not receive proper direction, based upon the information it currently possesses.

Q:    What do I need to do now?

A: If you are a Public Shareholder, after you have carefully reviewed this Proxy Statement, including the attached appendices, please mark your vote on your proxy card, sign and date the proxy card and mail it in the enclosed return envelope as soon as possible. This will ensure that your shares will be represented at the Special Meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you are a Public Shareholder, your broker will vote your shares only if you provide your broker with written instructions as to how to vote your shares. You should follow the directions provided to you by your broker regarding how to instruct your broker to vote your shares. Without instructions from you, your shares will not be voted by your broker. If you wish to attend the Special Meeting and vote in person, you must first obtain a legal proxy from your broker.

Q.    What rights do I have to dissent from the Merger?

A: If you are a Public Shareholder, you may dissent from the Merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Pennsylvania law summarized in "THE MERGER -- Dissenters' Rights of Appraisal" and attached as Appendix C of this Proxy Statement. Based on the determination of "fair value" in accordance with Pennsylvania law, the appraised fair value of your Common Stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $11.25 per share to be paid in the Merger. If you are an ESOP Participant, you do not have the right to seek an appraisal upon dissent.

Q:    Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before the vote is taken at the Special Meeting. If you are a Public Shareholder who is the record holder of your shares, you can do this in one of the following three ways:

      o You can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy.

      o You can complete and submit a new proxy card dated later than your original proxy card.

      If you choose either of the above two methods, you must submit your notice of revocation or your new proxy card to the Secretary of STV at 205 West Welsh Drive, Douglassville, PA 19518. STV must receive the notice or new proxy card before the vote is taken at the Special Meeting.

      o You can attend the Special Meeting and vote in person. Simply attending the Special Meeting and not voting, however, will not revoke your proxy.

      If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q:    Should I send in my stock certificates now?

A: No. If the Merger is completed and if you are a Public Shareholder, we will promptly send you written instructions for how you should send in your stock certificates in exchange for the $11.25 per share cash payment for your shares.

Q:    Who can help answer my questions?

A: The information provided above in "question and answer" format is merely a summary of the information contained in this Proxy Statement. You should carefully read this entire Proxy Statement, including the attached appendices. If you have questions regarding this Proxy Statement, you should contact Peter W. Knipe, Chief Financial Officer, Secretary and Treasurer, 205 West Welsh Drive, Douglassville, Pennsylvania 19518.

                       WHERE YOU CAN FIND MORE INFORMATION

         STV files annual, quarterly and special reports, proxy statements and other information with the Commission. In addition, because the Merger is a "going private" transaction, STV has filed a Rule 13e-3 Transaction Statement on
Schedule 13E-3 with respect to the Merger. The Schedule 13E-3 and other reports, proxy statements and other information contain additional information about STV. You may read and copy any reports, statements or other information filed by STV at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. STV's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at: "http://www.sec.gov."

         Accompanying this Proxy Statement is a copy of the Company's Annual Report to Shareholders for the fiscal year ended September 30, 2000.

                 IMPORTANT CONSIDERATIONS FOR ESOP PARTICIPANTS

         As a result of the Merger, STV will be a privately held corporation and there will be no public market for its common stock. Upon completion of the Merger, STV intends to make an election to be treated as an S corporation. S corporations are limited in the number and type of shareholders that may own shares. Consequently, as a result of the Merger, STV will have limited opportunity to raise capital by selling equity securities or making acquisitions utilizing common stock as the acquisition consideration.

         As a result of the Merger, the Company will have significant indebtedness and as a result significant debt service obligations. It is anticipated that approximately $27 million of long-term third party financing will initially be required to finance the Merger. The Company's leverage will have significant impact on the Company including: (1) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (2) a substantial portion of the Company's cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness therefore reducing the funds available to the Company for its operations and payments to ESOP Participants; (3) the Company's borrowings will be at variable rates of interest which causes the Company to be vulnerable to an increase in interest rates; and
(4) the Company's indebtedness contains financial and other restrictive covenants which if breached could result in an event of default under such indebtedness. The Company's ability to make scheduled payments or to reduce its obligations with respect to its indebtedness depends on its financial and operating performance which in turn is subject to prevailing economic conditions and the financial business and other factors beyond its control.

         After the Merger, the ESOP Participants' interest in the Company will be valued at least annually by an independent valuation firm retained by the ESOP Trustee. In determining the Company's value, the valuation firm will apply traditional techniques used to value privately-held companies, such as asset analysis, public company comparables and discounted cash flow analyses.

         Because there will be no public market for the Company's shares following the Merger, the payment of benefits from the ESOP will be dependent upon the future financial performance of the Company.

         Certain of STV's executive officers will receive a cash payment in connection with the Merger and related transactions due to acceleration of payments under their supplemental employee retirement plans ("SERPS"). These accelerated payments will be deductible by STV for U.S. Federal income tax purposes.

         Upon completion of the Merger, the Company may adopt equity-based executive compensation plans such as stock appreciation rights to attract and retain key executives. Any such compensation plans will dilute the ownership interest of the ESOP.

         Upon completion of the Merger, the participants' right to direct the voting of Common Stock allocated to their individual accounts will be limited to corporate matters which involve the voting of such shares with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or similar transaction. The participants will no longer be able to direct the voting of such shares with respect to the election of the members of the Company's Board of Directors.

         The ESOP currently permits participants to demand that any distribution from the ESOP be made in the form of Common Stock. After the Merger, participants will no longer have that right and all distributions will be made in cash.

                                     SUMMARY

         This summary highlights selected information contained elsewhere in this Proxy Statement and may not contain all of the information that is important to you. You should carefully read this entire Proxy Statement, including the attached appendices, and the other documents to which we refer in this Proxy Statement. See "WHERE YOU CAN FIND MORE INFORMATION."

The Companies

STV Group, Incorporated ("STV")
205 West Welsh Drive
Douglassville, PA 19518
(610) 385-8200

         STV provides engineering and architectural consulting and design services on a variety of projects for the federal government, local, state and foreign governments and private industry. The Company also performs selected design/build and construction management projects. STV has the following material subsidiaries: STV Incorporated, STV Environmental, Inc., STV International, Inc., STV Construction Services, Inc. and STV Construction, Inc.

         STV projects frequently require the service of a firm with diverse capabilities. For example, a particular project may require electrical engineers, civil engineers, draftsmen and other professional personnel. Each of STV's subsidiaries customarily staffs a particular project with personnel from the respective firm's offices. Where appropriate, however, multifirm project teams are formed with qualified professionals drawn from the entire company. Management believes that close cooperation among the STV subsidiaries, under its management, assures proper control and support for all Company activities. As of April 30, 2001, STV employed 1,161 people.

STVG Acquisition, Inc.
205 West Welsh Drive
Douglassville, PA 19518

         The Merger Subsidiary, a newly formed Pennsylvania corporation, was formed solely for the purpose of completing the Merger. The Merger Subsidiary is wholly-owned by the ESOP. It has not carried on any activities to date other than those activities incident to its formation and as contemplated by the Merger Agreement.

The Merger

         In the Merger, each issued and outstanding share of Common Stock will be canceled and converted automatically into the right to receive $11.25 in cash, without interest or any other payment thereon, with the following exceptions: shares of Common Stock held by the ESOP will remain outstanding; treasury shares and shares of Common Stock owned by any of STV's subsidiaries will be canceled; and shares held by dissenting Public Shareholders will be subject to appraisal in accordance with Pennsylvania law.

Our Recommendations to Public Shareholders; Fairness of the Merger

         The Special Committee was given exclusive authority, on behalf of those shareholders of STV other than the ESOP, to negotiate the proposed transaction with the ESOP and to advise the Board of Directors as to whether or not to engage in the proposed transaction. The Special Committee has unanimously determined that the terms of the Merger are advisable, and are fair to, and in the best interests of, the Company, and has recommended to the Board of Directors that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted. The Special Committee consists solely of directors who are not officers or employees of STV, and who have no financial interest in the proposed Merger that is different from that of Public Shareholders generally. The Board of Directors has also unanimously approved the terms of the Merger Agreement. THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE TOGETHER UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. For additional information regarding these recommendations, including the factors upon which they were based, see "THE MERGER -- Background of the Merger" and "-- Recommendations of the Special Committee and Board of Directors; Fairness of the Merger."

Fairness Opinion

         The Special Committee engaged the investment banking firm of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., sometimes referred to in this Proxy Statement as "Houlihan Lokey," as an unaffiliated representative to act solely on behalf of the Public Shareholders, and to render an opinion as to the fairness of the merger consideration to the Public Shareholders of STV. The Special Committee received an oral opinion from Houlihan Lokey that the $11.25 per share cash consideration to be received in the Merger ("merger consideration") by the Public Shareholders is fair to them, from a financial point of view. This opinion was confirmed in writing on April 30, 2001 and was based upon and subject to the limitations, assumptions and qualifications set forth in its opinion, as of the date of its opinion. The full text of this opinion dated April 30, 2001 is available to shareholders for inspection and copying at STV's principal executive offices during its regular business hours and is attached as Appendix B to this Proxy Statement. We urge you to read this entire opinion carefully.

         The Trustee for the ESOP engaged the financial advisory firm of Willamette Management Associates, sometimes referred to in this Proxy Statement as "Willamette," as an unaffiliated representative to act solely on behalf of the ESOP, to advise the Trustee of the ESOP in connection with the negotiation of the terms of the Merger, and to issue an opinion concerning the fairness of the Merger to the ESOP Participants. The full text of this opinion dated April 30, 2001 is available to shareholders for inspection and copying at STV's principal executive offices during its regular business hours.

Interests of STV's Directors and Officers in the Merger

         When considering the recommendation of the Board of Directors with respect to the Merger, you should be aware that some of STV's directors and officers have interests that are different from, or in addition to, your interests as a STV shareholder. For example, certain directors and officers are ESOP Participants and thus will retain an equity interest in STV after completion of the Merger. After the Merger, the ESOP will own 100% of STV.

         Under the terms of the Merger Agreement, all outstanding stock options of STV granted to employees, consultants or directors of STV will, upon consummation of the Merger, receive an amount of cash equal to the difference between $11.25 per share and the option exercise price.

         Further, certain of the STV executive officers will receive an aggregate cash payment of approximately $4.9 million in connection with the Merger and related transactions due to the acceleration of payments under their SERPS. The accelerated payments under the SERPS will be deductible by STV for U.S. Federal income tax purposes.

         For more information on the interests of STV's officers and directors in the Merger, which may be different from, or in addition to, your interests as a STV shareholder, see "THE MERGER -- Interests of Certain STV Directors, Officers and Shareholders in the Merger."

Financing For The Merger; Ongoing Financing

         STV estimates that approximately $30 million will be required to fund the Merger and related transactions and to pay related fees and expenses. STV intends to incur $27 million of long-term third-party financing to satisfy these requirements; the remainder will be financed with working capital. STV also intends to obtain working capital financing that will continue after the Merger. STV has received and accepted a commitment letter from Fleet National Bank (the "Commitment Letter") providing for a combined term loan and revolving line of credit facility (the "Fleet Credit Facility") in an aggregate amount of $34 million. The Fleet Credit Facility will consist of a $27 million term loan facility and a $7 million revolving line of credit facility. The term loan, which is repayable over a five year period, will be used to finance the Merger and related transactions. The revolving line of credit, which can be borrowed, repaid and re-borrowed and which will mature in two years, will be used to provide for future working capital requirements and other general corporate purposes of STV and its subsidiaries. STV will initially be the borrower under the Fleet Credit Facility. Upon the completion of the Merger, STV will remain the obligor of these liabilities. The direct and indirect subsidiaries of STV will guaranty the loans. The liabilities of STV as borrower and of the subsidiaries as guarantors will be secured by all of the assets, and proceeds and products of such assets, of STV and the subsidiaries. For additional information regarding the financing for the Merger and the revolving credit facility, see "THE MERGER -- Financing for the Merger; Ongoing Financing."

Record Date; Voting Power

         At the Special Meeting to be held on _____________, 2001, you will be entitled to one vote for each share of Common Stock you hold of record as of _____________, 2001.

         The Merger Agreement must be approved and adopted by the affirmative vote of a majority of the votes cast by STV shareholders, and of a majority of the votes cast by the ESOP and the Public Shareholders, with each group voting as a separate class. At the record date for the Special Meeting, 3,880,128 shares of Common Stock were outstanding, 2,421,694 shares of Common Stock were owned by the ESOP and 1,458,434 shares of Common Stock were owned by the Public Shareholders, of which (assuming that all votes are cast) the affirmative vote of 1,940,065, 1,210,848 and 729,218 shares respectively are necessary to approve the Merger Agreement under the PBCL. For additional information concerning the effect of the PBCL on the Merger, see "THE SPECIAL MEETING -- Pennsylvania Law Considerations."

         While no shareholders have agreed to vote their shares in favor of the Merger, certain executive officers and directors of the Company holding approximately 32% of the issued and outstanding Common Stock held by the Public Shareholders and able to direct the vote of 3% of the shares held by the ESOP, have indicated that they will vote in favor of the Merger, in their respective capacities as Public Shareholders and as ESOP Participants. All shares of Common Stock outstanding at the record date, including shares owned by the ESOP, will be eligible to vote for purposes of determining whether the Merger Agreement has been approved by a majority of the votes cast by STV shareholders under Section 1757 of the PBCL.

The Merger Agreement

         The Merger Agreement, including the significant conditions to the closing of the Merger, is described in "THE MERGER AGREEMENT" and is attached as Appendix A to this Proxy Statement. We encourage you to read carefully the entire Merger Agreement, as it is the legal document that governs the Merger.

Appraisal Rights

         STV is a corporation organized under Pennsylvania law. Under Pennsylvania law, if you are a Shareholder and you do not vote in favor of the Merger and you follow all of the procedures for demanding appraisal rights described in "THE MERGER -- Dissenters' Rights of Appraisal" and attached in Appendix C, you will receive a cash payment for the "fair value" of your shares of Common Stock, as determined under Pennsylvania law to be the "fair value" of your shares, instead of the $11.25 cash payment to be received by the Public Shareholders in connection with the Merger. ESOP Participants do not have the right to seek an appraisal upon dissent. The price determined under Pennsylvania law to be the "fair value" of your shares may be more than, the same as or less than the $11.25 in cash you would have received for each of your shares in the Merger if you had not exercised your appraisal rights. Generally, in order to exercise appraisal rights, among other things:

         o   You must NOT vote in favor of the Merger Agreement;

         o You must provide STV with written notice of your intention to exercise your appraisal rights in compliance with Pennsylvania law BEFORE the vote on the Merger Agreement; and

         o You must make a written demand for payment of the "fair value" of your shares in accordance with Pennsylvania law AFTER the Merger Agreement is approved, if such is the case.

         Merely voting against the Merger Agreement will not preserve your appraisal rights under Pennsylvania law. Appendix C to this Proxy Statement contains the Pennsylvania statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO READ AND CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN "THE MERGER -- Dissenters' Rights of Appraisal" AND ATTACHED IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER PENNSYLVANIA LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

Effects of the Merger

         Upon completion of the Merger, the ESOP will own 100% of STV. If you are a Public Shareholder, you will no longer be a shareholder of STV following the Merger. STV's current shareholders, other than the ESOP, will not participate in any future earnings or losses and growth or decline of STV. After the Merger, STV will be a closely-held corporation. As a result, there will be no public market for the Common Stock, and the Common Stock will cease to be quoted on The Nasdaq Stock Market. The registration of Common Stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," will be terminated. Upon completion of the Merger, STV intends to make an election under Section 1362(a) of the Code and under Section 307 of the Pennsylvania Tax Reform Code of 1971, as amended, to be treated as an S corporation within the meaning of Section 1361 of the Code and a Pennsylvania S corporation for Pennsylvania corporate net income tax purposes. S corporations are limited in the number and type of shareholder that may own shares.

         ESOP Participants should read "Important Considerations for ESOP Participants" on page ____.

Conditions to the Merger

         STV and the ESOP will complete the Merger only if a number of conditions are satisfied or waived, including, but not limited to, the following:

         o The Merger Agreement and the transactions contemplated the Merger Agreement shall have been approved and adopted by the affirmative vote of (1) a majority of the votes cast by STV shareholders and
             (2) a majority of the votes cast by the ESOP and the Public Shareholders with each group voting as a separate class.

         o STV shall have received the transaction financing on terms substantially as are outlined in the Commitment Letter and shall have sufficient financing thereunder to consummate the Merger.

         o The representations and warranties of the ESOP and STV are true and correct in all material respects as of the date of the Merger Agreement, and as of the Closing Date, except (A) for changes specifically permitted by the Merger Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

         o The aggregate number of shares of Common Stock owned by those STV shareholders, if any (other than the ESOP), who shall have exercised, or given notice of their intent to exercise, the rights of dissenting shareholders shall be less than three percent of the total number of shares of outstanding Common Stock.

         o The ESOP shall have received a valuation of the assets of STV from a reputable third party, and such other assurances it deems reasonable, that the payment of the merger consideration is in compliance with applicable law.

         If all of the conditions are not either satisfied or waived, the Merger will not be completed even if STV's shareholders vote to approve the Merger and there are no other legal restraints hindering its completion.

Termination of the Merger Agreement

         STV and the ESOP may mutually agree in writing to terminate the Merger Agreement at any time before the Articles of Merger are accepted for filing by the Secretary of State of the Commonwealth of Pennsylvania (the "effective time"). In addition, the Merger Agreement may be terminated as follows:

         o by either the ESOP or STV if (i) any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or such injunction or other action shall have become final and nonappealable, or (ii) any required approval of the shareholders of STV shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

         o by either the ESOP or STV, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before April 30, 2002; provided, that the right to terminate the Merger Agreement in this manner shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

         o by STV, if there has been a material breach of the Merger Agreement on the part of the ESOP of its covenants or any of its representations or warranties contained in the Merger Agreement shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from STV;

         o by the ESOP, if there has been a material breach of the Merger Agreement on the part STV of its covenants or any of its representations or warranties contained in the Merger Agreement shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from the ESOP;

         o by STV, if STV receives an acquisition proposal in writing from any person or group and STV has concluded that the acquisition proposal is superior to the Merger;

         o by the ESOP, if the ESOP receives a proposal with respect to the shares owned by the ESOP which the Trustee, in the exercise of its fiduciary duties under ERISA, determines requires it to terminate the Merger Agreement; and

         o by the ESOP, if STV (without the consent of the ESOP) (i) shall have withdrawn or modified, in any manner which is adverse to the ESOP, its recommendation or approval of the Merger or the Merger Agreement or shall have resolved to do so or (ii) shall have recommended to the shareholders of STV any acquisition proposal or any transaction described in the definition of acquisition proposal (contained in the Merger Agreement), or shall have resolved to do so. See "The MERGER AGREEMENT -- STV Covenants."

         Termination of the Merger Agreement by either party may occur before or after shareholder approval. For additional information about termination, see "THE MERGER AGREEMENT -- Termination, Waiver and Amendment."

What Happens if STV Receives a Better Offer

         STV and the ESOP agreed that upon the execution of the Merger Agreement, STV and its subsidiaries, affiliates, agents and representatives would terminate any existing discussions regarding acquisition proposals. Further, prior to the effective time, except with the prior written consent of the ESOP, neither STV nor any of its subsidiaries, affiliates, agents or representatives will solicit or seek to facilitate other acquisition proposals. STV has agreed that if it receives any unsolicited acquisition proposals prior to the effective time, its Board of Directors or the Special Committee will be entitled to review and participate in negotiations concerning the proposal and furnish confidential information concerning STV and its subsidiaries to the offeror. If STV concludes that the acquisition proposal is superior to the Merger, it may terminate the Merger Agreement.

         For additional information about how acquisition proposals will be handled under the Merger Agreement, see "THE MERGER AGREEMENT -- STV COVENANTS."

Amending the Merger Agreement

         At any time prior to the effective time, and subject to applicable law, STV and the ESOP, by action taken or authorized by the Company and the Trustee, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party granting such extension or waivers. The failure of STV or the ESOP to assert any of its rights under the Merger Agreement shall not constitute a waiver of such rights.

Price Range of Common Stock

         The Common Stock is quoted on The Nasdaq Stock Market. On April 30, 2001, the last trading day before the public announcement of the Merger Agreement, the Common Stock closed at $6.09 per share.

Cautionary Statement Regarding Forward-Looking Statements

         We have made forward-looking statements in this Proxy Statement that are not historical facts but rather reflect current expectations concerning future results and events. When used in this Proxy Statement, the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will," and similar expressions identify the "forward-looking statements." The projections included below under "THE MERGER -- Projections" also include forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and other factors, some of which are beyond our control, that could cause actual results to differ materially from those forecast or anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: (i) whether all the conditions to closing the proposed Merger are met or the Merger is not consummated for any other reason; (ii) STV's ability to secure the capital and the related cost of such capital necessary to fund its future growth; (iii) STV's continued ability to operate in a heavily regulated government environment, as government contracts are subject to termination, reduction or modification as a result of changes in the government's requirements or budgetary restrictions; subject to termination at the convenience of the government and under certain circumstances, the government can also suspend or debar individuals or firms from obtaining future contracts with the government;
(iv) the level of competition in STV's industry, including companies with significantly larger operations and resources than STV; (v) STV's ability to identify and win suitable projects and to consummate or complete any such projects; and (vi) STV's ability to perform design/build projects which may include the responsibility of ensuring the actual construction of a project for a guaranteed price.

      Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's view only as of the date of this Proxy Statement. All forward-looking statements included in this Proxy Statement and all subsequent forward-looking statements attributable to STV or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. STV undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated financial data for each of the fiscal years in the five-year period ended September 30, 2000, and for the six months ended March 31, 2001 and 2000. The selected consolidated financial data presented below for each of the fiscal years in the five-year period ended September 30, 2000 and as of September 30, 2000, 1999, 1998, 1997 and 1996, are derived from the consolidated financial statements of STV and its subsidiaries. The selected consolidated financial data presented below for each of the six month periods ended March 31, 2001 and 2000 and as of March 31, 2001 and 2000 are derived from the Company's consolidated condensed quarterly report on form 10-Q. All figures listed below are in thousands, except for per share and ratio figures.

                                                                                               Six Months Ended
                                                Fiscal Year Ended September 30,                    March 31,
                                     ------------------------------------------------------   -------------------
                                      1996        1997        1998         1999       2000       2000       2001
                                     ------      ------      ------       ------     ------     ------     ------
Total Revenues...............       $ 94,073    $ 94,676   $ 105,178    $ 138,940   $149,680   $ 70,783   $ 88,937
Operating Revenues...........         71,271      72,832      80,648       97,438    113,450     55,908     61,377
Net Income...................            595         860       2,194        5,184      5,266      2,618      2,268
Diluted Earnings Per Share*..            .16         .23         .55         1.24       1.26        .62        .54
Working Capital..............          8,721      10,099      12,341       17,593     22,589     19,528     25,064
Stockholders' Equity.........         10,342      11,202      13,472       18,767     24,146     21,422     26,530
Total Assets.................         39,995      41,825      46,488       60,734     65,626     60,019     71,298
Long-Term Obligations........          1,795       2,612       3,061        3,864      5,086      4,442      5,769
Short-Term Bank Debt.........          9,448      10,228          --           --         --         --         --
Book Value Per Share.........           2.84        3.08        3.62         4.92       6.28       5.58       6.84
Fixed Charge Coverage Ratio..                                                           5.64       7.64       9.45

-----------------
* Diluted earnings per share for years prior to 1998 have been adjusted to reflect the 2-for-1 stock split which was effective as of April 13, 1998.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed consolidated financial statements (the "Unaudited Pro Forma Condensed Consolidated Financial Statements") have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on March 31, 2001. The unaudited pro forma condensed consolidated statements of operations for the periods presented give effect to the Merger as if the Merger were consummated as of the beginning of each period. The adjustments, which include adjustments relating to the Merger, are described in the accompanying notes. The Unaudited Pro Forma Condensed Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto included elsewhere in this Proxy Statement or in the Annual Report to Shareholders accompanying this Proxy Statement.

         The pro forma financial data assume that there will be no dissenting shareholders in the Merger.

                             STV GROUP, INCORPORATED
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                               Cancellation of     Pro Forma As
                                             As of 3/31/01     Adjustments     Treasury Stock       of 3/31/01
                                             ------------      -----------     ---------------     ------------
ASSETS
Cash and cash equivalents................    $  1,094,000    $   (807,269)(1)   $          --      $    286,731
Accounts receivable......................      43,509,000              --                  --        43,509,000
Costs in excess of billings..............      18,867,000              --                  --        18,867,000
Prepaid expenses and other current assets         593,000              --                  --           593,000
                                             ------------    ------------       -------------      ------------
  Current assets.........................      64,063,000        (807,269)                 --        63,255,731
Property and equipment...................       7,729,000              --                  --         7,729,000
Less accumulated depreciation............       4,708,000              --                  --         4,708,000
                                             ------------    ------------       -------------      ------------
  Net property and equipment.............       3,021,000              --                  --         3,021,000
Other assets.............................       1,072,000         700,000 (2)              --         1,772,000
Deferred income taxes....................       3,142,000      (3,142,000)(3)              --                --
Income tax recoverable...................              --       1,245,000 (4)              --         2,980,000
                                                                1,735,000 (11)
                                             ------------    ------------       -------------      ------------
  Total assets...........................    $ 71,298,000    $   (269,269)      $          --      $ 71,028,731
                                             ============    ============       =============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deferred compensation  - other...........    $     98,000    $         --       $          --      $     98,000
Bank loan - current portion of term loan.              --       3,857,144 (5)              --         3,857,144
Accounts payable.........................      11,579,000              --                  --        11,579,000
Accrued expenses.........................      12,388,000       2,000,000 (9)              --        14,388,000
Billings in excess of costs..............      12,025,000              --                  --        12,025,000
Income tax payable.......................         752,000        (752,000)(4)              --                --
Deferred income tax payable..............       2,157,000      (2,157,000)(3)              --                --
                                             ------------    ------------       -------------      ------------
  Total current liabilities..............      38,999,000       2,948,144                  --        41,947,144
Deferred compensation  - other...........       1,206,000              --                  --         1,206,000
Deferred compensation - SERPS............       3,363,000      (3,363,000)(6)              --                --
Bank loan - long term....................              --      23,142,856 (5)              --        23,142,856
Accrued post retirement benefits.........       1,200,000              --                  --         1,200,000
                                             ------------    ------------       -------------      ------------
  Total long-term liabilities............       5,769,000      19,779,856                  --        25,548,856
Total liabilities........................      44,768,000      22,728,000                            67,496,000

Stockholders' equity:
  Common stock...........................       2,064,000              --           (943,153)         1,120,847
  Capital in excess of par...............       3,651,000              --         (1,668,339)         1,982,661
  Retained earnings......................      21,586,000        (985,000)(3)    (14,566,890)           429,223
                                                                1,997,000 (4)
                                                               (6,590,508)(7)
                                                               (1,300,000)(8)
                                                               (1,446,379)(10)
                                                                1,735,000 (11)
Treasury stock...........................        (771,000)    (16,407,382)(12)     17,178,382                --
                                             ------------    ------------       -------------      ------------
  Total stockholders' equity.............      26,530,000     (22,997,269)                 --         3,532,731
                                             ------------    ------------       -------------      ------------
  Total liabilities and stockholders'
    equity ..............................    $ 71,298,000    $   (269,269)      $          --      $ 71,028,731
                                             ============    ============       =============      ============
Shares Outstanding.......................       3,880,128      (1,458,434)(12)             --         2,421,694
Book Value...............................    $       6.84                                          $       1.46

------------
(1)  Represents cash requirements in excess of $27 million term loan.
(2)  To capitalize estimated bank financing fees.
(3) Deferred tax accounts eliminated with election of S Corporation status assumed effective on the balance sheet date.
(4) To reverse income tax provision recorded for six months ended March 31, 2001.
(5)  Term loan is $27,000,000 payable over five years.
(6)  Represents required funding of SERPS.
(7)  Compensation expense for buyout of 1,064,790 options.
(8)  Non-capitalizable fees and expenses associated with the merger.
(9)  Estimated accrual for uninvoiced Merger related expenses.
(10) Additional SERPS expense.
(11) Estimated income tax recoverable for FY 2001 loss prior to Merger.
(12) Repurchase of shares of common stock not held by the ESOP (1,458,434 shares at $11.25).

                             STV GROUP, INCORPORATED
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                  Six Months                                 Pro Forma Six
                                                                    Ended                                     Months Ended
                                                               March 31, 2001       Adjustments              March 31, 2001
                                                               --------------       -----------              --------------
Revenues
Total revenues..........................................     $      88,937,000   $             --           $    88,937,000
Subcontract and procurement costs.......................            27,560,000                 --                27,560,000
                                                             -----------------   ----------------           ---------------
Operating revenue.......................................            61,377,000                 --                61,377,000

Costs and Expenses:
Costs of services.......................................            52,465,000                 --                52,465,000
General and administrative expenses.....................             4,689,000                 --                 4,689,000
                                                             -----------------   ----------------           ---------------
Total costs and expenses................................            57,154,000                 --                57,154,000
                                                             -----------------   ----------------           ---------------
Operating income........................................             4,223,000                 --                 4,223,000
Interest expense........................................               (92,000)        (1,193,304)(1)            (1,285,304)
Interest and miscellaneous income.......................               134,000                 --                   134,000
Option buyout expense...................................                    --         (6,590,508)(2)            (6,590,508)
Additional ESOP expense.................................                    --           (634,402)(3)              (634,402)
Additional SERPS expense................................                    --         (1,446,378)(4)            (1,446,378)
Merger expenses.........................................                    --         (1,300,000)(5)            (1,300,000)
Amortization of bank fees...............................                    --            (64,500)(6)               (64,500)
                                                             -----------------   ----------------           ---------------
Income before income taxes..............................             4,265,000        (11,229,092)               (6,964,092)
Income taxes............................................             1,997,000         (1,997,000)(7)                    --
                                                             -----------------   ----------------           ---------------
Net income (loss).......................................     $       2,268,000   $     (9,232,092)          $    (6,964,092)
                                                             =================   ================           ===============
Diluted earnings (loss) per share.......................     $             .54                              $         (2.88)
Fixed charge coverage ratio.............................                  9.45                                        (2.23)

----------------------
(1)  Interest on bank loan calculated at 9%.
(2)  Net compensation expense for buyout of 1,064,790 outstanding stock options.
(3)  ESOP contribution calculated at $11.25 per share.
(4)  Additional SERPS expense.
(5)  Non-capitalizable fees and expenses associated with Merger.
(6)  Amortization of credit facility fees over term of credit agreement.
(7) No tax expense due to S corporation election assumed effective at beginning of period.

                             STV GROUP, INCORPORATED
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                     Fiscal Year
                                                                        Ended                                  Pro Forma
                                                                    September 30,                           Fiscal Year Ended
                                                                        2000             Adjustments        September 30, 2000
                                                                    -------------        -----------        ------------------
Revenues
Total revenues.............................................        $ 149,680,000       $         --            $ 149,680,000
Subcontract and procurement costs..........................           36,230,000                 --               36,230,000
                                                                   -------------       ------------            -------------
Operating revenue..........................................          113,450,000                 --              113,450,000

Costs and Expenses:
Costs of services..........................................           95,934,000                 --               95,934,000
General and administrative expenses........................            8,785,000                 --                8,785,000
                                                                   -------------       ------------            -------------
Total costs and expenses...................................          104,719,000                 --              104,719,000
                                                                   -------------       ------------            -------------
Operating income...........................................            8,731,000                 --                8,731,000
Insurance settlement.......................................            1,000,000                 --                1,000,000
Interest expense...........................................             (182,000)        (2,299,821)(1)           (2,481,821)
Interest income............................................              272,000                 --                  272,000
Option buyout expense......................................                   --         (6,590,508)(2)           (6,590,508)
Additional ESOP expense....................................                   --           (412,437)(3)             (412,437)
Additional SERPS expense...................................                   --         (1,961,000)(4)           (1,961,000)
Merger expenses............................................                   --         (1,300,000)(5)           (1,300,000)
Amortization of bank fees..................................                   --           (129,000)(6)             (129,000)
                                                                   -------------       ------------            -------------
Income before income taxes.................................            9,821,000        (12,692,766)              (2,871,766)
Income taxes...............................................            4,555,000         (4,555,000)(7)                   --
                                                                   -------------       ------------            -------------
Net income (loss)..........................................        $   5,266,000       $ (8,137,766)           $  (2,871,766)
                                                                   =============       ============            =============
Diluted earnings (loss) per share..........................        $        1.26                               $       (1.17)
                                                                   =============                               =============
Fixed charge coverage ratio................................                 5.64                                       (0.22)
                                                                   =============                               =============

----------------------------
(1)  Interest on bank loan calculated at 9%.
(2)  Compensation expense for buyout of 1,064,790 outstanding stock options.
(3)  ESOP contribution calculated at $11.25 per share.
(4)  Additional SERPS expense.
(5)  Non-capitalizable fees and expenses associated with Merger.
(6)  Amortization of credit facility fees over term of credit agreement.
(7) No tax expense due to S corporation election assumed effective at beginning of period.

                               THE SPECIAL MEETING

Date, Time, Place and Record Date of the Special Meeting

         The Special Meeting of shareholders of STV will be held on ___________, 2001, beginning at 10:00 a.m., Eastern Standard Time, at the ____________. The accompanying proxy is being solicited by our Board of Directors and is to be voted at the Special Meeting or any adjournment(s) or postponement(s) thereof. The holders of record of Common Stock as of the close of business on ____________, 2001 are entitled to receive notice of, and to vote at, the Special Meeting. On the record date, there were 3,880,128 shares of Common Stock outstanding. No other voting securities of STV are outstanding.

Purpose

         At the Special Meeting, the shareholders of STV are being asked to consider and vote upon the approval and adoption of the Merger Agreement, which provides for the Merger of the Merger Subsidiary with and into STV.

         In the Merger, each issued and outstanding share of Common Stock will be canceled and converted automatically into the right to receive $11.25 in cash, without interest or any other payment thereon, with the following exceptions: shares of Common Stock that are held by the ESOP will be retained by the ESOP; treasury shares and shares of Common Stock owned by any of STV's subsidiaries will be canceled; and shares held by dissenting Public Shareholders will be subject to appraisal in accordance with Pennsylvania law.

         STV does not expect to ask the shareholders to vote on any matters at the Special Meeting other than those described in this Proxy Statement. However, if any other matters are properly presented at the Special Meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Voting Information

         Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting, or 1,940,065 shares, is necessary to constitute a quorum for the transaction of business at the Special Meeting. The affirmative vote of the holders of a majority of the votes cast by STV shareholders, and of a majority of the votes cast by the ESOP and the Public Shareholders, with each of the ESOP and the Public Shareholders voting as a separate class, are required to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. The ESOP Participants will direct the Trustee how to vote the shares that have been allocated to them.

         While no shareholders have agreed to vote their shares in favor of the Merger, as of April 30, 2001 certain executive officers and directors of the Company holding approximately 32% of the Company's outstanding Common Stock held by the Public Shareholders and able to direct the vote of approximately 3% of the shares held by the ESOP, have indicated that they will vote in favor of the Merger in their capacity as Public Shareholders and will direct the Trustee to vote shares allocated to their account in the ESOP in favor of the Merger. The Trustee has advised STV that it will vote for the approval of the Merger with respect to allocated shares for which it does not receive proper direction based upon the information it currently possesses. See "THE MERGER -- Interests of Certain STV Directors, Officers and Shareholders in the Merger."

         Brokers who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters such as the Merger. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists, but will be treated as votes not cast in connection with the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Solicitation, Revocation and Use of Proxies

         Proxies are being solicited by and on behalf of the Company. STV will pay the costs of soliciting proxies from our shareholders as well as all mailing and Securities and Exchange Commission ("Commission") filing fees incurred in connection with this Proxy Statement. In addition to the solicitation of proxies by mail, some of STV's directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

         The grant of a proxy on the enclosed form does not preclude shareholders from attending the Special Meeting and voting in person. A shareholder may revoke a proxy at any time before it is voted at the Special Meeting. A record holder may revoke a proxy by:

         o delivering to the Secretary of STV, before the vote is taken at the Special Meeting, a written notice of revocation bearing a later date than the proxy;

         o duly executing a later dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of STV before the vote is taken at the Special Meeting; or

         o   attending the Special Meeting and voting in person.

         Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to the Secretary of STV at 205 West Welsh Drive, Douglassville, PA 19518, or hand delivered to the Secretary of STV before the vote is taken at the Special Meeting. All valid proxies will be voted at the Special Meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the Special Meeting FOR approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. Public Shareholders holding shares in "street name" who have instructed a broker to vote their shares must follow the directions received from the broker as to how to change the Public Shareholder's vote. Public Shareholders holding shares in "street name" who wish to vote in person at the Special Meeting must first obtain a legal proxy from the Public Shareholder's broker.

         Public Shareholders who do not vote in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, and who otherwise comply with the applicable statutory procedures of Pennsylvania law summarized elsewhere in this Proxy Statement, will be entitled to seek appraisal of the value of their Common Stock under Subchapter 15D of the PBCL. See "THE MERGER -- Dissenters' Rights of Appraisal."

         PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, STV WILL SEND PUBLIC SHAREHOLDERS INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING THE EXISTING STOCK CERTIFICATES FOR THE $11.25 PER SHARE CASH PAYMENT.

                                   THE MERGER

Background of the Merger

         Beginning in June 2000 the Company's financial and legal advisors recommended to STV that it consider a transaction in which the ESOP becomes the sole shareholder of STV and thereafter STV would elect to be treated as an S corporation for federal income tax purposes. The Company authorized its financial and legal advisors to structure such a transaction and to proceed to model the financial effect of such a transaction.

         On December 7, 2000, a special meeting of the Board of Directors of STV was held to discuss the potential acquisition of STV's outstanding common stock held by the Public Shareholders through a merger or other transaction involving the ESOP (the "Proposed Transaction"). A Special Committee of the Board of Directors was established by resolution of the Board of Directors to evaluate the Proposed Transaction and to negotiate the Proposed Transaction with the ESOP. William J. Doyle, Richard L. Holland and G. Michael Stakias were named to the Special Committee. The Board of Directors also approved the appointment of LaSalle Bank N.A. as trustee of the ESOP on such date, effective March 9, 2001.

         On February 2, 7 and 20, 2001, the Special Committee interviewed several investment banking firms with the intent of selecting one of such firms to serve as the financial advisor to the Special Committee in connection with the Proposed Transaction.

         On February 9, 2001, the Special Committee met after the regular Board of Directors meeting to discuss the Proposed Transaction.

         On February 20, 2001, the Special Committee engaged Houlihan Lokey as its independent financial advisor to advise it with respect to the Proposed Transaction and related matters.

         On April 10, 2001, the Special Committee formally engaged Wolf, Block, Schorr and Solis-Cohen LLP ("Wolf Block") as its special legal counsel to advise it with respect to the Proposed Transaction and other related matters. Also, counsel to the Company, Blank Rome Comisky & McCauley LLP ("Blank Rome"), distributed the initial draft of the Merger Agreement to the Company, the members of the Special Committee and Wolf Block.

         On April 12, 2001, the Special Committee convened by telephone with Houlihan Lokey, which presented the results of its due diligence and analysis with respect to the Proposed Transaction. Houlihan Lokey discussed with the Special Committee its analysis with respect to the Proposed Transaction, including its review of proposed transactions which STV had considered during the last two years, a fundamental analysis which considered the market value of comparable companies, the pricing of comparable transactions and a discounted cash flow analysis of STV's operations, and an analysis of the current and historic market prices for the Common Stock. Representatives of Houlihan Lokey informed the Special Committee of their conclusion that all of their different analyses taken together indicated a range of value of approximately $7.49 to $14.01 per share with an indicated range of relevant value of approximately $10.00 to $12.00. After discussion, the Special Committee authorized Mr. Stakias, together with representatives from Houlihan Lokey, to meet with representatives of the Trustee and to propose an initial price of $11.50 in cash per share of Common Stock (with an acceptable range of negotiations of $11.00 to $11.50 per share) as the price at which the shares held by the Public Shareholders would be acquired.

         On April 16, 2001, representatives of the Special Committee and Houlihan Lokey met with LaSalle Bank N.A., Trustee of the ESOP, and its special counsel Kirkpatrick & Lockhart LLP ("K&L") and Willamette, to negotiate a price to be paid for the outstanding shares of the Company's common stock held by the Public Shareholders. The Special Committee and the Trustee agreed upon a price of $11.25 per share, subject to the Trustee's review of the financing commitment and the review of the entire transaction by Trustee's financial advisors and counsel. On April 16, 2001, a revised draft of the Merger Agreement was distributed by Blank Rome to the Trustee through K&L, the ESOP's special counsel. On April 20, 2001 Fleet National Bank ("Fleet Bank") provided a draft of its commitment letter (the "Commitment Letter") to fund the transaction, which was distributed to the Special Committee, its counsel, and the Trustee and its special counsel.

         Over the course of the following fourteen days, until April 30, 2001, representatives of the Company, Blank Rome, Fleet Bank and their counsel negotiated the terms of the Commitment Letter. Similarly, from April 23 to April 30, 2001, representatives of the Special Committee, the Trustee, Wolf Block, K&L and Blank Rome negotiated the terms of the Merger Agreement.

         On the morning of April 30, 2001, the Special Committee met and reviewed with Wolf Block the terms and conditions of the Merger Agreement in substantially final form. At the April 30, 2001 meeting, Houlihan Lokey made a presentation to the Special Committee and advised the Special Committee that, in its opinion, as of that date, based on and subject to the limitations, assumptions and qualifications that are set forth in its written opinion, the merger consideration of $11.25 per share in cash to be received by the Public Shareholders of STV was fair from a financial point of view. Following the Houlihan Lokey presentation, members of the Special Committee made various inquiries regarding the presentation and engaged in a discussion of the information presented. A representative of Wolf Block then reviewed with members of the Special Committee the terms of the Merger Agreement and the duties of the committee members under Pennsylvania Law. Ernst & Young commented on the structure of the transaction and responded to questions regarding the structure of the transaction. The Special Committee then concluded that, under the circumstances then existing, the $11.25 per share cash offer was, for STV's Public Shareholders, preferable to continuing to hold shares in the public company, and represented the highest price the ESOP was willing to pay. The Special Committee discussed the terms of the Merger Agreement and the interests of STV's management employees in the transaction and the effects of the Proposed Transaction on various constituencies of the Company, particularly the Company's customers and employees. After considering the matters discussed, the Special Committee unanimously determined that the terms of the Merger are advisable, and are fair to, and in the best interests of, the Company and recommended to the Board of Directors that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted and submitted to the Company's shareholders for approval or rejection as required by applicable law.

         Following the April 30, 2001 meeting of the Special Committee, that afternoon the entire Board of Directors met at the offices of STV. Houlihan Lokey discussed its presentation and responded to questions from members of the Board of Directors. Ernst & Young commented on the structure of the transaction and responded to questions regarding the structure of the transaction. Blank Rome responded to questions regarding the terms of the Merger Agreement and other documents, and Blank Rome advised the Board of Directors with respect to the fiduciary duties of the directors. The Board of Directors discussed the terms of the Merger Agreement and the interests of STV's management employees in the transaction. After considering the matters presented to the Board of Directors, the Board of Directors unanimously resolved that the terms of the Merger are advisable, and are fair to, and in the best interests of, STV's Public Shareholders, and recommended to STV's Public Shareholders that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted. The Merger Agreement and Commitment Letter were thereupon executed.

Prior Discussions with Potential Acquirors

         Because STV's Board of Directors believed that STV's improved financial position had not been adequately reflected in the price of its stock, in February 1999 it authorized STV to retain an investment banking firm to solicit offers for purchase of the Company. Over the next fifteen months, STV received written preliminary indications of interest from eight companies to purchase STV's stock at prices ranging from approximately $9.00 to $13.00 per share. STV had discussions with several potential acquirors. For various reasons, four of the potential acquirors determined not to proceed with a transaction. STV determined not to proceed with three of the remaining potential acquirors primarily because the amount or type of consideration which they were offering was not adequate and/or the Company believed that the companies' cultures would not be compatible. During the period May through October 2000, STV had extensive discussions with one potential acquiror. This potential acquiror originally indicated an interest in purchasing STV at $12.25 per share. In October, 2000, after conducting due diligence, the potential acquiror reduced its indication of interest to $11.50 per share, subject to certain conditions including additional due diligence. STV's Board of Directors, including its Special Committee, reviewed the potential transaction and based upon, among other things, the likelihood of a transaction at the price indicated being concluded and the effect of the proposed transaction on STV's public stockholders, employees, customers and communities in which it operates concluded that proceeding with the transaction was not in the best interest of STV. Accordingly, STV terminated discussions with the potential acquiror in December, 2000. In January, 2001 the potential acquiror advised STV that it was interested in continuing discussions with an indication of interest at $12.00 per share subject to certain conditions including additional due diligence. STV's Board of Directors and the Special Committee again determined, based upon the factors discussed above, that reopening discussions with the potential acquiror was not in the best interest of the Company.

Recommendations of the Special Committee and Board of Directors; Fairness of the Merger

         The Special Committee of the Board of Directors has unanimously determined that the terms of the Merger are advisable, fair to, and in the best interests of the Company. The Special Committee unanimously recommended to the Board of Directors that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted and that the Merger Agreement be submitted to the Company's shareholders for approval. The Special Committee considered a number of factors, as more fully described above under "-- Background of the Merger" and as described below under "-- Reasons for the Special Committee's Determination," in determining to recommend that the Board of Directors approve the Merger Agreement and the transactions contemplated by the Merger Agreement. The Board of Directors, acting upon the recommendation of the Special Committee, unanimously approved the terms of the Merger Agreement, the Merger and related transactions. The Board of Directors and the Special Committee unanimously recommend that shareholders vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

         Reasons for the Special Committee's Recommendation. In reaching its recommendation, the Special Committee reviewed the business, results of operations, properties and financial condition of the Company, the nature of the industry in which STV operates, and its competitive and market position within that industry. The Special Committee also considered the alternatives available to STV, including continuing to operate as an independent company without entering into any extraordinary transaction, or consummating an alternative transaction to sell STV. The Special Committee rejected the notion of continuing to operate as an independent company because it did not believe that STV's financial position would be reflected in the public equity market, primarily as a result of the small public float and limited trading activity. Further, the Special Committee did not believe STV could consummate a transaction at a price significantly in excess of the merger consideration and that any such transaction would not be in the best interest of STV's Public Shareholders, employees, customers and communities in which STV operates.

         The material factors considered by the Special Committee that weighed in favor of proceeding with the Merger included the following:

         o The effect of the proposed transaction on STV's Public Shareholders, employees, customers and communities in which STV operates;

         o The $11.25 per share price and the form of consideration (i.e., cash) to be received by Public Shareholders under the Merger Agreement;

         o The other material terms of the Merger Agreement, including its provisions protecting the ability of the Special Committee and the Board of Directors to consider other proposals;

         o The history of the trading price of the Common Stock on The Nasdaq Stock Market over the past eighteen months (in this regard the Special Committee noted that the $11.25 per share Merger price reflected a substantial premium over the average trading price of the Common Stock over this period);

         o The average daily trading volume of the Common Stock (in this regard, the Special Committee noted that STV has a relatively small public float and that the Common Stock trades less actively than that of many of its competitors, each of which factors diminishes the liquidity available to STV's shareholders);

         o The discussions held by STV with other companies regarding potential business combination transactions with STV;

         o The financial presentation of Houlihan Lokey, its opinion as to the fairness, from a financial point of view, of the merger consideration to STV's Public Shareholders, and the analyses performed by Houlihan Lokey in arriving at its opinion, which the Special Committee believed were reasonable and, on balance, strongly supported the Merger;

         o The arm's-length nature of the negotiations between the Special Committee and its advisors with the ESOP and its advisors, evidenced by, among other things, the process of discussions regarding valuations of the Company and its securities and terms of a possible transaction and the terms of the Merger Agreement;

         o The Special Committee's belief that $11.25 per share of Common Stock was the highest price that the ESOP was willing to offer, in particular because such price was at or near the highest level at which the Company would be able to obtain financing for the Merger on terms which would be acceptable to the Trustee;

         o The judgment that the price of $11.25 per share would adequately reflect the Public Shareholders' loss of the opportunity to participate in any potential future growth of STV;

         o The availability to dissenting Public Shareholders of appraisal rights under Subchapter 15D of the PBCL;

         o The Special Committee's belief that the Merger would provide stability and continuity for the Company's employees, which was of particular importance to the Company because, as a service business highly dependent on the skills of an experienced labor force, the Company had a particular interest in maintaining the services of its employees; and

         o The Special Committee's belief that the Merger would be beneficial to the Company's customers in that the additional stability would provide them with a greater degree of reliability with respect to the Company's services.

         Not all of the factors considered by the Special Committee weighed in favor of the Merger. For example, the Special Committee took note of the fact that certain of the analyses performed by Houlihan Lokey were consistent with a theoretical range of values of STV that included values higher than $11.25 per share. However, the Special Committee has been advised by Houlihan Lokey that its fairness opinion should be considered as a whole and that to focus exclusively on individual portions of its analysis could be misleading.

         The factor considered by the Special Committee that weighed most heavily against the Merger was the fact the Public Shareholders would be excluded from any opportunity to participate in the potential future growth of STV. However, the Special Committee believed that the price of $11.25 per share would adequately reflect the Public Shareholders' loss of this opportunity.

         The members of the Special Committee also determined that the Merger is procedurally fair because, among other things:

         o The Special Committee, consisting solely of directors who are not officers or employees of STV, and who have no financial interest in the proposed Merger different from the Public Shareholders generally, had exclusive authority to consider, negotiate and evaluate the terms of any proposed transaction, including the Merger;

         o None of the members of the Special Committee has or expects to have any financial interest in the ESOP;

         o The Special Committee retained Houlihan Lokey as an unaffiliated representative and financial advisor to act solely on behalf of the Public Shareholders and to render an opinion as to the fairness of the merger consideration to the Public Shareholders of STV;

         o The Special Committee retained Wolf, Block, Schorr and Solis-Cohen LLP as an unaffiliated representative and as counsel for the Special Committee, to advise the Special Committee in connection with the negotiations of the terms of the Merger;

         o The $11.25 per share cash consideration and the other terms and conditions of the Merger Agreement resulted from arm's length bargaining between the Special Committee and its representatives, on the one hand, and the ESOP and its representatives, on the other hand; and

         o The affirmative vote of a majority of the votes cast by the ESOP and the Public Shareholders, with each group voting as a separate class, is required to approve and adopt the Merger Agreement and, under Pennsylvania law, the Public Shareholders have the right to dissent from the Merger and demand to be paid the "fair value" of their shares as determined in accordance with Pennsylvania law.

         In view of the variety of factors and the amount of information considered, the Special Committee did not find it practicable to, and did not specifically make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The determination to approve the Merger Agreement and the transactions contemplated by the Merger Agreement was made after consideration of all the factors as a whole.

         Reasons for the Board of Directors' Determination. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Board of Directors relied on the Special Committee's recommendation and the factors examined by the Special Committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board of Directors did not find it practicable to quantify and did not quantify or otherwise attempt to assign relative weights to the foregoing factors. Rather, the Board of Directors viewed its position as being based on the totality of the information presented and considered by it. In connection with its consideration of the determination by the Special Committee, as part of its determination with respect to the Merger, the Board of Directors adopted the conclusion and the analysis underlying the conclusion of the Special Committee as well as the opinion of Houlihan Lokey as to the fairness of the transaction, from a financial point of view, to the Public Shareholders of STV, and the analysis underlying that opinion, based upon its view as to the reasonableness of that analysis.

         Fairness of the Merger to Public Shareholders. The Board of Directors believes that the Merger is substantively and procedurally fair to and in the best interests of the Company for all of the reasons set forth above. In addition, with respect to procedural fairness, the Board of Directors formed the Special Committee consisting of directors of STV, none of whom are officers or employees of STV or have an interest in the proposed Merger different from that of STV's Public Shareholders generally.

         In reaching these conclusions, the Board of Directors considered it significant that:

         o no member of the Special Committee has an interest in the proposed Merger different from that of STV's shareholders generally; and

         o the Special Committee retained Houlihan Lokey as an unaffiliated representative to act solely on behalf of the Public Shareholders and to render an opinion as to the fairness of the merger consideration to the Public Shareholders of STV.

         The Board of Directors believes that the Merger is procedurally fair to the Public Shareholders for all of the reasons and factors described above.

         Position of the Trustee of the ESOP as to the Fairness of the Merger. The Trustee did not participate in the deliberations of the Special Committee or receive advice from the Special Committee's financial advisor. The Trustee retained Williamette as an independent financial advisor to act solely on behalf of the ESOP, to advise the ESOP in connection with the negotiations of the terms of the Merger, and to prepare an opinion concerning the fairness of the Merger, from a financial point of view, to the ESOP. Based upon the opinion received from Williamette, the Trustee believes that (i) the price to be paid by STV for the shares held by the Public Shareholders is not greater than the fair market value of such shares, (ii) the fair market value of the shares of the Company owned by the ESOP immediately after the consummation of the Merger is at least equal to the fair market value of the shares of the Company owned by the ESOP immediately prior to consummation of the Merger, and (iii) the terms and conditions of the Merger transaction, including the debt incurred by the Company to complete the Merger, are fair to the ESOP from a financial point of view.

Projections

         STV does not generally make public projections, forecasts or estimates of its future financial performance. However, in connection with the possible Merger between STV and the Merger Subsidiary, management prepared and provided to the Board of Directors (including the members of the Special Committee), Houlihan Lokey and the ESOP in December 2000 financial projections for the fiscal years ending 2001 through 2005 (the "Projections"), which are summarized below.

         STV did not prepare the Projections with a view to its public disclosure or in compliance with published guidelines of the Commission or of the American Institute of Certified Public Accountants regarding projections. Neither STV's independent accountants nor any other third party has performed any procedures with respect to the Projections, and neither the independent accountants nor any other third party has expressed any opinion concerning, or assumes any responsibility for, the Projections. Estimates of future operating results such as the Projections are based on significant assumptions, uncertainties and contingencies which are difficult to predict and, in many cases, are beyond STV's control. As a result, STV cannot assure that the financial results estimated in the Projections will be achieved.

         The Projections estimated the expected results for the fiscal years ending 2001 through 2005, after giving pro forma effect to the consummation of the Merger described herein, the increase in interest expense attributable to the indebtedness to be incurred to finance the Merger and the payoff of the SERPS; no other transaction costs were included in the projections. The Projections reflected numerous assumptions including, a five percent annual growth in revenues and expenses. STV believed that these assumptions were reasonable at the time the Projections were prepared in December 2000; however, STV has not updated the Projection since December 2000, and STV assumes no responsibility to do so. Many important factors, including those discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page ___ of this Proxy Statement, could cause STV's actual financial results to differ materially from those estimated in the Projections.

                                                                    Fiscal Year Ended
                                                --------------------------------------------------------------
                                                                      (in thousands)
                                                  2001         2002          2003         2004          2005
                                                 ------       ------        ------       ------        ------
Operating Revenue.......................        $122,759     $131,352      $140,547     $150,385      $160,912
Total Costs and Expenses................         114,125      122,814       131,411      140,610       150,453
Operating Income........................           8,634        8,538         9,136        9,775        10,459
Net Income..............................           2,429        5,032         5,880        7,059         8,484
EBITDA..................................          11,357        9,938        10,041       10,043        10,583

Opinion Of Financial Advisor To The Special Committee

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies utilized by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

         The Special Committee retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the merger consideration of $11.25 per share in cash to be paid to the Public Shareholders in the Merger. At the April 30, 2001 meeting of the Special Committee, Houlihan Lokey presented its analysis as hereinafter described and delivered its written opinion that, as of such date and based on the matters described therein, the merger consideration is fair to the Public Shareholders from a financial point of view.

         THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS APPENDIX B. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. STV'S SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

         Houlihan Lokey's opinion to the Special Committee addresses only the fairness from a financial point of view of the merger consideration, and does not constitute a recommendation to any shareholders as to how such shareholder should vote at the Special Meeting. Houlihan Lokey's opinion does not address STV's underlying business decision to effect the Merger. Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or part of STV. Furthermore, at the Special Committee's request, Houlihan Lokey did not advise the Special Committee with respect to their alternatives to the Merger.

         In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

         o reviewed the Company's audited financial statements on Form 10-K for the three fiscal years ended September 30, 2000, unaudited financial statements on Form 10-Q for the quarter ended December 31, 2000 and the Company's unaudited internally generated financial statements for the six month periods ending March 31, 2001 and 2000, respectively, which the Company's management has identified as being the most current financial statements available;

         o met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

         o   visited the headquarters of the Company;

         o reviewed forecasts and projections prepared by the Company's management, with respect to the Company for the fiscal years September 30, 2001 through September 30, 2005;

         o   reviewed the draft Commitment Letter from Fleet National Bank;

         o   reviewed a draft of the Merger Agreement;

         o reviewed the historical market prices and trading volume for the Company's publicly traded securities;

         o reviewed certain other publicly available financial data for certain companies that it deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that it considered similar to the Proposed Transaction;

         o held discussions with management regarding indications of interest received by the Company over the previous two years from several third parties; and

         o conducted such other studies, analyses and inquiries as it deemed appropriate.

         In assessing the financial fairness of the consideration to the Public Shareholders, Houlihan Lokey analyzed the trading value implied by STV's publicly traded equity securities, independently valued the common stock of STV using widely accepted valuation methodologies and considered the indications of interest received by STV as part of the Company's sale process over the past two years.

         Analysis of STV's Publicly Traded Stock Price. As part of its analysis, Houlihan Lokey analyzed the trading value of the Common Stock. Houlihan Lokey calculated the ratio of the Common Stock's average daily trading volume (over the most recent 90 days) to its float and total shares outstanding. Houlihan Lokey then compared STV's ratios to similar ratios of comparable publicly traded companies. Houlihan Lokey also analyzed the number of days that the Common Stock traded at various stock prices since December 31, 1997. Finally, Houlihan Lokey considered the lack of analyst coverage for the Common Stock.

     ======================================================================
                          STV WEEKLY PRICE/VOLUME GRAPH
                                [GRAPHIC OMITTED]
     ======================================================================

Based on these analyses, Houlihan Lokey observed that the Common Stock trades less actively than the comparable public companies and the Common Stock has a significantly smaller public float than the comparable public companies.

         Analysis of Going Private and Acquisition of Minority Interest Premiums. The analysis of going private and acquisition of minority interest premiums involved the application of a premium evidenced from recent going private transactions and acquisitions of remaining minority interests. Houlihan Lokey analyzed 72 transactions completed during 1994 through 2000 in which a purchaser acquired the remaining minority equity interest of a company of which it was already the majority stockholder. Houlihan Lokey observed that the median premium offered compared to the target's stock price one week prior to announcement was 27.3%. Houlihan Lokey also considered 111 transactions completed during 1994 through 2000 in which 100% of a public company's common stock was acquired in a going private transaction. Houlihan Lokey observed that the median premium offered compared to the target's stock price one week prior to announcement was 28.0%. Based on these factors, as well as the illiquidity of the Common Stock resulting from the small public float and low trading volume of the Common Stock, Houlihan Lokey concluded that, given historical median premiums for similar transactions and including a premium for STV's lack of trading volume and small public float, a premium to STV's unaffected publicly traded common stock price of 40% to 60% would be reasonable, and concluded on an adjusted implied range of values for STV's common stock of $7.49 to $8.56.

         Fundamental Valuation of STV. Houlihan Lokey completed an independent, fundamental valuation of STV using three widely accepted valuation approaches: the market multiple approach, the discounted cash flow approach, and the comparable transaction approach.

         Market Multiple Approach. The market multiple approach involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of STV. Earnings and cash flow multiples were calculated for the comparable companies based upon daily trading prices. A comparative risk analysis between STV and the public companies formed the basis for the selection of appropriate risk adjusted multiples for STV. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which STV and the comparable companies are engaged.

         For purposes of this analysis, Houlihan Lokey selected eight publicly traded, engineering and design companies. The companies included:

         o  Baker (Michael) Corp.
         o  EA Engineering Science & Technology, Inc.
         o  Ecology and Environment
         o  HLM Design Inc.
         o  Jacobs Engineering Group, Inc.
         o  The Keith Companies, Inc.
         o  URS Corp.
         o  Weston (Roy F).

         Houlihan Lokey informed the Special Committee that, because the market multiple approach is based upon publicly traded prices of equity securities, a control premium of 20% would be appropriate, based on a review of control premiums in relevant transactions. The analysis of control premiums involved the application of control premium evidence from the comparable transaction approach to STV's unaffected fundamental minority fair market value stock price. The market multiple approach produced indications of value for the Common Stock in the range of $11.27 to $12.48 per share.

         Comparable Transaction Approach. The comparable transaction approach, also involved multiples of earnings and cash flow. Multiples utilized in this approach were determined through an analysis of acquisitions of controlling interests in companies with operations deemed to be reasonably comparable to STV's principal business operations. For purposes of this analysis Houlihan Lokey analyzed six transactions completed between December 14, 1999 and January 12, 2001 and one transaction announced on March 12, 2001. In addition, Houlihan Lokey considered nine transactions completed between January 15, 1996 and June 24, 1999. The comparable transaction approach produced indications of value for the Common Stock in the range of $11.39 to $14.01 per share.

         Discounted Cash Flow Approach. The discounted cash flow approach utilized pro forma projections prepared by STV's management. The projected cash flows were analyzed on a "debt-free" basis (before cash payments to equity and interest-bearing debt investors) in order to develop a value indication for STV. A provision for the value of STV at the end of the forecast period, or terminal value, was also made. The present value of the interim cash flows and the terminal value was determined using a risk-adjusted rate of return or "discount rate." The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to STV. The discounted cash flow approach produced indications of value for the Common Stock in the range of $10.18 to $11.39 per share.

         Consideration of Indications of Value Received During the Sale Process. Houlihan Lokey also considered the indications of value received by STV as part of a recent process to sell the Company. STV received indications of interest over the last two years generally ranging from approximately $9.00 to $13.00 per share. Members of the Company's management informed Houlihan Lokey that, based on its review of the offers, none of these offers had been binding, each offer had been subject to the completion of due diligence and none of the potential acquirors had entered into a letter of intent or purchase agreement with STV.

         In preparing its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections provided to Houlihan Lokey, were reasonably prepared and reflected the best currently available estimates of the future financial results and condition of STV, and that there had been no material change in the assets, financial condition, business or prospects of STV since the date of the most recent financial statements made available to Houlihan Lokey.

         Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to Houlihan Lokey with respect to STV and does not assume any responsibility with respect to it. Houlihan Lokey has not made any independent appraisal of any of the properties or assets of STV. Houlihan Lokey's opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey at the date of their fairness opinion letter.

         Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. The Special Committee selected Houlihan Lokey because of its industry experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in STV.

         Fees and Expenses. Pursuant to an agreement dated February 28, 2001, Houlihan Lokey was retained by The Special Committee to analyze the fairness of the consideration to the Public Shareholders, from a financial point of view. STV has agreed to pay Houlihan Lokey a fee of $300,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. STV has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

Opinion Of Financial Advisor To Trustee Of The ESOP

         On or about March 2, 2001, the Trustee retained Willamette, a financial advisory firm, to act solely on behalf of the ESOP in connection with the negotiation of the terms of the Merger, and to prepare an opinion regarding the fairness of the Merger, from a financial point of view. THIS SUMMARY OF THE OPINION OF THE FINANCIAL ADVISOR TO THE TRUSTEE MAY BE CONSIDERED ONLY BY THE PARTICIPANTS OF THE ESOP.

         Preparation And Use Of Willamette's Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the methodologies utilized by Willamette. The summary does not purport to be a complete statement of all analyses and procedures applied, the judgments made or the conclusions reached by Willamette.

In arriving at its opinion, Willamette considered the results of all of its analyses as a whole and did not attribute particular weight to any particular analysis or factor considered by it. Furthermore, Willamette believes that selecting any portion of this analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Willamette may have given various analyses and factors more or less weight than other analyses or factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described below should not be taken to be Willamette's view of the actual value of the Company.

         In rendering its opinion, Willamette was not authorized to solicit, and did not solicit, interest from any party with respect to the Merger Agreement, nor did it negotiate with any parties. In performing its analyses, Willamette made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company, the Trustee and the ESOP. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

         Willamette's Fairness Opinion. On April 30, 2001, Willamette delivered to the Trustee an opinion as of such date, stating that:

         (i) the consideration to be paid by the Company for the Common Stock not owned by the ESOP is not greater than the fair market value of such Common Stock;

         (ii) the fair market value of the Common Stock owned by the ESOP immediately after the consummation of the Merger is at least equal to the fair market value of the Common Stock owned by the ESOP immediately prior to the consummation of the Merger; and

         (iii) the terms and conditions of the Merger, including the debt incurred by the Company to complete the Merger, are fair to the ESOP from a financial point of view.

The ESOP Participants must recognize that Willamette's opinion does not constitute a recommendation as to whether such participants should vote the Common Stock allocated to their accounts in favor of the Merger.

         THE COMPLETE TEXT OF WILLAMETTE'S OPINION, DATED APRIL 30, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATION ON THE REVIEW UNDERTAKEN BY WILLAMETTE IN RENDERING ITS OPINION IS ATTACHED AS EXHIBIT 1 TO THE LETTER FROM THE TRUSTEE TO THE ESOP PARTICIPANTS DATED ___________ __, 2001. THE PARTICIPANTS IN THE ESOP ARE URGED TO, AND SHOULD, READ WILLAMETTE'S OPINION CAREFULLY AND IN ITS ENTIRETY.

         The full text of Willamette's opinion is available to shareholders at STV's principal executive offices during its regular business hours.

         Factors Considered By Willamette. In connection with its opinion, Willamette made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Willamette:

         o reviewed the Company's audited financial statements for the fiscal years ended September 30, 1996 through September 30, 2000, and interim financial statements for the four-month periods ended January 31, 2001 and January 31, 2000;

         o reviewed the Company's SEC form 10-K for the fiscal years ended September 30, 1996 through September 30, 2000, and SEC form 10-Q for the quarter ended December 31, 2000;

         o reviewed the Company's financial forecasts prepared by management for the fiscal years ending September 30, 2001 through 2005;

         o reviewed a Company presentation describing the Company's history, management profile, corporate organization, principal service areas, major customers, representative projects, historical and projected financial performance, and backlog;

         o   reviewed the Merger Agreement;

         o reviewed the commitment letter between the Company and Fleet National Bank dated April 27, 2001;

         o reviewed U.S. economy sources, including: The Wall Street Journal; Barron's; The Oregonian; The Dismal Scientist; The Washington Post; MSNBC; CNNfn; and Reuters Limited;

         o reviewed Stocks, Bonds, Bill & Inflation: 2000 Yearbook, Ibbotson Associates; Federal Reserve Statistical Release; Mergerstate Review 2000, Houlihan, Lokey, Howard and Zukin; and

         o conducted such additional studies, analyses, and investigations as it deemed appropriate.

         In rendering its opinion, Willamette relied upon, and assumed without independent verification, the accuracy and completeness of all financial and other information that was available to it from public sources and all the financial and other information provided to it by the Company or its representatives. Willamette further relied upon the assurances of the management of the Company that they were unaware of any facts that would make the information that the Company or its representatives provided to Willamette incomplete or misleading.

         With respect to projected financial results, Willamette assumed that they had been reasonably prepared on the basis reflecting the best currently available estimates and judgment of the management of the Company. Willamette did not express an opinion or other form of assurance on the reasonableness of the underlying assumptions. In arriving at its opinion, Willamette did not perform or obtain any independent appraisal of the assets of the Company. The opinion of Willamette is necessarily based on economic, market, financial and other conditions as in effect on, and the information available to Willamette as of, the date of its opinion.

         Summary Of Analysis Performed By Willamette. In undertaking its engagement, Willamette's focus was directed to the valuation issues arising from
Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which defines the term "adequate consideration" as the fair market value of an asset determined by a fiduciary in good faith. Pursuant to the Department of Labor Proposed Regulation Section 2510.3-18(b)(2), fair market value is defined as the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties are able, as well as willing, to trade and are well informed about the asset and the market for that asset.

         In rendering its opinion, Willamette performed certain analyses, which are briefly described below.

         Industry Analysis. Willamette reviewed the engineering, architectural and construction industries to determine both the current state of and the prospects for the industries. Willamette reported that these industries are expected to grow over the next five years. For example, highway and airport growth is projected to increase at a rate of six percent in 2001 and the overall growth for public works construction is projected to increase a rate of at least four percent. Willamette reported that market analysts are optimistic that certain government programs should result in strong rates of growth for those companies that provide engineering, architectural and consulting services over the next three to five year period.

         Economic Analysis. Willamette performed and relied upon a general economic analysis of current domestic economic conditions in rendering its opinion. This analysis included a review of the following items:

         o   the growth rate for gross domestic product;

         o the recent decrease in the federal funds rate as determined by the Federal Reserve Bank Board of Governors between December, 2000 and April, 2001;

             the decrease in retail sales in March, 2001; and

         o   the increase in the unemployment rate in March, 2001.

         Asset Analysis. Willamette determined that the asset approach was not appropriate for the purposes of determining the fair market value of the Company as the Company is worth more as a going concern than in liquidation.

         Guideline Publicly Traded Company Analysis. Willamette reviewed the current valuation of publicly traded companies that are in a similar line of business as the Company. These companies included: Baker (Michael) Corp.; HLM Design, Inc.; Tetra Tech, Inc.; Fluor Corp.; Jacobs Engineering Group, Inc.; URS Corp.; and U.S. Laboratories. Willamette reviewed certain metrics with respect to these companies.

         Guideline Merged and Acquired Company Analysis. In performing a merger and acquisition analysis of the equity value of the Company, Willamette employed a method involving the identification and analysis of transactions of companies that are in a similar line of business as the Company. In performing this analysis, Willamette compared the Merger to five other similar transactions by using the same earnings fundamentals employed under the guideline publicly traded company analysis to calculate and compare the transaction multiples of such earnings fundamentals.

         Discounted Cash Flow Analysis. Willamette analyzed certain financial projections prepared by the management of the Company for the fiscal years 2001 through 2005 and performed a discounted cash flow analysis of the Company based upon these projections. The discounted cash flow method is based on a fundamental principle of finance that equates the value of an asset with the present value of its future economic cash flows.

         Information About Willamette. Willamette is one of the nation's leading financial advisory and business valuation firms. Willamette's principal business is the valuation of businesses and business interests, including both closely-held and publicly traded companies, for all purposes, including employee stock ownership plans, mergers and acquisitions, divestitures, public offerings, gift and estate taxes, corporate and partnership recapitalizations, dissolutions and other objectives. Willamette has provided financial advisory services for more than 300 ESOP and other employee benefit plan clients.

         Fees and Expenses of Williamette. Pursuant to an agreement dated March 12, 2001, the Company agreed to pay Williamette a fee of $50,000 plus reasonable out of pocket expenses in connection with the rendering of its opinion. STV has further agreed to indemnify Williamette against certain liabilities and expenses in connection with the rendering of its services.

Purpose and Structure Of The Merger

         The purpose of the Merger is to provide the Public Shareholders cash for their shares, to permit the ESOP to acquire full ownership of STV, and to terminate the status of STV as a company with publicly traded equity. The Special Committee and Board of Directors of STV, after considering the trading history and trading volume of the Common Stock, along with the other factors described above under "Recommendations of the Special Committee and Board of Directors," concluded that a cash Merger at $11.25 per share was in the best interest of STV. They further believed that the benefits to STV's shareholders and employees of having a publicly traded class of securities did not justify the regulatory burden and operational constraints incident to being a public company. The transaction has been structured as a cash Merger in order to provide the Public Shareholders with cash for all of their shares and to provide a prompt and orderly transfer of ownership of STV with reduced transaction costs.

Effects of the Merger

         After the Merger becomes effective, current STV shareholders, other than the ESOP, will cease to have ownership interests in STV or rights as STV shareholders. Therefore, the current shareholders of STV, other than the ESOP, will not participate in any future earnings or losses and growth or decline of STV.

         As a result of the Merger, STV will be a privately-held corporation and there will be no public market for its Common Stock. After the Merger, the Common Stock will cease to be quoted on The Nasdaq Stock Market and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders meetings, no longer applicable to STV. After the effective time of the Merger, STV will no longer be required to file periodic reports with the Commission.

         Because there will be no public market for the Company's shares, the payment of benefits from the ESOP will be dependent upon the future financial performance of the Company.

         When the Merger becomes effective, the directors of the Merger Subsidiary will become the directors of STV, and the officers of the Merger Subsidiary will become the officers of STV. When the Merger becomes effective, STV's articles of incorporation will be amended to be the same as the articles of incorporation of the Merger Subsidiary immediately before the effective time of the Merger. At the effective time of the Merger, the bylaws of STV will be amended to be the same as the bylaws of the Merger Subsidiary immediately before the effective time of the Merger. These amendments are necessary as STV, after the Merger, will no longer be a public company and will elect to be treated, as described below, as an S corporation. For information on the Articles of Incorporation and bylaws of STV following the Merger, see "INFORMATION ABOUT MERGER SUBSIDIARY."

         It is expected that following completion of the Merger, the operations of STV will be conducted substantially as they are currently being conducted. Neither STV nor to STV's knowledge, the ESOP, has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving STV's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. However, STV and the ESOP will continue to evaluate STV's business and operations after the Merger, and may develop new plans and proposals that STV and the ESOP consider to be in the best interests of STV and its private shareholders.

         Upon completion of the Merger, STV intends to make an election under
Section 1362(a) of the Code and under Section 307 of the Pennsylvania Tax Reform Code of 1971, as amended, to be treated as an S corporation within the meaning of Section 1361 of the Code and a Pennsylvania S corporation for Pennsylvania Corporate Net Income Tax purposes. STV's wholly-owned subsidiaries intend to make a similar election under Federal and applicable state law. An S corporation is a special type of corporation for federal income tax purposes that satisfies the qualification requirements of Subchapter S of the Code. Such a corporation will be organized under the usual state law corporate formation requirements. The effect of the election is that STV, and its qualified S subsidiaries, would generally not be subject to federal income tax at the entity level, other than with respect to certain built-in gains on the effective date of the S election. Instead, the shareholders of an S Corporation include the entity's taxable income on their own federal and state income tax returns. However, the ESOP, as the intended sole owner of STV following the Merger, would not be subject to Federal and Pennsylvania tax on STV's income for any tax year that it remains exempt from tax under Section 401(a) and Section 501(a) of the Code. S corporations are limited in the number and type of shareholder that may own shares. Consequently, as a result of the Merger, STV may have limited opportunities to raise capital by selling equity securities or making acquisitions utilizing Common Stock as the acquisition consideration.

         Upon completion of the Merger, the Company may adopt equity-based executive compensation plans such as stock appreciation rights to attract and retain key executives. Any such compensation plan will dilute the ownership interest of the ESOP.

         As a result of the Merger, certain payments under the SERPS, which are a deferred compensation plan, will be accelerated. Certain executive officers will receive an aggregate of approximately $4.9 million as a result of the acceleration of payments under the SERPS. These accelerated payments will be deductible by STV for U.S. Federal income tax purposes.

         The Merger will add significant new long-term debt to STV's balance sheet. It is anticipated that approximately $27 million of long-term third-party financing will initially be required to finance the Merger. On a consolidated basis shareholders' equity will change from approximately $26.5 million to approximately $3.5 million immediately following the Merger.

         All STV stock options, to the extent exercised by the holder, will be entitled to participate in the Merger as shares of Common Stock. Any options left unexercised as of the effective time will be canceled in consideration for a cash payment equal to the excess of $11.25 per share over the aggregate exercise price of the options, subject to any applicable withholding for taxes.

Risk That The Merger Will Not Be Completed

         Completion of the Merger is subject to various conditions, including, but not limited to, the following:

         o approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the affirmative vote of the shareholders of STV and the ESOP and the Public Shareholders, with each group voting separately, as required under Pennsylvania law;

         o STV securing the financing necessary to complete the Merger and the transactions contemplated by the Merger Agreement on terms acceptable to STV. See "-- Financing for the Merger;"

         o the representations and warranties made by the parties in the Merger Agreement must be true and correct in all material respects at the time the Merger becomes effective; and

         o the absence of any pending action or proceeding by any governmental authority, or by any other person or entity before any court or governmental authority, that has a reasonable likelihood of materially restraining, delaying or prohibiting the completion of the Merger.

         As a result of the various conditions to the completion of the Merger, STV cannot assure that the Merger will be completed even if the requisite shareholder approval is obtained. However, STV currently has no reason to believe that these conditions will not be satisfied. STV believes that no federal or state regulatory requirements must be complied with nor must any federal or state regulatory approvals be obtained in connection with the Merger. If the Board receives and approves a superior acquisition proposal and as a result it withdraws or modifies its recommendation of the Merger described herein, or STV enters into a definitive agreement with respect to any other acquisition proposal, the Merger Agreement may be terminated by STV and the Merger likely would not be consummated.

         It is expected that if STV shareholders do not approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, or if the Merger is not completed for any other reason, the current management of STV, under the direction of the Board of Directors, will continue to manage STV as an on-going business, and the Board of Directors of STV will continue to consider strategic alternatives available to STV to maximize shareholder value.

Interests of Certain STV Directors, Officers and Shareholders in the Merger

         In considering the recommendations of the Board of Directors, shareholders should be aware that members of STV's management and the Board of Directors have interests in the transaction that are or may be different from, or in addition to, the shareholders' interests. The Board of Directors appointed the Special Committee, consisting solely of directors who are not officers or employees of STV, and who have no financial interest in the proposed Merger different from the Public Shareholders generally, to consider and negotiate the Merger Agreement and to evaluate whether the Merger is in the best interests of the Public Shareholders. The Special Committee was aware of these differing interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement, and in recommending to the Board of Directors and to STV shareholders that the Merger Agreement and the transactions contemplated by the Merger Agreement be approved and adopted.

         The opportunity to retain an equity interest in STV following completion of the Merger through their ownership of Common Stock through the ESOP gives the ESOP Participants, including participating members of management, interests in connection with the Merger that are different from the interests of the Public Shareholders. See "THE MERGER AGREEMENT -- Effect on Capital Stock." Further, certain of the STV executive officers will receive an aggregate cash payment of approximately $4.9 million in connection with the Merger and related transactions causing the acceleration of deferred compensation payments under the SERPS. These accelerated payments will be deductible by STV for U.S. Federal income tax purposes. The employment agreements of these executive officers provide that they may not compete with the Company at any time that they are receiving payments from the Company, including payment under the SERPS. Accordingly, because the SERPS are being paid in a lump sum, these executives will be relieved from these covenants not to compete upon the completion of their employment agreements. Also in connection with the Merger, the Board of Directors has permitted that options held by the executive officers of STV may be exercised on a "cashless" basis, by relinquishing a certain number of options with a value equal to the aggregate consideration that would otherwise need to be paid to STV in order to exercise such person's remaining options.

         Upon completion of the Merger, the Company may adopt equity-based compensation plans such as stock appreciation rights to attract and retain key executives.

Financing for the Merger; Ongoing Financing

         STV has received and accepted a commitment letter from Fleet National Bank providing for a combined term loan and revolving line of credit facility in an aggregate amount of $34 million. The Fleet Credit Facility will consist of a $27 million term loan facility and a $7 million revolving line of credit facility. The Fleet Credit Facility will be funded by Fleet National Bank and a syndicate of other lenders, banks and financial institutions acceptable to Fleet National Bank (collectively, "Lenders"). Fleet National Bank will act as agent (in such capacity, "Agent") for the Lenders. The term loan, which is repayable over a five year period, will be used to finance the Merger and related transactions. The revolving line of credit, which can be borrowed, repaid and re-borrowed and which will mature in two years, will be used to fund future working capital requirements and other general corporate purposes of STV and its subsidiaries. The revolving line of credit will include a $3 million subfacility for the issuance of standby and commercial letters of credit. It is expected that the entire term loan will be used to finance the payment of the merger consideration to the Public Shareholders and pay other costs of, and related to, the Merger. The loans will be guaranteed by all of the wholly-owned direct and indirect subsidiaries of STV, and will be secured by a first lien on all of the assets, and the proceeds and products of such assets, of the borrower and each of the guarantors. STV expects to repay the foregoing bank loans out of operating cash flow expected to be generated by STV, which STV believes will be adequate for such purpose.

         The revolving line of credit will mature, and the principal balance outstanding thereunder, will become due in two years, provided that the revolving line of credit is renewable thereafter on an annual basis for additional one-year terms at the option of the Agent and Lenders. The term loan is payable in equal quarterly installments of principal (based on a seven year amortization schedule), with a final payment due on maturity of all remaining principal. The term loan and/or the revolving line of credit may be voluntarily prepaid in whole or in part at any time without penalty (other than the payment of LIBOR breakage costs (as described below)), provided that voluntary prepayments of the term loan must be in minimum amounts of $500,000. In addition, the term loan is subject to mandatory prepayments upon sales of assets and property outside of the ordinary course of business; the issuance of additional equity interests in STV or any of its subsidiaries; the receipt of certain extraordinary payments (e.g., certain extraordinary tax refunds, certain insurance payments and indemnity payments) and excess cash flow.

         At the option of STV, the one or more portions of the loans may bear interest at either rates based upon the London Interbank Offered Rate ("LIBOR") or the Fleet National Bank Prime Rate. Depending upon the ratio of total funded debt to earnings of the borrower before interest, taxes, depreciation and amortization on a consolidated basis ("EBITDA"), the interest rate on the revolver and the term loan may range from LIBOR plus 225 basis points to LIBOR plus 300 basis points or from Prime plus zero basis points to Prime plus 75 basis points. LIBOR borrowings may be for one, two and/or three month periods, provided that no more than four LIBOR tranches may exist at any one time. Interest is payable monthly on the portions of the loans bearing interest at the Prime Rate and at the end of the applicable one, two or three month interest period for portions of the loans bearing interest at the LIBOR rate. If any LIBOR tranche is repaid (including by voluntary prepayment) prior to the end of the applicable interest period, STV will be responsible to reimburse the Lenders for any "breakage costs", i.e., losses sustained by Lenders by reason of such repayment prior to the scheduled date.

         A fee will be payable quarterly based on the average unused portion of the revolving line of credit, which fee, depending upon the ratio of total funded debt to EBITDA, will range from 42.5 basis points per annum to 50 basis points per annum on such average unused portion. A fee in respect of letters of credit will be payable quarterly in an amount equal to 150 basis per annum on the face amount of outstanding letters of credit.

         STV has the right to decline to close on the Fleet Credit Facility for any reason, provided that certain commitment and related fees already paid to the Agent are and will be nonrefundable even in the event STV declines to close. The commitment of Fleet National Bank to extend the loans provided for in the Credit Facility is subject to the satisfaction of those conditions precedent that Fleet National Bank deems to be appropriate, including without limitation the following: accuracy in all material respects of information disclosed to Agent and Lenders prior to closing; satisfaction of Agent and Lenders regarding any changes that might, either individually or in the aggregate, have a material adverse effect on the properties, assets, business, liabilities, operations, condition or prospects of STV or its subsidiaries; negotiation and execution of satisfactory loan documentation; satisfactory completion of due diligence examinations; and no material adverse change in the business, properties, liabilities or prospects of Borrower and its subsidiaries since December 31, 2000.

         Future borrowings under the revolving line of credit are subject to the following conditions: all representations and warranties shall be materially correct as of the date of such borrowings; the absence of any defaults under the Fleet Credit Facility as of the date of such borrowings; and availability under the revolving line of credit.

         STV will be required to make certain representations and warranties regarding STV and its subsidiaries to Agent and Lenders as are usual and customary for financings of this nature.

         STV will be required to agree to certain negative covenants affecting itself and its subsidiaries as are usual and customary for financings of this nature, including without limitation the following: limitations on: liens and leases; issuance or incurrence of liability under or pursuant to indebtedness (other than capitalized lease financing and purchase money indebtedness), preferred stock, guarantees or other contingent obligations (including requirements to subordinate all intercompany indebtedness to the indebtedness owed under the Fleet Credit Facility to Lenders); mergers and consolidations; sales and dispositions of assets; making of loans, joint ventures and investments; payment of dividends, distributions and redemptions in respect of capital stock; changes of control; granting of negative pledges to third parties; making of capital expenditures; changes to documents governing indebtedness or other material agreements; changes in nature of business; and changes to corporate organizational documents.

         STV will be required to agree to certain affirmative covenants affecting itself and its subsidiaries as usual and customary for financings of this nature. Also, STV will be required within 90 days of the closing on the Fleet Credit Facility to enter into interest rate protection and hedging agreements covering at least 50% of the amount of the term loan for at least four years.

STV and its subsidiaries will be required to comply with certain financial covenants as follows:

         o maintenance of a minimum ratio of EBITDA minus capital expenditures divided by interest expense plus current portion of long term debt plus tax expenses of 1.25 to 1.0;

         o maintenance of a maximum ratio of total senior indebtedness divided by EBITDA plus contributions to the ESOP of 2.75 to 1.0;

         o maintenance of a minimum ratio of EBITDA minus capital expenditures divided by total interest expense of 3.5 to 1.0; and

         o maintenance of minimum capital funds (total net worth plus subordinated indebtedness minus intangible assets minus loans to shareholders and employees) in an amount to be negotiated between STV and Agent.

         The loan documents for the Fleet Credit Facility will provide for events of default as usual and customary in financings of this nature, including without limitation the following: nonpayment of principal, interest and fees or any other amounts owing under the loan documents; material inaccuracy of representation or warranty when made; breach of any covenants contained in loan documents; defaults under other indebtedness of STV or its subsidiaries; bankruptcy and other insolvency proceedings and events; impairment of Agent and/or Lenders' rights under the loan documents or any challenge thereto; certain changes in corporate control and the occurrence of certain negative events with respect to ERISA laws.

         STV will agree to indemnify Agent and Lenders from losses, damages and expenses relating to the Fleet Credit Facility, except as resulting from the gross negligence or willful misconduct of Agent or Lenders. STV will pay all of Agent's costs in performing due diligence, preparing, negotiating, executing, syndicating and administering the Fleet Credit Facility, and will pay all of the costs of Agent and the other Lenders to enforce their rights under the Fleet Credit Facility.

Accounting Treatment of the Merger

         STV intends to account for the Merger and related transactions as a combination between commonly-controlled entities, similar to a pooling-of-interests method of accounting for business combinations. Under this method of accounting and in accordance with the provisions of AICPA Accounting Interpretations of APB Opinion No. 16, #39, the net assets will be contributed at historical book value. Transaction costs will be expensed as incurred.

Material Federal Income Tax Consequences To STV, The ESOP and Public
Shareholders

         The following is a summary of the material United States federal income tax consequences of the Merger for STV, the ESOP and the Public Shareholders. This summary does not address tax considerations that may affect the treatment of special status taxpayers such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies and foreign taxpayers or of Public Shareholders who do not hold their STV Common Stock as a capital asset at the date the Merger is completed. In addition, no information is provided in this summary with respect to the tax consequences of the Merger either under applicable foreign, state or local laws or to persons who acquired STV Common Stock under employee stock options or otherwise as compensation.

         The following discussion is based on the Code, as in effect on the date of this proxy statement, without consideration of the particular facts or circumstances of any particular holder of STV Common Stock. STV has not sought and will not seek any rulings from the Internal Revenue Service, with respect to any of the matters discussed in this summary.

         The creation by the ESOP of the Merger Subsidiary, followed by the Merger of the Merger Subsidiary into STV with the ESOP maintaining its ownership of the Common Stock and the Public Shareholders receiving cash for their Common Stock, is disregarded as a merger for federal income tax purposes. The transaction is treated as if the Public Shareholders of STV received cash in a distribution in redemption of their Common Stock subject to the provisions and limitations of Section 302 of the Code. The federal income tax consequences of the Merger for STV, the ESOP and the Merger Subsidiary is summarized as follows:

         o no gain or loss will be recognized by STV, the ESOP or the Merger Subsidiary in the Merger;

         o the aggregate basis of the Common Stock owned by the ESOP after the Merger will be the same as the basis of its Common Stock owned prior to the Merger; and

         o the holding period of the Common Stock owned by the ESOP after the Merger will include the period during which the Common Stock was held prior the Merger, provided that the Common Stock is held as a capital asset at the date the Merger is completed.

         The federal income tax consequences of the Merger for the Public Shareholders are determined under Section 302 of the Code. Section 302 generally provides that if a redemption satisfies any one of four tests, the redemption will be treated as a distribution in full payment in exchange for the stock (i.e., as a sale transaction). One such test under Section 302 provides that a redemption will be treated as a sale if the redemption is in complete redemption of all of the stock of the corporation owned by the shareholder. Accordingly, a Public Shareholder who receives cash in exchange for all of his or her Common Stock will recognize gain or loss equal to the difference between the cash received and his or her tax basis in the Common Stock surrendered in the exchange. Such gain or loss generally will be capital gain or loss if the Common Stock is held as a capital asset at the date the Merger is completed. Any capital gain or loss generally will be long-term capital gain or loss if the Common Stock has been held by the holder for more than one year. If the Common Stock has been held by the holder one year or less, any gain or loss will generally be taxed as short-term capital gain or loss. Similarly, a holder of Common Stock who perfects appraisal rights with respect to his or her shares, and who does not withdraw his or her rights, should, in general, treat the difference between the tax basis of the shares of Common Stock held by the holder with respect to which dissenters' rights are perfected and the amount received in payment therefore as capital gain or loss.

         If the redemption does not satisfy one of the four tests of Section 302 for a particular shareholder, the redemption will be treated as a dividend to the extent of STV's earnings and profits, with any excess treated first as a return of capital and, to the extent that portion of the distribution that is not a dividend exceeds the shareholder's basis in the Common Stock, as gain from the sale or exchange of property.

         The foregoing is a general discussion of the material federal income tax consequences of the Merger for STV, the ESOP and the Public Shareholders. The foregoing discussion does not take into account the particular facts and circumstances of each STV holder's tax status and attributes. ACCORDINGLY, EACH HOLDER OF STV COMMON STOCK SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THESE TAX LAWS.

                         DISSENTERS' RIGHTS OF APPRAISAL

         Under Subchapter 15D of the Pennsylvania Business Corporation Law, which is referred to as the "PBCL," Public Shareholders who do not wish to accept $11.25 per share in cash for shares of Common Stock may object to the Merger Agreement and elect to have the "fair value" of the holder's Common Stock paid to them, provided that the holder complies with the provisions of Subchapter 15D of the PBCL.

         The ESOP Participants, who beneficially own the Common Stock owned by the ESOP, are NOT entitled to appraisal rights in connection with the Merger. All references to a "shareholder" in Subchapter 15D and in the following discussion of appraisal rights are to the record holder of the shares of Common Stock for which appraisal rights are available, that is, shares of Common Stock held other than by the ESOP. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

         Under Section 1923 of the PBCL, where a proposed merger is to be submitted for approval and adoption at a meeting of shareholders, as in the case of the Special Meeting, a corporation that is a party to the proposed merger, not less than 10 days before the meeting in accordance with Section 1704 of the PBCL, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Subchapter 15D and Section 1930 of the PBCL. This Proxy Statement constitutes such notice, and the applicable statutory provisions of the PBCL are attached to this Proxy Statement as Appendix D. STV will not give any notice of the following requirements other than as described in this Proxy Statement and as otherwise required by the PBCL.

         THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE PBCL, AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SUBCHAPTER 15D, A COPY OF WHICH (AS WELL AS A COPY OF
SECTION 1930 OF THE PBCL) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX D AND INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS SHOULD NOTE THAT, UNLESS ALL THE REQUIRED PROCEDURES FOR EXERCISING APPRAISAL RIGHTS ARE FOLLOWED WITH PARTICULARITY, APPRAISAL RIGHTS WILL BE LOST. Any Public Shareholder who may wish to exercise appraisal rights, or preserve the right to do so, should review carefully the following discussion and Appendix D to this Proxy Statement. Moreover, given the complexity of the procedures for exercising appraisal rights, STV believes that shareholders who consider exercising appraisal rights should consult with legal counsel before attempting to exercise appraisal rights.

         Any shareholder who has duly demanded payment of the fair value of the shareholder's Common Stock under Subchapter 15D will not, after the effective time of the Merger, be a shareholder of STV for any purpose or be entitled to the payment of dividends or other distributions on any such Common Stock. Moreover, upon the Merger, the Common Stock of any shareholder that has dissented from the approval of the Merger Agreement and has exercised appraisal rights in accordance with Subchapter 15D will be converted into the right to receive either (i) the fair value of such Common Stock, determined in accordance with Subchapter 15D; or (ii) the right to receive $11.25 per share, if the dissenting shareholder effectively withdraws the holder's demand for appraisal rights. VOTING AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, WHETHER IN PERSON OR BY PROXY, IS NOT SUFFICIENT NOTICE TO PERFECT APPRAISAL RIGHTS. HOWEVER, A VOTE TO APPROVE THE MERGER WILL EFFECTIVELY WAIVE A SHAREHOLDER'S APPRAISAL RIGHTS.

Filing Notice of Intention to Demand Fair Value

         Before the shareholder vote is taken on the Merger Agreement, a shareholder intending to demand the fair value of such shareholder's Common Stock if the Merger is effected must deliver a written notice of such intention to STV. This written notice should be sent to Peter W. Knipe, Secretary, STV Group, Incorporated, 205 West Welsh Drive, Douglassville, PA 19518. Neither a shareholder's vote against the approval and adoption of the Merger Agreement, whether in person or by proxy, nor a shareholder's abstention from voting on the approval and adoption of the Merger Agreement, is sufficient to satisfy the requirement of delivering to STV a written notice of the shareholder's intention to demand payment of fair value of such shareholder's Common Stock if the Merger is effected. In addition, the dissenting shareholder must not effect any change in the beneficial ownership of such shareholder's Common Stock from the date of filing the notice with STV through the effective time of the Merger, and the dissenting shareholder must not vote the Common Stock for which payment of fair value is sought in favor of the approval and adoption of the Merger Agreement. The submission of a signed blank proxy will serve to waive appraisal rights if not revoked, but a failure to vote, a vote against or an abstention from voting on the approval and adoption of the Merger Agreement will not waive such rights. Proper revocation of a signed blank proxy or a signed proxy instructing a vote for approval and adoption of the Merger Agreement will also preserve a shareholder's appraisal rights under the PBCL. Failure by a dissenting shareholder to comply with any of the foregoing will result in such dissenting shareholder's forfeiting any right to payment of the fair value of such dissenting shareholder's Common Stock.

Record and Beneficial Owners

         A record holder of Common Stock may assert appraisal rights as to fewer than all the Common Stock registered in the holder's name only if the holder holds the Common Stock on behalf of two or more beneficial owners and the holder dissents with respect to all of the Common Stock beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the record holder dissents. A beneficial owner of Common Stock who is not the record holder may assert appraisal rights with respect to Common Stock held on the beneficial owner's behalf if such beneficial owner submits to STV the written consent of the record holder not later than the time of assertion of appraisal rights. A beneficial owner may not dissent with respect to less than all the Common Stock the beneficial owner owns, whether or not such Common Stock is registered in the beneficial owner's name.

Notice to Demand Payment

         If the Merger is approved by the requisite vote at the Special Meeting, STV shall mail to all dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their Common Stock and refrained from voting for the approval and adoption of the Merger Agreement a notice stating where and when a demand for payment must be sent and any stock certificates representing the Common Stock held by the dissenting shareholder must be deposited in order to obtain payment. The notice shall be accompanied by a copy of Subchapter 15D of the PBCL and shall include a form for demanding payment, which form shall have a request for certification of the date that beneficial ownership of the Common Stock was acquired by the dissenting shareholder or the person on whose behalf the dissenting shareholder dissents. The time set for the receipt of a dissenting shareholder's demand for payment and stock certificates shall not be less than 30 days from the date STV mails the notice to dissenting shareholders. Failure by a dissenting shareholder to timely demand payment and deposit the stock certificates pursuant to such notice will cause such dissenting shareholder to lose all right to receive payment of the fair value of the holder's Common Stock. All mailings from a dissenting shareholder to STV are at the risk of the dissenting shareholder. Accordingly, STV recommends that the notice of intention to dissent, the form for demanding payment of fair value and any stock certificates be sent by certified mail. If the Merger has not been effected within 60 days after the date set for demanding payment and depositing stock certificates, STV shall return any stock certificates that have been deposited. STV, however, may at any later time send a new notice regarding demand for payment and deposit of stock certificates with like effect.

Payment of Fair Value of Common Stock

         Promptly after the effective time of the Merger, or upon timely receipt of demand for payment if the Merger has already been effected, STV shall either remit to dissenting shareholders who have duly made demand for payment and deposited their stock certificates the amount that STV estimates to be the fair value of the Common Stock, or give written notice that no remittance will be made under Section 1577 of the PBCL. Such remittance or notice shall be accompanied by:

         (i) STV's closing balance sheet and statement of income for a fiscal year ending not more than 16 months prior to the date of remittance or notice, together with the latest available interim financial statements;

         (ii) a statement of STV's estimate of the fair value of the Common Stock; and

         (iii) a notice of the right of a dissenting shareholder to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D of the PBCL.

         If STV does not remit the amount of its estimate of the fair value of the Common Stock, it will return all stock certificates that have been deposited and may make a notation thereon that a demand for payment has been made. If shares carrying such notation are thereafter transferred, each new stock certificate issued therefor will bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by such transfer any rights in STV other than those which the original dissenter had after making demand for payment of fair value.

Estimate by Dissenting Shareholder of the Fair Value of Common Stock

         If a dissenting shareholder believes that the amount estimated or paid by STV for the holder's Common Stock is less than its fair value, the dissenting shareholder may send to STV the holder's own estimate of the fair value, which shall be deemed a demand for payment of the amount of the deficiency. If the dissenting shareholder does not file the holder's own estimate of the fair value within 30 days after remittance or notice of fair value has been mailed by STV, the dissenting shareholder will be entitled to no more than the amount estimated in such notice or remitted by STV.

Valuation Proceedings

         Within 60 days after the latest of (i) the effective time of the Merger, (ii) timely receipt by STV of any demands for payment, or (iii) timely receipt by STV of any dissenting shareholder estimates of fair value, if any demands for payment remain unsettled, STV may file in court an application for relief requesting that the fair value of the Common Stock be determined by the court. The Court of Common Pleas, Berks County, Pennsylvania, would have jurisdiction over any appraisal proceedings. Each dissenting shareholder whose demands have not been settled will be made a party to the proceeding and will be entitled to recover the amount by which the fair value of such dissenting shareholder's Common Stock is found to exceed the amount, if any, previously remitted. Such dissenting shareholder will also be entitled to interest on such amount from the effective time until the date of payment. There is no assurance, however, that STV will file such an application. If STV fails to file an application within the 60-day period, any dissenting shareholder with an unsettled claim may file an application in STV's name within 30 days after the expiration of the 60-day period. If a dissenting shareholder does not file an application within such 30-day period, each dissenting shareholder entitled to file an application shall be paid no more than STV's estimate of the fair value of the Common Stock, and may bring an action to recover any amount not previously remitted.

         In determining the fair value of the Common Stock, a court may take into account all relevant factors, including proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court, but excluding any appreciation or depreciation in the Common Stock in anticipation of the Merger. Some factors which courts have previously used in determining fair value of stock include: (1) the net asset value; (2) the investment value; and (3) the market value. A court may determine that the fair value of the Common Stock is more than, less than or equal to the merger consideration.

Costs and Expenses of Valuation Proceedings

         The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against STV, except that any part of such costs and expenses may be assessed as the court deems appropriate against all or some of the dissenting shareholders whose action in demanding supplemental payment is found by the court to be dilatory, obdurate, arbitrary, vexatious or in bad faith. The court may also assess against STV the fees and expenses of counsel and experts for any or all of the dissenting shareholders if STV fails to comply substantially with Subchapter 15D or acts in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. Likewise, the court can assess any such fees or expenses incurred by STV against any dissenting shareholder if such dissenting shareholder is found to have acted in a dilatory, obdurate, arbitrary or vexatious manner or in bad faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to the other dissenting shareholders and should not be assessed against STV, it may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.

         Under the PBCL, a shareholder of STV has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to valuation and payment of the fair value of the holder's shares because of the Merger, except to the extent provided by the provisions of Subchapter 15D. The PBCL also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

         FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SUBCHAPTER 15D OF THE PBCL MAY RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

         The description of the Merger Agreement contained in this Proxy Statement describes the material terms of the Merger Agreement. The complete terms of the Merger Agreement may be found in Appendix A to this Proxy Statement and are incorporated herein by reference. Shareholders are urged to read the entire Merger Agreement.

The Merger

         The Merger Agreement provides that, subject to conditions summarized below, the Merger Subsidiary, which is wholly-owned by the ESOP, will merge with and into STV. Following completion of the Merger, the Merger Subsidiary will cease to exist as a separate entity, and STV will continue as the surviving corporation (which we will sometimes refer to as the "surviving corporation").

Closing of the Merger

         Subject to the terms and conditions of the Merger Agreement, the consummation of the Merger is expected to take place as soon as practicable, but in no event later than two business days after the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the shareholders at the Special Meeting and the satisfaction or waiver of the other conditions to the Merger contained in the Merger Agreement, unless another date is agreed to in writing by the parties. This date of consummation is referred to as the "Closing Date." STV cannot be assured that all conditions to the Merger contained in the Merger Agreement will be satisfied or waived. However, STV currently has no reason to believe that the conditions to the Merger will not be satisfied, and accordingly, cannot identify any foreseeable circumstances under which it is likely that STV would waive any condition to the Merger. Any such waiver would be given by STV only with the approval of the Special Committee. STV does not intend to resolicit proxies in connection with any such waiver. See "-- Closing Conditions."

Effective Time of the Merger

         The Merger will become effective when the Articles of Merger are filed, together with any required related documents, with the Secretary of State of the Commonwealth of Pennsylvania in accordance with the PBCL. The filing will be made on the Closing Date.

Directors, Officers and Governing Documents

         From and after the effective time of the Merger, the directors and officers of the Merger Subsidiary will become the directors and officers, respectively, of the surviving corporation, until successors are duly elected or appointed and qualified. At the effective time of the Merger, STV's articles of incorporation will be amended to be the same as the articles of incorporation and bylaws of the Merger Subsidiary were immediately before the effective time of the Merger.

Effect of the Merger

         At the effective time of the Merger, all the property rights, privileges, powers and franchises of STV and the Merger Subsidiary will vest in the surviving corporation, as will all debts, liabilities and duties of STV and the Merger Subsidiary.

Effect on Capital Stock

         At the effective time of the Merger, by virtue of the Merger, each issued and outstanding share of the Merger Subsidiary common stock will cease to be outstanding, be canceled, retired and cease to exist without any consideration therefor.

         At the effective time of the Merger, by virtue of the Merger, each share of Common Stock outstanding immediately prior to the effective time of the Merger will be canceled and automatically converted into the right to receive $11.25 in cash without interest and less any required tax withholding, with the following exceptions:

         o shares owned by the ESOP at the effective time will continue to be outstanding as fully paid and nonassessable shares of Common Stock of the surviving corporation;

         o options outstanding at the effective time to purchase Common Stock granted pursuant to any STV stock option plan will be cancelled as of the effective time in exchange for the right to receive cash (as described above) on an as-converted basis, less the per share exercise price for such options;

         o shares held by STV in its treasury immediately before the effective time of the Merger will be canceled and retired without any payment thereon; and

         o shares held by dissenting Public Shareholders who take the necessary steps to exercise their appraisal rights will instead be subject to appraisal in accordance with PBCL. Dissenters are those who have neither voted in favor of the Merger Agreement nor consented to it in writing, and who have duly demanded appraisal for their shares under PBCL. Dissenters have the right to receive payment from the surviving corporation for the fair value of the shares they held immediately prior to the effective time, unless they fail to perfect or lose their appraisal rights, in which case their shares will be treated as if they were converted into the right to receive $11.25 in cash as of the effective time, without interest.

Certificates and Ownership Rights

         Promptly after the effective time, a paying agent, reasonably acceptable to STV, will mail to all shareholders and option holders eligible to participate, letters and instructions about surrendering stock certificates for payment of the merger consideration discussed above. Upon the surrender of those certificates, with duly executed letters of transmittal, the paying agent will pay the shareholders and option holders the appropriate merger consideration per share multiplied by the number of shares represented by such certificates. In exchange, their certificates will be canceled. Until the surrender and exchange, each certificate will represent only the right to be so exchanged without interest. If someone other than the person in whose name the certificate is registered wants to surrender and exchange the certificate, the certificate must be properly endorsed or in proper form for transfer. In addition, the person requesting the exchange must pay the paying agent any transfer or other taxes required because of such payment, unless that person establishes to the paying agent that the taxes were paid or are inapplicable.

         DO NOT FORWARD SHARE CERTIFICATES WITH THE ENCLOSED PROXY CARD. YOU SHOULD SURRENDER CERTIFICATES REPRESENTING SHARES OF COMMON STOCK ONLY AFTER RECEIVING INSTRUCTIONS FROM THE PAYING AGENT.

         From time to time as needed by the paying agent, STV will deposit with the paying agent funds aggregating the total amount of consideration to which the shareholders and option holders are entitled at the effective time. The merger consideration will be invested by the paying agent, as directed by the surviving corporation before the Closing Date from a limited set of investment choices laid out in the Merger Agreement.

         One hundred eighty days after the effective time, the paying agent's duties will end and the paying agent will deliver the cash and documents relating to the merger consideration fund that were in its possession to the surviving corporation. From then on, certificates may be surrendered to the surviving corporation for exchange, without interest. Neither the ESOP, the Merger Subsidiary nor the surviving corporation will be liable to any holder of Common Stock for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         If a certificate for participating shares was lost, stolen or destroyed, the paying agent will deliver the merger consideration upon receipt of an affidavit attesting to what happened to the certificate; provided, however, that the paying agent may, at its discretion, require the owner of the certificate to deliver a reasonable bond as indemnity against claims with respect to the certificate.

         The paying agent or surviving corporation may deduct from the merger consideration amounts otherwise payable to shareholder and option holders, the amounts required to be withheld and deducted for tax purposes, and with respect to option shares, the exercise price liability.

         The payment of the merger consideration will fully satisfy all rights pertaining to the Common Stock held by the Public Shareholders. There will be no further registration of transfers of the Common Stock held by the Public Shareholders on the records of the surviving corporation.

         The ESOP, the Merger Subsidiary and STV will all take reasonable and lawful actions to carry out the Merger in accordance with the Merger Agreement as promptly as possible.

Representations and Warranties

         The Merger Agreement contains various representations and warranties made by STV (which for purposes of the Merger Agreement includes STV and its subsidiaries) to the ESOP and the Merger Subsidiary, subject to identified exceptions, including, without limitation, representations and warranties relating to:

         o the due organization, valid existence, good standing, necessary corporate powers, authority, qualifications, and licensing of STV;

         o the requisite authorization, subject to STV shareholder approval, to execute and deliver the Merger Agreement and all documents contemplated thereby;

         o        the enforceability of the Merger Agreement as to STV;

         o        the capitalization of STV;

         o        the ownership and investments of STV in other entities;

         o the absence of any conflicts between the Merger Agreement and STV's articles of incorporation, bylaws, any law, rule, regulation, order, judgment or decree, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except those specified in the Merger Agreement;

         o the lack of need for consents, approvals, authorizations, declarations and permits of or filings with or notifications to governmental or regulatory authorities, except those specified in the Merger Agreement, in order to complete the Merger;

         o        the votes required to approve and adopt the Merger Agreement;

         o the absence of any materially adverse suit, action, claim, investigation or proceeding actually pending or threatened against or affecting STV, except those specified in STV's periodic reports and other filings made under the federal securities laws and except as specified in the Merger Agreement;

         o the absence of any agreement, judgment, injunction, order or decree that could reasonably be expected to prohibit or materially impair the current or future business of STV;

         o the good and marketable title to all property reflected in the financial statements of STV, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all liens, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby in the manner currently used in the conduct of STV's business, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected in the STV's financial statements; the plants, property and equipment of the STV that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear; the properties used in the operations are reflected in the financial statements; the owned or leased assets are all of the assets necessary for the operation of the business, as and where such business is presently conducted;

         o the intellectual property owned or licensed; the absence of known infringements by third parties on STV's intellectual property; the absence of any agreement to indemnify any person against an infringement claim; the absence of infringements by STV on third-party intellectual property; the protection of STV's confidential and proprietary information; and the absence of actions necessary to preserve or maintain STV's intellectual property rights;

         o the adequacy of accounting methods relating to taxes, the adequacy of filings with and of payments owed to the Internal Revenue Service or other taxing authorities, and the adequate compliance with tax laws and agreements by STV and its affiliated entities as well as the absence of liens for taxes on STV's assets beyond current taxes, the absence of credits, the absence of extensions of the statute of limitations on the assessment of taxes and the absence of arrangements for excess parachute payments in connection with the Merger;

         o the employee benefit plans of STV, and except as disclosed, compliance of those plans with the Employee Retirement Income Security Act of 1974, as amended, qualification of such Plans under the Code, absence of lawsuits, complaints or other liability concerning the plans, and material compliance of the plans with the agreements concerning the plans and the law; and except as disclosed, lack of continuing liability for former employees under any of the welfare plans or for payments not yet made and no increase or acceleration of any rights or benefits to any employee;

         o except as disclosed, compliance with laws, regulations, agreements, contracts and policies relating to employment, appropriate withholding amounts required by law from salaries, wages and other employee payments, absence of liability for payments to any trust or other fund or to a governmental authority with respect to employment-related obligations, absence of material pending claims under workers' compensation plans or for long term disability, absence of material pending, or to STV's knowledge, threatened employment-related litigation, absence of organized labor agreements or activities, to STV's knowledge, absence of violations by employees of employment-related agreements, absence of employment-related agreements, absence of pending, or to STV's knowledge, threatened unfair labor practice or charge, absence of current or recent labor disputes or materially adverse grievances, absence of governmental consent decrees regarding employment practices, satisfaction of all payment obligations to employees, absence of any current severance liability, absence of severance liability as a result of the effectiveness of the Merger Agreement, absence of recent or planned facility closures and compliance with notice and bargaining obligations whether pursuant to law, agreement or otherwise;

         o compliance by STV with the law with respect to its business, or the ownership or operation of its business;

         o subject to reserves set forth in STV's financial statements, STV's accounts receivable are bona fide and are not generally subject to discount; all such reserves are calculated in accordance with generally accepted accounting principles;

         o except as disclosed, no brokers or other financial advisors are entitled to any fees or commissions from STV or its officers or directors in connection with the Merger;

         o the receipt of an opinion from Houlihan Lokey that the consideration per share to be received by the Public Shareholders is fair to the Public Shareholders as of the date of the opinion, from a financial point of view;

         o STV has provided to the ESOP any documentation prepared by or provided to STV by the Special Committee or its counsel or financial advisors;

         o the adequacy and accuracy of STV's periodic reports and other filings made under the federal securities laws; the financial statements in the SEC filings comply with generally accepted accounting principles and fairly present in all material respects STV's financial position; the absence of certain liabilities since December 31, 2000, except for: liabilities arising in the ordinary course of business, liabilities disclosed in STV's financial statements, liabilities that do not have a materially adverse effect on STV and liabilities disclosed in the Merger Agreement;

         o the affirmation that since December 31, 2000, STV and its subsidiaries have conducted their respective businesses in the ordinary course of business, and as of April 30, 2001 the absence of (subject to disclosures made in STV's publicly available Commission filings or as otherwise disclosed in connection with the Merger Agreement): any condition, event or occurrence that has resulted in a material adverse effect for STV; any declaration, setting aside or payment of any dividend or other distribution with respect to STV's capital stock; any split, combination or reclassification of any of STV's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of STV's capital stock; any granting of any increase in compensation, except for normal increases in the ordinary course of business by STV or its subsidiaries to any executive officer, or other key employee of STV or its subsidiaries, any granting of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2000 by STV or its subsidiaries to any such executive officer or any entry by STV or its subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business; any damage, destruction or loss, whether or not covered by insurance, that has had or will have a material adverse effect on STV; or any change in accounting methods, principles or practices except as required by generally accepted accounting principles;

         o the absence of unlawful contributions, gifts, entertainment or other unlawful expenses or unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended;

         o except as would not have a material adverse effect: the operations of STV are in compliance in all material respects with environmental laws and except as disclosed, the absence of written notice of any violation of environmental laws from a governmental agency, except for such notices of violation that have been finally resolved and as to which no further action or payments by STV is required; the absence of any written notice since January 1, 1995 of potential liability from any person under or relating to the Comprehensive Environmental Response, Compensation and Liability Information System promulgated under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state or local law;

         o the proper maintenance of insurance policies covering STV's businesses and assets which are adequate in amounts and types of risks for the conduct of STV; except as disclosed, there is no claim by STV pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies; since the respective dates of such policies, no notice of cancellation or nonrenewal with respect to any such policy has been received by STV;

         o all of the material contracts are valid and binding and in full force and effect and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by STV, or to the knowledge of STV, by any other party thereto, except for such defaults and events as to which requisite waivers or consents have been obtained;

         o with respect to each government contract or government bid to which STV is a party, STV has fully complied with all material terms and conditions and all applicable requirements of statute, rule, regulation or order; no notice has been received alleging that STV is in breach or violation of any statutory, regulatory or contractual requirement; no written notice of termination for convenience, termination for default, cure notice or show-cause notice has been received by STV; and other than in the ordinary course of business, no money due to STV has been (or has been threatened to be) withheld or set off; except as set disclosed, none of STV or its affiliated entities, nor any of their respective directors or officers or, to STV's knowledge, any employees, agents or consultants is (or for the last three years has been) under administrative, civil or criminal investigation, indictment or information, or audit by the U.S. government with respect to any alleged irregularity, misstatement or omission regarding a government contract or bid, or suspended or debarred from doing business with the U.S. government or declared nonresponsible or ineligible for government contracting; STV has not made, within the past three years, a voluntary disclosure to the U.S. government with respect to any alleged irregularity, misstatement or omission arising under or relating to any government contract or bid relating to STV. To STV's knowledge, there are no circumstances that would warrant suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of STV; and

         o the affirmation that the representations and warranties do not contain, and will not contain at the effective time, any untrue statement of a material fact or omit to state a material fact necessary in order to make the representations and warranties of STV not misleading.

         The Merger Agreement contains various representations and warranties made by the ESOP to STV, subject to identified exceptions, including representations and warranties relating to:

         o upon formation, the due incorporation, valid existence and subsistence of the Merger Subsidiary;

         o the requisite power and authority of the ESOP to execute and deliver the Merger Agreement and all agreements and documents contemplated the Merger Agreement; upon formation, the requisite corporate power and authority of the Merger Subsidiary to execute and deliver all agreements and documents contemplated by the Merger Agreement; the requisite authorization, execution, delivery and enforceability of the Merger Agreement as to the ESOP and, upon formation, the Merger Subsidiary;

         o the absence of any materially adverse conflicts between the Merger Agreement and the terms of the ESOP, the articles of incorporation or bylaws of the Merger Subsidiary, any law, rule, regulation, order, judgment or decree (except with respect to ERISA), any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation;

         o the lack of need to obtain the consent, approval, authorization or permit of, or give notification to, any governmental entity, except those specified in the Merger Agreement;

         o except as disclosed, no brokers or other financial advisors are entitled to any fees or commissions from the ESOP in connection with the Merger transaction;

         o the affirmation that the ESOP does not intend to implement a "plant closing" or a "mass layoff" within 90 days after the effective date, which would otherwise require certain notifications under federal law; and

         o the receipt of an opinion from Willamette, that the price to be paid by STV to the Public Shareholders is not greater than the fair market value of such shares and that the Merger and related transactions are fair to the ESOP from a financial point of view.

         None of the representations and warranties in the Merger Agreement will survive after the effective time.

STV Covenants

         STV agreed in the Merger Agreement upon the execution of the Merger Agreement, STV and its affiliates, agents and representatives would terminate any existing discussions regarding acquisition proposals. Further, prior to the effective time, except with the prior written consent of the ESOP, neither STV nor any of its subsidiaries, affiliates, agents or representatives will solicit or seek to facilitate other acquisition proposals. STV has agreed that upon receipt of any unsolicited acquisition proposals prior to the effective time, STV's board or its Special Committee will be entitled to review and participate in negotiations concerning the proposal and furnish confidential information concerning STV to the offeror; provided that:

         o        the offeror executes a confidentiality agreement with STV;

         o upon execution of the confidentiality agreement, STV furnishes, or concurrently with the provision of such information to such offeror shall furnish, the ESOP with all such information provided to such offeror. STV shall notify the ESOP immediately of any such unsolicited acquisition proposal, including the identity of the offeror and the terms and conditions of such proposal and, subject to the fiduciary duties of the Special Committee under applicable law, shall keep the ESOP promptly advised of all material developments related thereto; and

         o in the event that (i) STV enters into negotiations with respect to an unsolicited acquisition proposal or (ii) the Board of Directors (upon recommendation of the Special Committee) withdraws its approval of the Merger Agreement and the transactions contemplated in the Merger Agreement or its recommendation to the shareholders of STV to approve the same, then STV shall immediately deliver an additional notice of such events to the ESOP.

         In the Merger Agreement, STV agreed that before completion of the Merger, except as contemplated by the Merger Agreement and the disclosure schedules thereto, or except with the prior written consent of the ESOP, to conduct business only in the usual, regular and ordinary course of business and consistent with past practice and use reasonable best efforts, and will cause each of its subsidiaries to use reasonable best efforts to maintain the business organization, goodwill, and relationships with employees, customers, suppliers and others with whom it does business. In addition, STV agreed that, subject to the same conditions, it will:

         o not amend its articles of incorporation or bylaws or comparable governing instruments;

         o notify the ESOP upon the occurrence of any event or change in circumstances which causes any representation or warranty of STV to be untrue or incorrect in any material respect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, (and in any event within two business days of an executive officer of STV obtaining knowledge thereof);

         o deliver to the ESOP true and correct copies of any report, statement, application or schedule (including any exhibits thereto) filed with the Commission subsequent to the date of the Merger Agreement;

         o not (i) issue any shares of capital stock other than the issuance of common stock issuable upon exercise of options outstanding on the date of the Merger Agreement (in accordance with the present terms thereof), effect any stock split or otherwise change its capitalization as it existed on the date of the Merger Agreement, (ii) grant, confer or award any option, warrant, conversion right or other equity rights not existing on the date hereof to acquire any shares of its capital stock, (iii) grant, confer or award any bonuses or other forms of incentive compensation to any officer, director or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement or automatically under any of stock option plans, (iv) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement,
                  (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director or employee or amend any such agreement in any material respect, except for severance arrangements consistent with past practice with respect to officers and employees terminated by STV, or (vi) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect;

         o not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, or make any commitment for any such action;

         o not, and will not permit any of its subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of subsidiaries) or to acquire any business or assets, except for (i) any purchase or sale of inventory undertaken in the ordinary course of business or (ii) any sale, lease or other disposition of assets in the ordinary course of business;

         o not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any person other than a wholly owned subsidiary of STV, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business;

         o not, except in the ordinary course of business, authorize, commit to or make capital expenditures;

         o not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have a material adverse effect on STV;

         o not enter into or agree to enter into any contract without the prior written consent of the ESOP unless such contract is in the ordinary course of business;

         o maintain insurance consistent with past practices for its businesses and properties;

         o not make any change in its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of STV or any of its subsidiaries; and

         o not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of STV contained in the Merger Agreement untrue or incorrect or prevent STV from performing or cause STV not to perform its covenants hereunder.

Shareholder Meeting

         STV will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders to consider and vote upon the adoption and approval of the Merger Agreement and other related matters as it deems appropriate. The Company and the Board of Directors (and the Special Committee) will each take all lawful action to solicit such approval, including, without limitation, the timely mailing of this Proxy Statement. The Board of Directors will recommend that all Common Stock be voted in favor of the adoptions and approval of the Merger Agreement, the Merger and the related transactions. The Board of Directors shall also be entitled to recommend an alternate acquisition proposal deemed superior to the Merger in the sole discretion of the Board of Directors and the Special Committee.

Preparation of Proxy Statement

         Subject to the terms and conditions of the Merger Agreement, STV and the ESOP have agreed to use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the effective time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the effective time from governmental entities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated the Merger Agreement and (ii) making all such filings and seeking all such consents, approvals, permits or authorizations, including the Proxy Statement and the information required by
Schedule 13E-3 and Schedule 14A, in a timely fashion and use all reasonable efforts to effect the transactions contemplated by the Merger Agreement.

Access To Information; Confidentiality

         Subject to confidentiality agreements with third parties, from the date of the Merger Agreement to the effective time, STV has agreed, and has agreed to cause its subsidiaries to, (i) allow all designated officers, agents and other representatives of the ESOP reasonable access to the offices, records and files, correspondence, audits and properties, as well as to all information pertaining to the business and affairs, of STV and its subsidiaries, as the case may be;
(ii) furnish to the ESOP, its agents and other representatives such financial, operating and other information as such persons may reasonably request; (iii) instruct the employees, counsel and financial advisors of STV (including the Special Committee and its counsel and financial advisor) to cooperate with the ESOP in the ESOP's investigation of the business of STV and its subsidiaries; and (iv) keep the ESOP fully appraised and informed of all material developments with respect to STV and its subsidiaries. STV has agreed that the ESOP will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. The ESOP has agreed to keep such information confidential, subject to the requirements of any governmental or other authorities, except with respect to information that is ascertainable from public or published information or trade sources.

Public Announcements

         STV, the ESOP and the Merger Subsidiary have agreed not to issue public comments and statements with respect to the Merger transactions without first consulting each other, except as required by law or as agreed to in the Merger Agreement.

Reasonable Efforts; Further Assurances

         Subject to the conditions of the Merger Agreement, STV and the ESOP have agreed to use all reasonable efforts to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including to (i) obtain all material consents, amendments to or waivers required by the transactions contemplated by the Merger Agreement; (ii) effect promptly all necessary or appropriate registrations and filings with governmental entities; (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated in the Merger Agreement; (iv) fulfill or cause the fulfillment of the conditions described below (see "-- Closing Conditions", below); and (v) ensure that the payment of the merger consideration is in compliance with Section 1551 of the PBCL. In addition, STV shall use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation (including, without limitation, Chapter 25 of the PBCL) is or becomes applicable to the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or, in the alternative, minimize the effect of such statute or regulation on the Merger Agreement and the other transactions contemplated by the Merger Agreement.

         If, at any time after the effective time, the surviving corporation shall determine or be advised that any other actions or things are necessary or desirable to vest in the surviving corporation the right, title or interest in, to or under any of the rights, properties or assets of STV or Merger Subsidiary acquired or to be acquired by the surviving corporation as a result of, or in connection with, the Merger or otherwise to carry out the Merger Agreement, the officers and directors of the surviving corporation shall be authorized to take, in the name and on behalf of each of STV and Merger Subsidiary, all such other actions as may be necessary or desirable to vest all right, title and interest in, to and under such rights, properties or assets in the surviving corporation or otherwise to carry out the Merger Agreement.

Costs of Transaction

         If the Merger is not consummated, STV has agreed to pay each party's costs relating to the Merger and the Merger Agreement. In the event the Merger is consummated, all costs relating to the Merger and the Merger Agreement will be paid by the surviving corporation.

Insurance; Indemnification

         After the effective time, the surviving corporation will indemnify, defend and hold harmless, to the fullest extent that STV would be required under its presently existing articles of incorporation, bylaws and applicable law, each person who is as of the effective date or was prior to such time an officer or director of STV or any of its subsidiaries, arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring prior to the effective time. For a period of six years after the effective time, the surviving corporation will maintain officers' and directors' liability insurance covering the indemnified parties under the Merger Agreement who are currently covered, in their capacities as officers and directors, by STV's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such indemnified parties than such existing insurance; provided, however, that the surviving corporation will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by STV for its existing coverage; and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the such percentage threshold, the surviving corporation will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the 200% threshhold.

         The insurance and indemnity provisions of the Merger Agreement will survive the consummation of the Merger and expressly are intended to benefit each of the indemnified parties.

Financing

         Subject to the Merger Agreement, STV has agreed to use its commercially reasonable efforts to secure financing for the Merger and other transactions contemplated by the Merger Agreement on terms substantially as outlined in the Commitment Letter attached to the Merger Agreement.

Merger Subsidiary

         The ESOP has agreed to form Merger Subsidiary as a wholly-owned corporation formed under the laws of Pennsylvania, in accordance with the terms of the Merger Agreement.

Availability of Certain Agreements

         As soon as practicable, but in no event more than 30 days after the date of the Merger Agreement, STV shall make available to the ESOP any contract or agreement (including any and all amendments thereto) to which STV or any subsidiary is a party and which: (i) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, machinery, equipment, parts or other property or services and which involves revenues or expenditures to be received by or paid to STV as of the date of the Merger Agreement in excess of $1,000,000, (ii) obligates STV or any subsidiary not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents STV from carrying on any lawful business or which restricts the right of STV to use or disclose any information in its possession, (iii) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $200,000 for any machinery, equipment, vehicle or other tangible personal property (whether STV is a lessor or lessee), and (iv) is a contract granting any person a lien on any of the assets of STV, in whole or in part.

Closing Conditions

         The obligations of each party to effect the Merger will be subject to the fulfillment, on or prior to the effective time, of the following conditions:

         o The Merger Agreement and the transactions contemplated by the Merger Agreement shall have been approved and adopted by the affirmative vote of (1) a majority of the votes cast by STV shareholders and (2) a majority of the votes cast by the ESOP and the Public Shareholders, with each group voting as a separate class.

         o No injunctions or legal restraints preventing the consummation of the Merger are in effect.

         o All required consents, authorizations, orders and approvals of (or filings with) any governmental entity required in connection with the Merger Agreement shall have been obtained or made, except for filings and any other documents required to be filed after the effective time.

         Furthermore, the obligations of STV to effect the Merger and consummate the other transactions contemplated to occur on the Closing Date are also subject to the following conditions, any of which may be waived in writing by the STV:

         o The representations and warranties of the ESOP contained in the Merger Agreement are true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as of the date of the Merger Agreement; the representations and warranties of the ESOP and Merger Subsidiary contained in the Merger Agreement and in any document delivered in connection with the Merger Agreement are true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as of the Closing Date, except (A) for changes specifically permitted by the Merger Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

         o The ESOP shall have performed or complied with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the effective time.

         o The ESOP shall have delivered to STV a certificate, dated the Closing Date, signed by the Trustee of the ESOP, certifying as to the fulfillment of the conditions specified in the two prior bulletpoints.

         o STV shall have received the transaction financing on terms substantially as outlined in the Commitment Letters and shall have sufficient financing thereunder to consummate the Merger.

         o The ESOP Trustee shall not have consented to permit any of the ESOP Participants to be treated as a dissenting shareholder under the PBCL.

         o The ESOP shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of the Merger Agreement by the ESOP and the consummation by it of the transactions contemplated by the Merger Agreement, and all applicable notice periods shall have expired.

         Furthermore, the obligations of the ESOP and Merger Subsidiary to effect the Merger and consummate the other transactions contemplated to occur on the Closing Date are also subject to the following conditions, any of which may be waived in writing by the ESOP:

         o The representations and warranties of STV contained in the Merger Agreement are true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as of the date of the Merger Agreement; and (ii) the representations and warranties of STV contained in the Merger Agreement and in any document delivered in connection with the Merger Agreement are true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as of the Closing Date, except (A) for changes specifically permitted by the Merger Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date;

         o STV shall have performed or complied with all agreements and conditions contained in the Merger Agreement required to be performed or complied with by it on or prior to the effective time, unless such failure to perform or comply is due to any act by, or omission of the ESOP;

         o The aggregate number of shares of Common Stock owned by those STV shareholders, if any (other than the ESOP), who shall have exercised, or given notice of their intent to exercise, the rights of dissenting shareholders shall be less than three percent of the total number of outstanding Company Common Shares;

         o STV shall have delivered to the ESOP a certificate, dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of STV, certifying as to the fulfillment of the conditions specified in the three prior bulletpoints;

         o From the date of the Merger Agreement through the effective time, there shall not have been any condition, event or occurrence that results in a material adverse effect on STV;

         o STV shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of the Merger Agreement by STV and the consummation by it of the transactions contemplated by the Merger Agreement, and all applicable notice periods shall have expired;

         o STV or the Board of Directors of STV shall have taken any action needed to be taken to provide that options and other similar securities will be treated as provided in the Merger Agreement;

         o The ESOP shall have received a valuation of the assets of STV from a reputable third party, and such other assurances it deems reasonable, that the payment of the merger consideration is in compliance with applicable law;

         o The Trustee shall have received financial opinions from its financial advisor as of the effective time to the effect that
                  (i) the price to be paid by the Company for the Common Stock owned by the Public Shareholders is not greater than the fair market value of such Common Stock and (ii) the Merger and the related transactions are fair to the ESOP from a financial point of view;

         o The Company shall have received financing on terms substantially as are outlined in the Commitment Letter and shall have sufficient financing to consummate the Merger;

         o The votes cast in favor of the Merger at the direction of the ESOP Participants with respect to the Common Stock held by the ESOP, together with any votes cast in favor of the Merger by the Trustee in the exercise of its discretionary fiduciary duty constitute a majority of the Common Stock held by the ESOP, and the Trustee determines that such directions are proper and consistent with ERISA.

Termination, Waiver and Amendment

         The Merger Agreement may be terminated at any time before the Articles of Merger are accepted by the Secretary of State for the Commonwealth of Pennsylvania, before or after STV shareholder approval, in the following ways:

         o by mutual written consent duly authorized by the Trustee of the ESOP and the Special Committee or the Board of Directors of STV;

         o by either the ESOP or STV if (i) any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or such injunction or other action shall have become final and nonappealable, or (ii) any required approval of the shareholders of STV shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

         o by either the ESOP or STV, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before April 30, 2002; provided, that the right to terminate the Merger Agreement in this manner shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

         o by STV, if there has been a material breach of the Merger Agreement on the part of the ESOP of its covenants, or any of its representations or warranties contained in the Merger Agreement shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from STV;

         o by the ESOP, if there has been a material breach of the Merger Agreement on the part STV of its covenants, or any of its representations or warranties contained in the Merger Agreement shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from the ESOP;

         o by STV if STV receives an acquisition proposal in writing from any person or group and STV has concluded that the acquisition proposal is superior to the Merger;

         o by the ESOP, if the ESOP receives a proposal with respect to the Common Stock owned by the ESOP, which the Trustee, in the exercise of its fiduciary duties under ERISA, determines requires it to terminate the Merger Agreement; and

         o by the ESOP if STV (without the consent of the ESOP) (i) shall have withdrawn or modified, in any manner which is adverse to the ESOP, its recommendation or approval of the Merger or the Merger Agreement or shall have resolved to do so or (ii) shall have recommended to the shareholders of STV any acquisition proposal or any transaction described in the definition of acquisition proposal (contained in the Merger Agreement), or shall have resolved to do so.

         If the Merger Agreement is terminated by either STV or the ESOP, the Merger Agreement shall become void and there shall be no liability or obligation on the part of the ESOP or STV or their respective affiliates, officers, directors or shareholders except for provisions relating to expenses, assignability, entire agreement, governing law, headings, incorporation of schedules, severability and interpretation of the agreement.

         At any time prior to the effective time, and subject to applicable law, STV and the ESOP, by action taken or authorized by the Board of Directors of STV and the Trustee of the ESOP, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of STV or the ESOP to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of STV or the ESOP to assert any of its rights under the Merger Agreement shall not constitute a waiver of such rights.

         The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of STV and the ESOP. STV and the ESOP may agree to any amendment or supplement to the Merger Agreement or a waiver of any provision of the Merger Agreement, either before or after the approval of STV's shareholders (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not have a material adverse effect on STV's shareholders which determination will be made by the Board of Directors of STV and will be binding on STV's shareholders.

                                FEES AND EXPENSES

         Whether or not the Merger is completed and except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger will be paid by STV.

         Estimated fees and expenses (rounded to the nearest thousand) to be incurred in connection with the Merger, the financing and related transactions are as follows:

Financing fees and expenses....................................................        $  700,000
Filing fees (Securities and Exchange Commission)...............................             5,000
Legal, accounting and special committee's financial advisors'
     fees and expenses.........................................................         1,000,000
Printing and solicitation fees and expenses....................................            60,000
Miscellaneous..................................................................           235,000
                                                                                       ----------
         Total.................................................................        $2,000,000
                                                                                       ==========

                           PRICE RANGE OF COMMON STOCK

         The Common Stock is currently traded on The Nasdaq Stock Market under the symbol "STVI." The following table sets forth the high and low closing sale prices for shares of the Common Stock, as reported on The Nasdaq Stock Market for the periods listed:

                                                                 High               Low
                                                             ------------       -----------
Fiscal Year ending September 30, 2001
   Third quarter (through _____________, 2001)..........     $      10.80       $     5.125
   Second quarter.......................................           7.4375              4.75
   First quarter........................................             8.00             5.125
Fiscal Year ended September 30, 2000
   Fourth quarter.......................................             9.50            6.8125
   Third quarter........................................             7.50              6.00
   Second quarter.......................................            8.125              6.00
   First quarter........................................            8.875             8.375
Fiscal Year ended September 30, 1999
   Fourth quarter.......................................           8.4375              7.00
   Third quarter........................................           8.6875              6.75
   Second quarter.......................................             9.00              6.50
   First quarter........................................             9.00              4.00

         On April 30, 2001, the last trading day before STV's public announcement that it had entered into the Merger Agreement, the high and low sales prices for the Common Stock as reported on The Nasdaq Stock Market were $6.20 and $5.50 per share, respectively, and the closing sale price on that date was $6.09 per share. On ______________, 2001, the closing price for shares of the Common Stock, as reported on The Nasdaq Stock Market, was $_________. You are urged to obtain current market quotations for STV Common Stock before making any decision with respect to the Merger.

                                    DIVIDENDS

         STV has not declared or paid any dividends with respect to its Common Stock in the past five years. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon STV's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by the Board of Directors. STV does not anticipate that any cash dividends will be paid on its Common Stock in the foreseeable future if, for any reason, the Merger is not completed.

                        COMMON STOCK PURCHASE INFORMATION

         The following transactions involving STV's Common Stock have occurred in the last 60 days:

         o On March 9, 2001, Richard L. Holland, a director of STV, gifted 10,000 shares of Common Stock to his daughter.

         o On May 3, 2001, William J. Doyle, a director of STV, sold 3,500 shares of Common Stock at a price of $10.70 per share. On May 4, 2001, Mr. Doyle sold 9,700 shares of Common Stock, 2,000 shares of which were sold at a price of $10.69 per share and 5,700 shares of which were sold at a price of $10.75 per share. On May 9, 2001, Mr. Doyle sold 28,000 shares of Common Stock at a price of $10.75 per share. Each of these transactions was effected pursuant to Rule 144 of the Securities Act of 1933, as amended.

                           INFORMATION ABOUT THE ESOP

         The ESOP became effective as of October 1, 1981. The plan administrator of the ESOP is STV and the trustee is LaSalle Bank, N.A. The ESOP is a retirement plan which is governed by the Code and the Employee Retirement Income Security Act of 1974, as amended. In addition to the requirements which are imposed by these laws upon retirement plans generally, the ESOP is required to invest primarily in qualifying employer securities of STV. Currently, each participant or beneficiary of the ESOP is entitled to direct the Trustee of the ESOP with respect to the voting of the Common Stock allocated to the account of such participant or beneficiary on all matters requiring a shareholder vote.

         Upon completion of the Merger, the participants' right to direct the voting of Common Stock allocated to their individual accounts will be limited to corporate matters which involve the voting of such shares with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or similar transaction. The participants will no longer be able to direct the voting of such shares with respect to the election of the members of the Company's Board of Directors.

         The ESOP currently permits participants to demand that any distribution from the ESOP be made in the form of Common Stock. After the Merger, participants will no longer have that right and all distributions will be made in cash.

                       INFORMATION ABOUT MERGER SUBSIDIARY

         The directors of the Merger Subsidiary, who will become the directors of STV when the Merger is consummated, are:

                Directors:        Michael Haraturian
                                  Dominick M. Servedio
                                  Peter W. Knipe


         Prior to the consummation of the Merger, the directors of Merger Subsidiary will appoint executive officers of Merger Subsidiary.

         After the Merger the Trustee will be able to determine all the directors and, indirectly, the management of STV.

         At the date of this Proxy Statement, the ESOP owns of record 2,421,694 shares of Common Stock.

         At the effective time of the Merger, STV's articles of incorporation and bylaws will be amended to be the same as the articles of incorporation and bylaws of the Merger Subsidiary were before the effective time of the Merger. The articles of incorporation and bylaws after the effective time of the Merger will be substantially similar to those before the effective time of the Merger except to account for the fact that STV, after the effective time of the Merger, will no longer be a public company and will elect S corporation status. Generally, the changed provisions in the post-effective time articles of incorporation and bylaws will affect the STV Common Stock in the following ways: restrictions on authorizing multiple classes of stock, restrictions on transferability, restrictions on the number and type of shareholders, changing notice periods and other procedural matters that are more appropriate for a privately-held company.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth certain information concerning each director of the Company continuing in office and each executive officer of the Company.


                Name (1)                    Positions with the Company
   ----------------------------------- -------------------------------------

   William J. Doyle (2)(3)(6)(9).......Director
   Michael Haratunian (4)(5)(9)........Chairman.of.the.Board of Directors
   Richard L. Holland (2)(4)(5)(6)(9)..Director
   Peter W. Knipe......................Secretary,.Treasurer and
                                       Chief Financial Officer
   Maurice L. Meier (3)(7).............Director
   Dominick M. Servedio (4)(5)(7)......Director,.President and Chief
                                       Executive Officer
   G. Michael Stakias (2)(3)(6)(8).....Director

----------------------------
(1)  Each of the individuals listed is a citizen of the United States of America
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.
(4)  Member of the Nominating Committee.
(5)  Member of the Executive Committee.
(6)  Member of the Special Committee.
(7)  Term of Directorship Expires in 2001.
(8)  Term of Directorship Expires in 2002.
(9)  Term of Directorship Expires in 2003.

         Mr. Doyle is currently Chairman Emeritus of Winning Strategies Advertising, LLC a major advertising, marketing and communications company. Prior to joining Winning Strategies Advertising, LLC in 1992, he was Vice Chairman of Hill International, a construction consulting firm. He also serves as a Trustee of the Coriell Institute for Medical Research and is Chairman of Doyle Management Services. Mr. Doyle has served on the Company's board of directors since 1993.

         Mr. Haratunian has served on the Company's board of directors since 1986 and has been associated with the Company continuously since 1972. He was elected Chairman of the Board and Chief Executive Officer of STV Group, Incorporated, in 1993 and retired as Chief Executive Officer in 1998. Mr. Haratunian is a registered professional engineer. He is also a director of each of STV's subsidiaries.

         Mr. Holland has served on the Company's board of directors since 1974 and has been associated with the Company in various capacities continuously since 1968 and retired in 1991. Pursuant to an agreement dated September 30, 1986, between the Company and Mr. Holland, Mr. Holland is receiving a severance payment of $138,500 per year in equal monthly installments. These payments will continue through September 2006.

         Mr. Knipe has been continuously associated with the Company since 1979, was appointed Controller in 1983 and was elected Treasurer in 1987, Secretary in 1993 and Chief Financial Officer in 1999. In addition to his positions with the Company, he serves as a director and officer of certain subsidiaries of the Company.

         Mr. Meier, who has been continuously associated with the Company in various capacities since 1968 and became President of Sanders and Thomas, Inc. and Executive Vice President of STV Group, Incorporated, retired on October 1, 1988. Mr. Meier has served on the Company's board of directors since 1986.

         Mr. Servedio has been continuously associated with the Company since 1977, was elected President and Chief Operating Officer of STV Group, Incorporated in 1993 and Chief Executive Officer in 1999, and has served on the Company's board of directors since 1992. Mr. Servedio is a registered professional engineer. He is also President of STV Incorporated.

         Mr. Stakias is currently a partner in Liberty Partners, L.P., and Executive Vice President and Managing Director of its general partner Liberty Capital Partners, Inc., a New York private equity investment firm. Prior to joining Liberty Partners, L.P. in July, 1998, Mr. Stakias was a partner in the law firm of Blank Rome Comisky & McCauley LLP., where he had practiced in the firm's Business and Corporate group since 1980. Mr. Stakias has served on the Company's board of directors since 1999 and currently serves on the boards of directors of Capital MT, LLC, Harbor Solutions, LLC, High Tower Software, Inc., IQ Net Solutions, Inc., NetQos, Inc., Norwood Promotional Products, Inc., PinOak Digital LLC, Regulus Group LLC and Tnex.Net, each privately held companies.

         During the last five years, neither the Company nor, to the best of its knowledge, any of the executive officers or directors of the Company have been convicted in a criminal proceeding or has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such laws.

         The following table shows, for fiscal years ending September 30, 1999 and 2000, the cash compensation paid by the Company, as well as other compensation paid or accrued for those years, to the Company's executive officers.

                                                                                  Long-Term
                                                                                 Compensation
                                                         Annual Compensation        Awards
                                                Fiscal  ----------------------   ------------       All Other
               Name and Position                 Year     Salary       Bonus        Options      Compensation(F)
-------------------------------------------     ------  ----------   ---------   ------------    ---------------
M. Haratunian..............................      2000   $217,534     $  20,000                         $421,573
Chairman of the Board                            1999    215,478 (A)    30,000        15,000            380,968

D.M. Servedio..............................      2000   $425,006      $150,000                         $637,481
President and Chief Executive Officer            1999    425,006 (B)   150,000        36,000            634,829

P. W. Knipe................................      2000   $155,000     $  30,000                           $6,878
Secretary, Treasurer and Chief Financial         1999    139,543        30,000        10,000              6,582
Officer

----------------------------
(A) Does not include $202,759 paid in 1999 which had been deferred in previous years.
(B) Includes $19,821 deferred in 1999 under the Company's Deferred Compensation Plan.
(C) Includes $19,994 deferred in 1998 under the Company's Deferred Compensation Plan.
(D) Includes $20,014 deferred in 1997 under the Company's Deferred Compensation plan but does not include $29,000 paid in 1997 which had been deferred in previous years.
(E) Includes $24,638 deferred in 1999 under the Company's Deferred Compensation Plan.
(F) "All Other Compensation" includes compensation received in connection with contributions to the ESOP, the company-paid medical plan, company-paid life insurance and earnings from the SERPS.

Employment Agreements

         On November 21, 1994, the Company entered into employment agreements (collectively the "Agreements"), effective as of January 1, 1994, with Michael Haratunian, as its Chief Executive Officer, and Dominick Servedio, as its President and Chief Operating Officer (collectively the "Executive Employees"). The Agreements were for a term of five years and provided for a base annual salary of $235,000.00 for Mr. Haratunian and $200,000.00 for Mr. Servedio, which base salary was to be reviewed annually by the Compensation Committee of the Board of Directors (the "Compensation Committee") and could be increased, but not decreased, as a result thereof. On October 29, 1998, the Company entered into employment agreements (collectively the "Agreements"), with Michael Haratunian, effective as of January 1, 1999, as its Chairman of the Board, and Dominick Servedio, effective October 1, 1998, as its President and Chief Operating Officer (collectively the "Executive Employees"). Effective January 1, 1999, Mr. Servedio assumed the position of Chief Executive Officer. The Agreements are for a term of five years and provide for a base annual salary of $212,000 for Mr. Haratunian and $425,000 for Mr. Servedio, which base salary is to be reviewed annually by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Mr. Haratunian's salary must be increased at least by a cost-of-living factor based on the increase in the Consumer Price Index - Urban Consumers for the immediately preceding calendar year. In addition, the Agreements provide that the Executive Employees shall be entitled to participate in the Company's Annual Incentive Plan established by the Compensation Committee and ratified by the Board, all of the Company's long term incentive plans generally available to executive officers, including stock option plans, and all welfare benefit plans and retirement benefits generally available to other employees of the Company. In addition, the Agreements provide for the SERPS for the benefit of Mr. Haratunian and Mr. Servedio. Under the SERPS, Mr. Haratunian will be entitled to a benefit for 15 years commencing upon the later of the termination of his Agreement or the end of his employment term. The amount of the SERPS benefit shall be an amount equal to Employee's salary in the final year of Employee's employment as adjusted during the term of this Agreement. Mr. Servedio will be entitled to a benefit for 15 years commencing on the first day of the month following termination of Employment for any reason other than cause (as defined) or retirement (as defined) in the amount of $325,000 per year. In the event Mr. Servedio's employment is terminated for cause or retirement prior to the completion of his agreement, his SERPS benefit shall be reduced on a pro-rata basis, but in no event, can the reduction be less than the SERPS that was accrued under the terms of the Prior Employment Agreement. Under the terms of the last employment agreement, his payout would be $187,323 per year. The Agreements may be terminated by the Company at any time for "Cause" (as defined), upon the vote of not less than two-thirds of the entire membership of the Company's Board of Directors. An Executive Employee may terminate his employment agreement for "Good Reason" (as defined). In the event that the Company terminates the Executive Employee's employment without Cause, or the Executive Employee terminates his employment for "Good Reason", the Executive Employee is entitled to receive his salary for the greater of the remaining term of the Agreement or twelve (12) months and will be fully vested in the "SERPS" benefits. In the event of a "change in control" (as defined) the SERPS benefits will fully vest and must be funded by the Company. Each employment agreement also contains provisions which are intended to limit the Executive Employee in competing with the Company throughout the term of the Agreement.

         As a result of the Merger, payments amounting to $4.9 million under the SERPS will be accelerated, which will be deductible by STV for U.S. Federal income tax purposes.

         On July 9, 1999, the Company entered into an Employment Agreement with Peter W. Knipe, effective as of June 1, 1999, as Senior Vice President of Finance. The agreement is for a term of two years subject to automatic extension unless terminated and provides for a base annual salary of $140,000 which base salary is to be reviewed annually by the Chief Executive Officer. In addition, the agreement provides that Mr. Knipe shall be entitled to participate in the Company's Annual Incentive Plan, all of the Company's long-term incentive plans generally available to officers including stock option plans and all welfare benefit plans and retirement plans generally available to other employees of the Company. The agreement may be terminated by the Company at any time for "Cause" (as defined). In the event that the Company terminates Mr. Knipe's employment without cause, Mr. Knipe will receive his salary and benefits for the remaining term of the agreement and all stock options, stock awards and similar equity rights shall vest. Mr. Knipe may terminate his Employment Agreement for "Good Reason" after a "Change of Control" (as defined), and he shall be paid a lump sum payment equal to the sum of three times his then current salary plus the amount of any cash bonus awarded to him for services in the then most recent fiscal years and all stock options, stock awards and similar equity rights shall vest and remain exercisable through their original terms. The agreement also contains provisions which are intended to limit Mr. Knipe in competing with the Company throughout the term of the agreement and for one year thereafter.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 30, 2001 with respect to the beneficial ownership of Common Stock by each person known by STV to own beneficially more than 5% of the Common Stock, by each director of the Company, by each of STV's four most highly compensated executive officers, and by all directors and executive officers as a group. All persons listed below have sole voting and investment power with respect to their shares, unless otherwise indicated.


                                                                                                         Percent of
                                                                                   Number of         Outstanding Common
                         Name and Address                                          Shares (1)             Stock (2)
--------------------------------------------------------------------------------  -----------        -------------------
STV Employee Stock Ownership Plan...............................................  2,421,694 (3)            62.41%
c/o STV Group, Incorporated
205 West Welsh Drive
Douglassville, PA  19518

 William J. Doyle...............................................................    194,600                 5.00%
 Winning Strategies Advertising LLC
 533 Fellowship Road
 Mt. Laurel, NJ  08054

 Michael Haratunian.............................................................    388,805 (4)             9.40%
 225 Park Avenue, South
 New York, NY  10003

 Richard L. Holland.............................................................     83,274                 2.15%
 c/o STV Group, Incorporated
 205 West Welsh Drive
 Douglassville, PA  19518

 Peter W. Knipe.................................................................     69,647 (5)             1.78%
 STV Group, Incorporated
 205 West Welsh Drive
 Douglassville, PA  19518

 Maurice L. Meier...............................................................      1,328                    * (6)
 c/o STV Group, Incorporated
 205 West Welsh Drive
 Douglassville, PA  19518

 Whitney A. Sanders II..........................................................     95,724 (7)             2.45%
 225 Park Avenue, South
 New York, NY  10003

 Dominick Servedio..............................................................    309,186 (8)             7.53%
 225 Park Avenue South
 New York, NY  10003

 G. Michael Stakias.............................................................      1,000                    * (6)
 Liberty Partners, L.P.
 1370 Avenue of the Americas
 34th & 35th Floors
 New York, NY  10019

 All executive officers and directors (As a group 8 persons)....................  1,143,564 (9)            25.85%

----------------------------
(1) The securities "beneficially owned" by an individual are determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and, accordingly, may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after April 30, 2001. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Based on 3,880,128 shares of Common Stock outstanding.

(3) ESOP Participants have "pass-through" voting rights. Thus, an ESOP Participant is entitled to direct the ESOP Trustee with respect to the vote of all shares allocated to such participant as of a particular record date. Unallocated shares are voted by the Trustee upon instructions of STV, as plan administrator of the ESOP. As of April 30, 2001, there were approximately 64,927 unallocated shares in the ESOP.

(4) Includes 2,000 shares of Common Stock held by his wife for which Mr. Haratunian does not have voting or investment power and 256,516 shares of Common Stock which may be acquired within 60 days after April 30, 2001, pursuant to stock options. Includes 28,497 shares which were allocated to Mr. Haratunian's account under the ESOP, as of December 31, 2000, and over which he has voting but not investment power.

(5) Includes 30,000 shares of Common Stock which may be acquired within 60 days after April 30, 2001, pursuant to stock options. Includes 13,511 shares which were allocated to Mr. Knipe's account under the ESOP, as of April 30, 2001, and over which he has voting but not investment power.

(6) Less than 1%.

(7) Includes 3,000 shares held by his son for which Mr. Sanders does not have voting or investment power and 30,000 shares of Common Stock which may be acquired within 60 days after April 30, 2001, pursuant to stock options. Includes 19,524 shares which were allocated to Mr. Sanders' account under the ESOP, as of April 30, 2001, and over which he has voting but not investment power. Mr. Sanders serves as Senior Vice President of STV Incorporated, a subsidiary of STV.

(8) Includes 227,516 shares of Common Stock which may be acquired within 60 days after April 30, 2001, pursuant to stock options. Includes 26,246 shares which were allocated to Mr. Servedio's account under the ESOP, as of April 30, 2001, and over which he has voting but not investment power.

(9) Includes 87,778 shares which were allocated to the accounts of such executive officers and directors, as a group, under the ESOP, as of April 30, 2001, and over which such persons have voting but not investment power. Includes 544,032 shares of Common Stock which may be acquired within 60 days of December 31, 2000 pursuant to stock options.

                           INCORPORATION BY REFERENCE

         STV incorporates by reference into this Proxy Statement the following document filed by it with the Commission under the Exchange Act.

                  Annual Report to Shareholders, attached as Exhibit 13.1 to Form 10-K for the Fiscal Year Ended September 30, 2000, filed on December 29, 2000

                                  SOLICITATION

         Proxies are being solicited by and on behalf of the Company. STV will pay the costs of soliciting proxies from its shareholders as well as all mailing and Commission filing fees incurred in connection with this Proxy Statement. In addition to the solicitation of proxies by mail, some of our, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Common Stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

                                  MISCELLANEOUS

         The Board of Directors does not know of any business that will be presented for consideration at the Special Meeting other than that described in this Proxy Statement. However, if any other business should come before the Special Meeting, the persons named in the enclosed form of proxy will vote, or otherwise act, in accordance with their best judgment.

         The date of this Proxy Statement is ________________________, 2001.

            FINANCIAL INFORMATION FOR SIX MONTHS ENDED MARCH 31, 2001

                             STV GROUP, INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)

                                                                                March 31,     September 30,
                                                                                  2001            2000
                                                                               -----------    -------------
ASSETS
Current Assets:
   Cash and cash equivalents...........................................         $1,094,000      $3,382,000
   Accounts receivable.................................................         43,509,000      36,282,000
   Costs and estimated profits of uncompleted contracts in excess of
     related billings..................................................         18,867,000      18,404,000
   Prepaid expenses and other current assets...........................            593,000         915,000
                                                                               -----------     -----------
   Total Current Assets................................................         64,063,000      58,983,000
Property and equipment.................................................          7,729,000       7,655,000
Less accumulated depreciation..........................................          4,708,000       4,767,000
                                                                               -----------     -----------
   Net property and equipment..........................................          3,021,000       2,888,000
Deferred income taxes..................................................          3,142,000       2,852,000
Other assets...........................................................          1,072,000         903,000
                                                                               -----------     -----------
   TOTAL                                                                       $71,298,000     $65,626,000
                                                                               ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Deferred compensation...............................................            $98,000        $100,000
   Accounts payable....................................................         11,579,000       9,025,000
   Accrued expenses....................................................         12,388,000      11,839,000
   Billings on uncompleted contracts in excess of related costs
     and estimated profits.............................................         12,025,000      12,514,000
   Deferred income taxes...............................................          2,157,000       1,983,000
   Income tax payable..................................................            752,000         933,000
                                                                               -----------     -----------
     Total Current Liabilities.........................................         38,999,000      36,394,000
Deferred compensation..................................................          4,569,000       3,886,000
Post-retirement benefits...............................................          1,200,000       1,200,000
Stockholders' Equity:
   Common stock........................................................          2,064,000       2,053,000
   Capital in excess of par............................................          3,651,000       3,546,000
   Retained earnings...................................................         21,586,000      19,318,000
                                                                               -----------     -----------
     Total ............................................................         27,301,000      24,917,000
       Less:  Treasury stock...........................................            771,000        771,,000
                                                                               -----------     -----------
   Total Stockholders' Equity..........................................         26,530,000      24,146,000
                                                                               -----------     -----------
   TOTAL...............................................................        $71,298,000     $65,626,000
                                                                               ===========     ===========

            See notes to condensed consolidated financial statements.

                             STV GROUP, INCORPORATED

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (UNAUDITED)

                                                     Three Months Ended               Six Months Ended
                                                 ---------------------------     --------------------------
                                                          March 31                        March 31
                                                 ---------------------------     --------------------------
                                                    2001            2000            2001           2000
                                                 -----------     -----------     -----------    -----------
Revenues
Total revenues.............................      $45,114,000     $36,538,000     $88,937,000    $70,783,000
Less subcontract and procurement costs.....       13,904,000       8,030,000      27,560,000     14,875,000
                                                 -----------     -----------     -----------    -----------
Operating revenue..........................      $31,210,000     $28,508,000     $61,377,000    $55,908,000
Costs and expenses
Costs of services..........................       26,488,000      23,828,000      52,465,000     46,731,000
General and administrative.................        2,416,000       2,264,000       4,689,000      4,394,000
                                                 -----------     -----------     -----------    -----------
Total costs and expenses...................       28,904,000      26,092,000      57,154,000     51,125,000
Miscellaneous income, net..................            4,000              --          10,000          1,000
Interest expense...........................          (48,000)        (43,000)        (92,000)       (81,000)
Interest income............................           41,000          65,000         124,000        158,000
                                                 -----------     -----------     -----------    -----------
Income before income taxes.................        2,303,000       2,438,000       4,265,000      4,861,000
Income taxes...............................        1,074,000       1,125,000       1,997,000      2,243,000
                                                 -----------     -----------     -----------    -----------
Net income.................................       $1,229,000      $1,313,000      $2,268,000     $2,618,000
                                                 ===========     ===========      ==========     ==========
Basic earnings per share:..................             $.32            $.34            $.59           $.68
Diluted earnings per share:................             $.30            $.31            $.54           $.62


            See notes to condensed consolidated financial statements.

                             STV GROUP, INCORPORATED

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                                                           Six Months Ended
                                                                                               March 31
                                                                                       -------------------------
                                                                                          2001           2000
                                                                                       ----------     ----------
Operating Activities
   Net income...................................................................       $2,268,000     $2,618,000
   Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization..............................................          756,000        577,000
     Deferred income taxes......................................................         (116,000)      (618,000)
     Loss on disposal of property and equipment.................................            5,000          4,000
   Changes in operating assets and liabilities:
     Accounts receivable........................................................       (7,227,000)    (1,986,000)
     Costs of uncompleted contracts in excess of billings and other assets......         (316,000)      (799,000)
     Accounts payable and accrued expenses......................................        3,784,000      1,398,000
     Billings on uncompleted contracts in excess of related costs...............         (489,000)    (4,416,000)
     Income taxes payable.......................................................         (181,000)        45,000
                                                                                      -----------    -----------
       Net cash used in operating activities....................................      $(1,516,000)   $(3,177,000)
Investing Activities
   Purchase of property and equipment...........................................        $(716,000)   $(1,379,000)
   Purchase of software.........................................................         (172,000)      (312,000)
                                                                                      -----------    -----------
     Net cash used in investing activities......................................        $(888,000)   $(1,691,000)
Financing Activities
   Proceeds from issuance of common stock.......................................         $116,000        $37,000
   Proceeds from line of credit and long term borrowings........................        1,700,000              0
   Principal payments on line of credit and long term borrowings................       (1,700,000)             0
                                                                                      -----------    -----------
     Net cash provided by financing activities..................................         $116,000        $37,000
Decrease in cash and cash equivalents...........................................       (2,288,000)    (4,831,000)
Cash and cash equivalents at beginning of period................................        3,382,000      7,248,000
                                                                                      -----------    -----------
Cash and cash equivalents at end of period......................................       $1,094,000     $2,417,000
                                                                                      ===========    ===========

            See notes to condensed consolidated financial statements.

        Notes to Condensed Consolidated Financial Statements (Unaudited)

                                 March 31, 2001

1.  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended March 31, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2001.

2.  USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.  EARNINGS PER SHARE

Basic earnings per share (EPS) is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted EPS recognizes the potential dilutive effects of the future exercise of common stock options.

                                                             Three Months Ended                     Six Months Ended
                                                     ----------------------------------    ----------------------------------
                                                     March 31, 2001      March 31, 2000    March 31, 2001      March 31, 2000
                                                     --------------      --------------    --------------      --------------
Basic earnings per share.......................            $0.32               $0.34             $0.59                $0.68
Shares outstanding.............................        3,880,017           3,839,027         3,873,028            3,837,292

Diluted earnings per share.....................            $0.30               $0.31             $0.54                $0.62
Shares outstanding.............................        4,133,903           4,171,620         4,168,869            4,202,871


4.  RECLASSIFICATION

Certain amounts for 2000 in the accompanying consolidated financial statements have been reclassified to conform to the 2001 presentation.

Management Discussion and Analysis of Financial Condition and Results of Operation

Results of Operations

Total revenues for the quarter ended March 31, 2001 (second quarter of fiscal
2001) increased 23.5% as compared to the second quarter of fiscal 2000 and increased 2.9% as compared to the previous quarter. Operating revenues (total revenues excluding pass through costs) for the second quarter of fiscal 2001 increased 9.5% as compared to the second quarter of fiscal 2000 and increased 3.5% as compared to the previous quarter.

Pass through costs, expressed as a percentage of total revenues, increased to 30.8% compared to 22.0% in the second quarter of fiscal 2000 and decreased from 31.2% in the previous quarter. Pass through costs will vary depending on the need for specialty subconsultants and governmental subcontract requirements.

Costs of services, expressed as a percentage of operating revenues, increased to 84.9% for the second quarter of fiscal 2001 from 83.6% for the second quarter of fiscal 2000 and decreased from 86.1% recorded in the previous quarter. The increase from the second quarter of fiscal 2000 is due mainly to an increase in labor and labor related costs while the decrease from the previous quarter is due primarily to the increase in operating revenues noted above.

General and administrative expense, expressed as a percentage of operating revenue, was 7.7% in the second quarter of fiscal 2001 and is slightly lower than the 7.9% recorded in the second quarter of fiscal 2000 and is comparable to the 7.5% recorded in the previous quarter.

Miscellaneous income, net increased to $4,000 for the second quarter of fiscal 2001 from zero in the second quarter of fiscal 2000 and decreased from $6,000 in the previous quarter.

Interest income, net of interest expense, decreased to net interest expense of $7,000 for the second quarter of fiscal 2001 from net interest income of $22,000 in the second quarter of fiscal 2000 and from $39,000 in the previous quarter due to lower cash balances as cash has been used to finance operating activities.

Income tax expense for the second quarter of fiscal 2001 was 46.6% of pre-tax income compared to 46.1% in the second quarter of fiscal 2000 and 47.0% in the previous quarter. The decrease from the previous quarter is due to non-deductible expenses being lower as a percentage of increased second quarter pre-tax income.

Diluted earnings per common share for the second quarter of fiscal 2001 was $.30 cents versus $.31 cents for the second quarter of fiscal 2000.

Financial Condition and Liquidity

Working capital increased to $25,064,000 at March 31, 2001 from $23,678,000 at December 31, 2000. The Company has a $12,000,000 committed line of credit. The agreement provides that the Company may borrow up to $10,000,000 and issue letters of credit for up to $2,000,000. Approximately $10,000,000 is available on the $12,000,000 line of credit. The Company is planning to continue its program of purchasing computer-assisted design and drafting equipment.

The Company's backlog at March 31, 2001 is approximately $250 million.

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
INTRODUCTION.....................................................................................................1

PROXIES..........................................................................................................1

QUORUM AND TABULATION OF VOTES...................................................................................2

SUMMARY TERM SHEET...............................................................................................2

QUESTIONS AND ANSWERS ABOUT THE MERGER...........................................................................4

WHERE YOU CAN FIND MORE INFORMATION..............................................................................8

IMPORTANT CONSIDERATIONS FOR ESOP PARTICIPANTS ..................................................................9

SUMMARY.........................................................................................................10
  The Companies.................................................................................................10
  The Merger....................................................................................................10
  Our Recommendations to Public Shareholders; Fairness of the Merger............................................10
  Fairness Opinion..............................................................................................11
  Interests of STV's Directors and Officers in the Merger.......................................................11
  Financing For The Merger; Ongoing Financing...................................................................11
  Record Date; Voting Power.....................................................................................12
  The Merger Agreement..........................................................................................12

SELECTED CONSOLIDATED FINANCIAL DATA ...........................................................................17

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ................................................18

THE SPECIAL MEETING ............................................................................................22

THE MERGER......................................................................................................24
  Background of the Merger......................................................................................24
  Prior Discussion with Potential Acquirors ....................................................................26
  Recommendations of the Special Committee and Board of Directors; Fairness of the Merger ......................26
  Projections...................................................................................................29
  Opinion Of Financial Advisor To The Special Committee.........................................................30
  Opinion Of Financial Advisor To Trustee Of The ESOP...........................................................34
  Purpose and Structure Of The Merger...........................................................................38
  Effects of the Merger.........................................................................................38
  Risk That The Merger Will Not Be Completed....................................................................39
  Interests of Certain STV Directors, Officers and Shareholders in the Merger...................................40
  Financing for the Merger; Ongoing Financing...................................................................41
  Accounting Treatment of the Merger............................................................................43
  Material Federal Income Tax Consequences To STV, The ESOP and Public Shareholders.............................43

DISSENTERS' RIGHTS OF APPRAISAL.................................................................................44
  Filing Notice of Intention to Demand Fair Value...............................................................45
  Record and Beneficial Owners..................................................................................46
  Notice to Demand Payment......................................................................................46
  Payment of Fair Value of Common Stock.........................................................................46
  Estimate by Dissenting Shareholder of the Fair Value of Common Stock..........................................47
  Valuation Proceedings.........................................................................................47
  Costs and Expenses of Valuation Proceedings...................................................................48

THE MERGER AGREEMENT............................................................................................48
  The Merger....................................................................................................48
  Closing of the Merger.........................................................................................49
  Effective Time of the Merger..................................................................................49
  Directors, Officers and Governing Documents...................................................................49
  Effect of the Merger..........................................................................................49
  Effect on Capital Stock.......................................................................................49
  Certificates and Ownership Rights.............................................................................50

  Representations and Warranties................................................................................51
  STV Covenants.................................................................................................55
  Shareholder Meeting...........................................................................................57
  Preparation of Proxy Statement................................................................................58
  Access To Information; Confidentiality........................................................................58
  Public Announcements..........................................................................................58
  Reasonable Efforts; Further Assurances........................................................................58
  Costs of Transaction..........................................................................................59
  Insurance; Indemnification....................................................................................59
  Financing.....................................................................................................59
  Merger Subsidiary.............................................................................................59
  Availability of Certain Agreements............................................................................59
  Closing Conditions............................................................................................60
  Termination, Waiver and Amendment.............................................................................62

FEES AND EXPENSES...............................................................................................63

PRICE RANGE OF COMMON STOCK.....................................................................................64

DIVIDENDS.......................................................................................................64

COMMON STOCK PURCHASE INFORMATION...............................................................................64

INFORMATION ABOUT THE ESOP......................................................................................65

INFORMATION ABOUT MERGER SUBSIDIARY.............................................................................65

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.................................................................66
   Employment Agreements........................................................................................68

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................................70

INCORPORATION BY REFERENCE......................................................................................72

SOLICITATION....................................................................................................72

MISCELLANEOUS...................................................................................................72

FINANCIAL INFORMATION FOR SIX MONTHS ENDED MARCH 31, 2001.......................................................73

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                                                  Execution Copy







                          AGREEMENT AND PLAN OF MERGER


                                 By and Between


                       the ESOP of STV GROUP, INCORPORATED

                                       and

                             STV GROUP, INCORPORATED



                           Dated as of April 30, 2001

                                TABLE OF CONTENTS


1. THE MERGER..................................................................3
   1.2    The Closing..........................................................4
   1.3    Effective Time.......................................................4
   1.4    Company Actions......................................................4

2. ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS OF THE
   SURVIVING CORPORATION5
   2.1    Articles of Incorporation and Bylaws of Surviving Corporation........5
   2.2    Directors and Officers of Surviving Corporation......................5

3. CONVERSION OF SECURITIES....................................................5
   3.1    Conversion of Securities.............................................5
   3.2    Dissenting Shareholders..............................................6
   3.3    Payment for and Surrender of Company Common Shares...................7
   3.4    No Further Ownership Rights in Company Common Stock..................9
   3.5    Taking of Necessary Action; Further Action...........................9

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................9
   4.1    Organization and Qualification.......................................9
   4.2    Authorization, Validity and Effect of Agreement......................9
   4.3    Capitalization......................................................10
   4.4    Subsidiaries........................................................10
   4.5    No Conflict; Required Filings and Consents..........................11
   4.6    Litigation..........................................................11
   4.7    Restrictions on Business Activities.................................12
   4.8    Governmental Authorization..........................................12
   4.9    Title to Property...................................................12
   4.10   Intellectual Property...............................................12
   4.11   Taxes...............................................................14
   4.12   Employee Benefit Plans..............................................15
   4.13   Employee Matters....................................................15
   4.14   Compliance With Laws................................................17
   4.15   Accounts Receivable.................................................17
   4.16   No Brokers..........................................................17
   4.17   Opinion of Financial Advisor........................................17
   4.18   Delivery of Documentation...........................................17
   4.19   SEC Filings; Financial Statements; Undisclosed Liabilities..........18
   4.20   Absence of Certain Changes or Events................................18
   4.21   Certain Business Practices..........................................19
   4.22   Environmental.......................................................19
   4.23   Insurance Coverage..................................................19
   4.24   Contracts...........................................................20
   4.25   Representations Complete............................................21

5. REPRESENTATIONS AND WARRANTIES OF SGAC.....................................21
   5.1    Organization........................................................21
   5.2    Authorization, Validity and Effect of Agreement.....................22
   5.3    No Conflict; Required Filings and Consents..........................22
   5.4    No Brokers..........................................................22
   5.5    WARN Act............................................................23
   5.6    Opinion of Financial Advisors.......................................23

6. COVENANTS..................................................................23
   6.1    Acquisition Proposals...............................................23

   6.2    Conduct of Business by the Company..................................24
   6.3    Meeting of Shareholders.............................................26
   6.4    Filings; Other Action...............................................26
   6.5    Access to Information; Confidentiality..............................26
   6.6    Publicity...........................................................27
   6.7    Reasonable Efforts; Additional Actions..............................27
   6.8    Expenses............................................................28
   6.9    Insurance; Indemnity................................................28
   6.10   Financing...........................................................29
   6.11   Newco...............................................................29
   6.12   Availability of Certain Agreements..................................29

7. CONDITIONS.................................................................30
   7.1    Conditions to Each Party's Obligation to Effect the Merger..........30
   7.2    Conditions to Obligation of Company to Effect the Merger............30
   7.3    Conditions to Obligation of SGAC and Newco To Effect the Merger.....31

8. TERMINATION................................................................32
   8.1    Termination.........................................................32
   8.2    Effect of Termination...............................................33
   8.3    Extension; Waiver...................................................34

9. GENERAL PROVISIONS.........................................................34
   9.1    Nonsurvival of Representations, Warranties and Agreements...........34
   9.2    Notices.............................................................34
   9.3    Assignment; Binding Effect..........................................35
   9.4    Entire Agreement....................................................35
   9.5    Amendment...........................................................35
   9.6    Governing Law.......................................................36
   9.7    Counterparts........................................................36
   9.8    Headings............................................................36
   9.9    Interpretation......................................................36
   9.10   Waivers.............................................................36
   9.11   Incorporation of Schedules..........................................36
   9.12   Severability........................................................36
   9.13   Delivery by Facsimile...............................................36
   9.14   Interpretation of Agreement.........................................37


                              DISCLOSURE SCHEDULES

Schedule 4.3         Company Stock Derivatives
Schedule 4.4         Company Subsidiaries
Schedule 4.4A        Joint Ventures
Schedule 4.5         Consents
Schedule 4.6         Litigation
Schedule 4.12(a)(v)  Retiree Welfare Benefits
Schedule 4.12(c)     Employee Benefit Plans
Schedule 4.13        Employee Matters
Schedule 4.16        Brokers
Schedule 4.19        Certain Disclosed Liabilities
Schedule 4.22        Environmental
Schedule 4.23        Insurance
Schedule 4.24        Certain Government Contracts

                          AGREEMENT AND PLAN OF MERGER


         Agreement and Plan of Merger (this "Agreement"), dated as of April 30, 2001 by and between the employee stock ownership plan of STV Group, Incorporated ("ESOP") and STV Group, Incorporated, a Pennsylvania corporation (the "Company").

                                   BACKGROUND

         A. The Board of Directors of the Company (based upon the recommendation of a special committee of its independent directors (the "Special Committee")) has determined that a business combination between the Company and a corporation to be formed by the ESOP under the laws of Pennsylvania prior to the Effective Time (as defined in Section 1.3) ("Newco") is in the best interests of the Company and its shareholders, whereby Newco will merge with and into the Company (the "Merger"), with the Company being the surviving corporation, all upon the terms and subject to the conditions of this Agreement.

         B. The trustee of the ESOP ("Trustee") intends to follow the direction of the ESOP participants with respect to the voting of shares of common stock, $0.01 per value per share, of the Company ("Company Common Shares"), allocated to individual participant accounts to the extent such direction is proper and otherwise consistent with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the terms of the ESOP.

         C. In reliance upon the opinion provided by Willamette Management Associates ("Willamette") to the Trustee, the Trustee has concluded that this Agreement, the Merger and the transactions contemplated hereby are fair to the participants of the ESOP from a financial point of view.

         D. The ESOP intends to be the sole shareholder of the Surviving Corporation.

         E. The Company has arranged for the debt financing necessary to complete the Merger to be provided to the Company simultaneous with the completion of the Merger in accordance with the terms and conditions of certain commitment letters and term sheets (the "Commitment Letters").

         F. Each of the Company and the ESOP desires to provide for the consummation of the Merger and certain other transactions relating thereto, on the terms and subject to the conditions set forth herein.

         NOW THEREFORE, intending to be legally bound, and in consideration of the mutual agreements and covenants set forth below, the parties agree as follows:

         1. THE MERGER.

            1.1 The Merger. On the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Newco will be merged with and into the Company in accordance with the applicable provisions of the Pennsylvania Business Corporation Law (the "BCL"), and the separate corporate existence of Newco will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation") under the corporate name it possesses immediately prior to the Effective Time.

            1.2 The Closing.

                (a) Unless this Agreement shall have been terminated pursuant to the provisions of Article 8, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103-6998, at 10:00 a.m., local time, within two business days following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date (as defined below)) set forth in Article 7 is satisfied or waived in accordance herewith, or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".

                (b) Notwithstanding any approval of this Agreement by the shareholders of the Company and the participants of the ESOP, no agreement between the parties hereto to change the place, time or date of the Closing will require the approval of the shareholders of the Company or the participants of the ESOP.

            1.3 Effective Time. On the Closing Date, Newco and the Company will cause articles of merger with respect to the Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of the BCL, to be filed with the Secretary of State of the Commonwealth of Pennsylvania as provided in
Section 1927 of the BCL. Upon completion of such filing, the Merger will become effective in accordance with Section 1928 of the BCL. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."

            1.4 Company Actions. The Company hereby represents that: (a) its Board of Directors (at a meeting duly held on April 30, 2001), based upon the recommendation of the Special Committee, has adopted resolutions recommending that the holders of Company Common Shares (as defined in Section 3.1) approve and adopt this Agreement and the transactions contemplated hereby, including the Merger; (b) Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") has provided to the Special Committee its opinion that the Consideration (as defined in Section 3.1) to be received by the holders of the Non-ESOP Company Common Shares (as defined in Section 3.1) pursuant to the Merger is fair to such holders from a financial point of view; and (c) in reliance upon the opinion of Houlihan Lokey the Special Committee has concluded that the Consideration to be received by the holders of Non-ESOP Company Common Shares is fair to such holders from a financial point of view. The Company shall file as soon as practicable after the date hereof with the Securities and Exchange Commission (the "SEC") a preliminary and final definitive proxy statement (including certain information described in Schedule 13E-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and required to be set forth in such proxy statement (such preliminary and final definitive proxy statement, and any amendments or supplements thereto, collectively, the "Proxy Statement") pursuant to Rule 13e-3(e)(1) and Rule 14a-3 under the Exchange Act) and shall cause the Proxy Statement to be mailed to the holders of the Company Common Shares. The Company agrees to provide the Trustee and the ESOP's counsel with any written or oral comments the Company or its counsel may receive from the SEC with respect to such Proxy Statement promptly after the receipt of such comments. The Company shall also provide the ESOP and its counsel a reasonable opportunity to review each of the filings relating to the Proxy Statement prior to its filing with the SEC or dissemination to the holders of the Company Common Shares and to participate, including by way of discussions with the SEC, in the response of the Company to such comments.

         2. ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

            2.1 Articles of Incorporation and Bylaws of Surviving Corporation.

                (a) The articles of incorporation of Newco (which shall be mutually agreed to by the Company and the ESOP), as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the articles of incorporation of the Surviving Corporation until amended in accordance with their terms and the BCL.

                (b) The bylaws of Newco (which shall be mutually agreed to by the Company and the ESOP), as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the bylaws of the Surviving Corporation until amended in accordance with their terms and the BCL.

            2.2 Directors and Officers of Surviving Corporation . The directors and officers of Newco (which shall be mutually agreed to by the Company and the ESOP) immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation and shall serve in accordance with the articles of incorporation and bylaws of the Surviving Corporation until his/her successor has been duly elected or appointed and qualified or until his/her earlier death, resignation or removal in accordance with the articles of incorporation and the bylaws of the Surviving Corporation.

         3. CONVERSION OF SECURITIES.

            3.1 Conversion of Securities.

                (a) At the Effective Time, each Company Common Share issued and outstanding immediately prior to the Effective Time, other than as described in Sections 3.1(c) and 3.2 hereof, by virtue of the Merger and without any action on the part of the holders thereof, will be converted solely and exclusively into the right to receive $11.25 per share in cash (the "Consideration") and any dividends payable in accordance with Section 3.3(b). Company Common Shares owned by (i) the ESOP shall be referred to as the "ESOP Company Common Shares" and
(ii) holders other than the ESOP shall be referred to as the "Non-ESOP Company Common Shares".

                (b) At the Effective Time, all Non-ESOP Company Common Shares to be converted into the right to receive the Consideration pursuant to this
Section 3.1, by virtue of the Merger and without any action on the part of the holders thereof, will cease to be outstanding, be canceled and retired and cease to exist, and each holder of Non-ESOP Company Common Shares will thereafter cease to have any rights with respect to such Non-ESOP Company Common Shares (other than the right to receive any dividends payable in accordance with Section 3.3(b)), except the right to receive the Consideration for each of the Non-ESOP Company Common Shares, upon the surrender of the Certificate(s) (as defined in Section 3.3) in accordance with Section 3.3, without any interest thereon, as provided in this Agreement or the rights under Section 1930 of the BCL.

                (c) At the Effective Time, all ESOP Company Common Shares issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, will continue to be outstanding as fully paid and nonassessable shares of common stock, $0.01 par value per share, of the Surviving Corporation.

                (d) At the Effective Time, each share of the capital stock of Newco issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Newco or the holder thereof, will cease to be outstanding, be canceled and retired and cease to exist without payment of any Consideration therefor.

                (e) All notes and other debt instruments of the Company which are outstanding immediately prior to the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

                (f) All options and warrants to purchase Company Common Shares which are outstanding immediately prior to the Effective Time (each, a "Company Stock Derivative") by virtue of the Merger and without any action on the part of the holder hereof shall be canceled immediately prior to the Effective Time in exchange for the right to receive an amount of cash equal to the product of (i) the number of Company Common Shares subject to such Company Stock Derivative immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Consideration over (B) the per share exercise price of such Company Stock Derivative, to be delivered by the Surviving Corporation immediately following the Effective Time.

                (g) At the Effective Time, each share of capital stock of Company held in the treasury of Company shall, by virtue of the Merger and without any action on the part of the Company, cease to be issued, be canceled and retired and cease to exist without payment of any Consideration therefor.

            3.2 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, holders of Company Common Shares that have, as of the Effective Time, complied with all procedures necessary to assert dissenters rights in accordance with the BCL, if applicable, (collectively, the "Dissenting Shareholders") shall have such rights, if any, as they may have pursuant to
Section 1930 of the BCL and such Company Common Shares shall not be converted or be exchangeable as provided in Section 3.1, but such holders shall be entitled to receive such payment as may be determined to be due to such holders pursuant to the BCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn his right to appraisal and payment pursuant to Section 1576 of the BCL, such holder shall be conclusively presumed to have approved and ratified the Merger and such holder's Company Common Shares shall thereupon be deemed to have been converted and to have become exchangeable, as of the Effective Time, into the right to receive the Consideration, without interest thereon, and any dividends payable pursuant to
Section 3.3, upon surrender of the Certificate or Certificates (as defined in Section 3.3) in the manner provided in Section 3.3. The Company shall give the

ESOP prompt notice of any demand for dissenters rights received by the Company (and shall also give the ESOP prompt notice of any withdrawals of such demands for dissenters rights) and the ESOP shall have the opportunity and right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the ESOP, settle or otherwise negotiate or offer to settle any such demand for dissenters rights.

            3.3 Payment for and Surrender of Company Common Shares.

                (a) From time to time as needed by such bank or trust company designated by the ESOP and reasonably acceptable to the Company (the "Paying Agent"), the Surviving Corporation will deposit with the Paying Agent, for the benefit of the holders of Company Common Shares, cash, cash equivalents or a combination thereof in an aggregate amount equal to the product of (i) the number of Company Common Shares issued and outstanding at the Effective Time (other than the Company Common Shares referred to in Sections 3.1(c) and 3.2), multiplied by (ii) the Consideration referred to in Section 3.1 (being hereinafter referred to as the "Payment Fund"). The Paying Agent will, pursuant to irrevocable instructions from the Surviving Corporation, deliver the Consideration contemplated by Section 3.1 out of the Payment Fund, and, except as provided in this Section 3.3, the Payment Fund will not be used for any other purpose. The Paying Agent shall invest any cash included in the Payment Fund, as directed by the Surviving Corporation, on a daily basis; provided such investment shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investor Services, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, Inc. or certificates of deposit issued by a commercial bank having at least $10,000,000 in assets. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

                (b) Promptly after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares that, upon the Effective Time, were converted to the right to receive the Consideration pursuant to Section 3.1 (the "Certificates"): (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive the Consideration for each of the Company Common Shares represented by such Certificates, and the Certificates so surrendered will promptly be canceled. Until so surrendered, Certificates will represent solely the right to receive the Consideration plus any declared but unpaid dividends. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. No dividends or other distributions, if any, that are declared prior to the Effective Time and are payable after the Effective Time to holders of record of Certificates will be paid to persons entitled by reason of the Merger to receive the Consideration until such persons surrender their Certificates. Upon such surrender, there will be paid to the registered holders of surrendered Certificates such declared but unpaid dividends or other distributions, if any, on the appropriate payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any Consideration is to be paid to a person whose name is a name other than that in which the surrendered Certificate in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Paying Agent any transfer or other taxes required by reason of the payment of such Consideration in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Consideration deliverable in respect thereof as determined in accordance with this Agreement, provided that the person to whom the Consideration is paid shall, as a condition precedent to the payment thereof if required by the Surviving Corporation, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                (c) Any portion of the Payment Fund which remains unclaimed by the former shareholders of the Company for 180 days after the Effective Time will be delivered to the Surviving Corporation and any former shareholders of the Company will thereafter look only to the Surviving Corporation as a general creditor, except as described in Section 3.3(b), for payment of their claim for the Consideration for the Company Common Shares, without any interest thereon.

                (d) None of the ESOP, Newco, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Company Common Shares for such shares (or dividends or distributions with respect thereto) or cash from the Payment Fund (or from the Surviving Corporation after the Payment Fund has terminated) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Immediately prior to the time as any amounts remaining unclaimed by holders of any such shares would otherwise escheat to or become property of any Governmental Entity (as defined below), such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

                (e) The Paying Agent or the Surviving Corporation shall be entitled to withhold from the Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares (i) such amounts as the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, and (ii) with respect to any Company Stock Derivative, accounting for any amounts due the Company regarding the exercise price of any such Company Stock Derivative, as applicable. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation.

            3.4 No Further Ownership Rights in Company Common Stock. The Consideration delivered upon the surrender for exchange of Company Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares, and, other than with respect to Company Common Shares held by the ESOP, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.

            3.5 Taking of Necessary Action; Further Action. Each of the Company, the ESOP and Newco will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Newco, the officers and directors of the Company , Newco and the Trustee, immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the ESOP and Newco as follows:

            4.1 Organization and Qualification. The Company and each of its Subsidiaries (as defined in Section 4.4) is a corporation or organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, have a Company Material Adverse Effect (as defined below). The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change, series of changes or any effect that, either individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, operations, properties, prospects, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole. The Company has previously delivered to the ESOP correct and complete copies of the articles of incorporation and bylaws (or equivalent governing instruments), as currently in effect, of the Company and each of its Subsidiaries.

            4.2 Authorization, Validity and Effect of Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and, subject to receipt of necessary shareholder approval, to consummate the transactions contemplated hereby. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by (i) the affirmative vote of a majority of the votes cast by the Company's shareholders and (ii) the affirmative vote of a majority of the votes cast by holders of the ESOP Company Common Shares and the holders of the Non-ESOP

Company Common Shares, with each group voting as a separate class, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally, (ii) the availability of injunctive relief and other equitable remedies, and (iii) ERISA.

            4.3 Capitalization. The authorized capital stock of the Company consists of 12,000,000 Company Common Shares. As of the close of business on the date hereof: (a) 3,880,128 Company Common Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and 248,846 shares were held in the Company's treasury,; (b) no Company Common Shares were held by Subsidiaries (as defined in Section 4.4) of the Company, (c) a total of 2,000,000 Company Common Shares were reserved for future issuance pursuant to outstanding Company Stock Derivatives whether or not granted under the Company's stock option plans (the "Company Stock Option Plans"); (d) Schedule 4.3 is a true and complete list, as of the date hereof, of the holders of all Company Stock Derivatives, the number of Company Common Shares subject to each such option or warrant and the exercise prices thereof. Except as set forth on
Schedule 4.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Company Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or any capital stock of any its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. There are no persons with registration or other similar rights to have any securities (debt or equity) of the Company registered by the Company under the Securities Act of 1933, as amended (the "Securities Act").

            4.4 Subsidiaries. Schedule 4.4 sets forth a complete and accurate list of the Subsidiaries of the Company and indicates for each such Subsidiary the jurisdiction of incorporation or organization. Except as set forth on
Schedule 4.4, each of the Company's Subsidiaries is wholly owned by the Company or a Subsidiary of the Company. Each outstanding share of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, each such share owned by the Company or another of its Subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions. Except for the Subsidiaries listed on Schedule 4.4 hereof and the entities listed on Schedule 4.4A hereof, neither the Company nor its Subsidiaries owns any equity interest in any other joint venture, partnership, corporation, limited liability company, association, joint-stock company or any other similar entity of any kind whatsoever.

            4.5 No Conflict; Required Filings and Consents.

                (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) subject to making the filings and obtaining the approvals identified in this Section 4.5, conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) except as set forth on Schedule 4.5, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected.

                (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity") by either the Company or any of its Subsidiaries, except for (A) applicable requirements, if any, of the Exchange Act, (B) the filing of the Articles of Merger and related requirements pursuant to the BCL, (C) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval, triggered by the Merger or the other transactions contemplated by this Agreement as set forth on Schedule 4.5, and (D) applicable requirements, if any, of the Internal Revenue Code of 1986, as amended (the "Code"), and state, local and foreign tax laws.

                (c) The affirmative vote of a majority of the votes cast by the Company's shareholders and the affirmative vote of a majority of the votes cast by holders of the ESOP Company Common Shares and the holders of the Non-ESOP Company Common Shares, with each group voting as a separate class, are the only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby on behalf of the Company.

            4.6 Litigation. Except as set forth in the Company's filings with the Securities and Exchange Commission or on Schedule 4.6, there is no order or private or governmental action, suit, proceeding, claim, arbitration or investigation (each an "Action") pending or, to the knowledge of the Company or its Subsidiaries, threatened before any agency, court or tribunal, foreign or domestic, against the Company, any of its Subsidiaries, or any of their respective properties or any of their respective officers or directors (in their capacities as such) or any Company Plan (as defined in Section 4.12) or any fiduciary thereof that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect.

            4.7 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted or as proposed to be conducted by the Company or its Subsidiaries.

            4.8 Governmental Authorization. The Company or its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's or its Subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

            4.9 Title to Property. The Company and its Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Financial Statements (as defined in Section 4.19) or acquired after the Balance Sheet Date (as defined in Section 4.19) (except properties, interests in properties and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all liens, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby in the manner currently used in the conduct of the Company's or its Subsidiaries' business, or otherwise materially impair business operations involving such properties and
(iii) liens securing debt which is reflected in the Financial Statements. The plants, property and equipment of the Company and its Subsidiaries that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company and its Subsidiaries are reflected in the Financial Statements to the extent generally accepted accounting principles require them to be so reflected. Subject to Section 4.10(a), the Company and each of its Subsidiaries own or lease all of the assets necessary for the operation of their respective businesses, as and where such businesses are presently conducted.

            4.10 Intellectual Property.

                (a) The Company or its Subsidiaries owns, licenses or otherwise possesses legally enforceable rights to use, all intellectual property, including without limitation, patents, trademarks, trade names, service marks, domain names, trade dress, copyrights, copyrightable works, mask works, hardware, discoveries, databases, systems, networks, documentation, drawings, research and development, schematics, technology, know-how, trade secrets, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and proprietary information or material ("Intellectual Property") that are used in the business of the Company or its Subsidiaries as currently conducted.

                (b) To the knowledge of the Company and its Subsidiaries, there is no unauthorized use, disclosure, infringement or misappropriation (each an "Infringement") of any Intellectual Property rights of the Company or its Subsidiaries by any third party, including any employee or former employee of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries have agreed to indemnify any other person against any charge of Infringement of any Intellectual Property, other than indemnification provisions contained in end-user purchase orders or sales contracts arising in the ordinary course of business.

                (c) All material Intellectual Property owned or used by the Company or its Subsidiaries is valid and subsisting. Neither the Company nor its Subsidiaries have been sued in any Action which involves a claim of Infringement of any third party. The manufacturing, marketing, licensing or sale of the Company's products and services and the operation of its business does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. Neither the Company nor its Subsidiaries have brought any Action for Infringement of Intellectual Property or breach of any agreement involving Intellectual Property against any third party. There are no outstanding or imminent Actions or orders nor, to the Company's or its Subsidiaries' knowledge, threatened Actions or orders that seek to limit or challenge the use, ownership, validity, enforceability or value of any Intellectual Property of the Company or its Subsidiaries, nor, to the Company's or its Subsidiaries' knowledge, is there a valid basis for any such Action or order.

                (d) The Company and its Subsidiaries have used commercially reasonable efforts to protect and preserve the confidentiality of all Intellectual Property that is confidential in nature ("Confidential Information"). All use, disclosure or appropriation of material Confidential Information owned by the Company or any of its Subsidiaries by or to a third party has been pursuant to the terms of a written agreement between the Company or any of its Subsidiaries and such third party. All use, disclosure or appropriation by the Company or any of its Subsidiaries of material Confidential Information not owned by the Company or any of its Subsidiaries has been pursuant to the terms of a written agreement between the Company or one or more of its Subsidiaries and the owner of such Confidential Information, or is otherwise lawful. The Company and its Subsidiaries has used commercially reasonable efforts to protect and preserve the integrity and security of its software, systems and networks and the information thereon from any unauthorized use, access or appropriation.

                (e) There are no actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Intellectual Property right, including the payment of any fees or the filing of any responses or documents needed to obtain, maintain, perfect, preserve or renew any Intellectual Property.

            4.11 Taxes. The Company and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company is or has been a member, have properly completed and timely filed (taking into account all extensions) all Tax Returns (as defined below) required to be filed by them and have paid all Taxes shown thereon to be due, other than any Taxes for which adequate reserves in accordance with generally accepted accounting principles have been reflected in the Financial Statements. The Company's Financial Statements reflect any Taxes of the Company or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns other than Taxes arising in the ordinary course of business after the date of the Financial Statements. The Company has not, or will not have at the Effective Time, any material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course subsequent to December 31, 2000. There is (i) no material claim for Taxes that is a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (ii) to the Company's knowledge, no audit of any Tax Return of the Company being conducted by a Tax Authority (as defined below), (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company and currently in effect, and (iv) no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code. The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. The Company has not filed and will not file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company. The Company is not a party to any Tax sharing or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement. The Company has not filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. The Company has not ever been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes. The Company has not ever been a "United States real property holding corporation" within the meaning of Section 897 of the Code.

            4.12 Employee Benefit Plans.

                (a) (i) Each Company Plan (as defined below) has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified, has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of their "Controlled Group" (within the meaning of Section 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no "reportable event" (as defined in Section 4043 of ERISA) or "prohibited transaction" (as defined in Section 406 of ERISA and
Section 4975 of the Code) has occurred with respect to any Company Plan; and (v) no Company Plan provides retiree welfare benefits and neither the Company nor any member of its Controlled Group has no obligations to provide any retiree welfare benefits.

                (b) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code, and the Company could not have, directly or indirectly, any current or future liability under Title IV of ERISA or Section 412 of the Code (including, without limitation, an obligation to indemnify any person or entity for liability related to a plan subject to Title IV of ERISA or Section 412 of the Code). No Company Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and neither the Company nor any member of its Controlled Group has any liability or contributes (or has at any time contributed or had an obligation to contribute) to any multiemployer plan.

                (c) Except as provided in Schedule 4.12, no Company Plan exists that, as a result of the execution of this Agreement or the transaction contemplated by this Agreement, could result in the payment to any Company Employee of any money or other property or could result in the increase, acceleration or provision of any other rights or benefits to any Company Employee.

                (d) For purposes of this Agreement, the term "Company Plans" means each "employee benefit plan" (within the meaning of section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether oral or written, under which any current or former employee or director of the Company (the "Company Employees") has any current or future right to benefits or under which the Company or any of its Subsidiaries has any current or future liability.

            4.13 Employee Matters. Except as set forth on Schedule 4.13, (1) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws, regulations, agreements, contracts and policies relating to employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices; (2) the Company and its Subsidiaries have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and the Company and its Subsidiaries are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (3) the Company and its Subsidiaries are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to any unpaid unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice); (4) as of the date hereof, there are no pending claims against the Company or any of its Subsidiaries under any workers compensation plan or policy or for long-term disability which could be reasonably likely to have a Company Material Adverse Effect; (5) there are no controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have resulted, or would reasonably be expected to result, in an action, suit, complaint, proceeding, claim, arbitration or investigation before or by any governmental agency, administrative agency, court, commission or tribunal, foreign or domestic by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's or any of its Subsidiaries' employees which could be reasonably likely to have a Company Material Adverse Effect; (6) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract, and neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees; (7) to the Company's and its Subsidiaries' knowledge, no employees of the Company or its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted by the Company or its Subsidiaries or to the use of trade secrets or proprietary information of others; (8) neither the Company nor its Subsidiaries is a party to any employment agreement or consulting agreement with any person or entity, nor is any such contract or agreement presently being negotiated; (9) there is no unfair labor practice charge or complaint pending or, to the best knowledge of the Company and its Subsidiaries, threatened against or otherwise adversely affecting the Company or any of its Subsidiaries; (10) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise adversely affecting the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such labor controversy within the past five years; (11) no grievance is pending or, to the best knowledge of the Company and its Subsidiaries, threatened which, if adversely decided, could result in having a Company Material Adverse Effect; (12) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Government agency relating to employees or employment practices; (13) the Company and its Subsidiaries have paid in full to all of their respective employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or law; (14) neither the Company nor any of its Subsidiaries is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, and neither the Company nor any of its Subsidiaries will have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or its Subsidiaries of any persons employed by the Company or its Subsidiaries on or prior to the Closing Date; (15) neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five years, and neither the Company nor any of its Subsidiaries has planned or announced any such action or program for the future; (16) neither the Company nor any of its Subsidiaries shall, at any time within the 90-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (29 U.S.C. ss. 2101 et seq.) (the "WARN Act") or any state law, affecting in whole or in part any site of employment, facility, operating unit or employee; and (17) the Company and its Subsidiaries are in compliance with its obligations pursuant to the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

            4.14 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Company Material Adverse Effect.

            4.15 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with generally accepted accounting principles and in a manner consistent with prior periods.

            4.16 No Brokers. Except as disclosed in Schedule 4.16, neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder or other professionals to act on behalf of the Company in connection with the transactions contemplated by this Agreement (the fees of which will be paid by the Company), or incurred any liability for any investment banking, business or legal consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to persons disclosed on Schedule 4.16. The Company has provided the ESOP with a true and correct copy of the engagement letter between the Company any persons on
Schedule 4.16.

            4.17 Opinion of Financial Advisor. Houlihan Lokey has provided its opinion to the Company to the effect that, as of the date hereof, the Consideration to be received by the holders of Non-ESOP Company Common Shares in the Merger is fair to such holders from a financial point of view, and a complete and correct signed written copy of such opinion, promptly upon receipt thereof, will be delivered to the ESOP.

            4.18 Delivery of Documentation. The Company has provided to the ESOP any documentation prepared by the Company or provided to the Company, including meeting minutes, by the Special Committee or its counsel or financial advisors.

            4.19 SEC Filings; Financial Statements; Undisclosed Liabilities. The Company has made all filings required to be made under the Exchange Act and the Securities Act with the SEC since January 1, 1996 (the "SEC Filings"). As of their respective dates, the SEC Filings and any other filings made since January 1, 1996 by the Company with the SEC complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such filings, and the filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (the "Financial Statements") set forth in the SEC Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Securities Act or the Exchange Act, as the case may be, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to exceptions permitted by Form 10-Q under the Exchange Act and to normal year-end adjustments). As of December 31, 2000 (the "Balance Sheet Date"), neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of its Subsidiaries has incurred, any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due that are required to be recorded or reflected on a consolidated balance sheet of the Company under generally accepted accounting principles, except (i) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business, (ii) liabilities that are reflected or reserved against or disclosed in the financial statements of the Company included in the SEC Filings, (iii) liabilities that would not have a Company Material Adverse Effect or (iv) as otherwise disclosed on Schedule 4.19.

            4.20 Absence of Certain Changes or Events. Except as disclosed in the SEC Filings filed and publicly available prior to the date hereof, since the Balance Sheet Date the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and as of the date hereof there has not been: (i) any condition, event or occurrence that has resulted in a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock; (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iv) except as reflected in Schedule 4.3 and except as set forth on Schedule 4.13, (x) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (y) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the Balance Sheet Date or (z) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with past practice; (v) any damage, destruction or loss, whether or not covered by insurance, that has had or will have a Company

Material Adverse Effect; or (vi) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices.

            4.21 Certain Business Practices. None of the Company, any of its Subsidiaries or any directors, officers, agents or employees of the Company or any of its Subsidiaries has, within the past five years, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including but not limited to unlawful expenses related to political activity, or
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

            4.22 Environmental. Except as would not have a Company Material Adverse Effect (1) the operations of the Company and the Subsidiaries are in compliance in all material respects with all Environmental Laws; (2) except as set forth on Schedule 4,22, neither the Company nor any of its Subsidiaries have received written notice of any violation of Environmental Laws from a governmental agency, except for such notices of violation that have been finally resolved and as to which no further action or payments by the Company or any Subsidiary is required. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 1995 of potential liability form any person under or relating to the Comprehensive Environmental Response, Compensation and Liability Information System promulgated under CERCLA, or any comparable state or local law. "Environmental" means, soil, land, surface or subsurface strata, surface waters (including without limitation navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), ground waters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

         "Environmental Law" means all applicable Laws of federal, state and local authorities, any policies having the force of law, or any common law principles, concerning pollution or protection of the Environment or natural resources, or relating to the manufacturing, distribution, use, storage, treatment, processing, transportation, disposal, emission, discharge, release or threatened release of Materials of Environmental Concern; including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss.9601, et seq.; the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.ss.6901, et seq.; the Safe Drinking Water Act, 42 U.S.C.ss.300f, et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.2601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.136, et seq.; the Federal Water Pollution Control Act, 33 U.S.C.ss.1251, et seq.; the Oil Pollution Act of 1990, 33 U.S.C.ss.2701, et seq.; the Clean Air Act, 42 U.S.C.ss.7401, et seq.; and counterpart state and local laws, and the regulations adopted thereunder.

         "Materials of Environmental Concern" means hazardous chemicals, hazardous pollutants, contaminants, hazardous wastes, toxic substances, hazardous substances, hazardous materials, petroleum and petroleum products and asbestos as such terms are defined under applicable Environmental Law.

            4.23 Insurance Coverage. The Company and its Subsidiaries have maintained in full force and effect insurance policies covering their respective businesses and assets which are adequate in amounts and types of risks for the conduct of the Company and its Subsidiaries and all premiums necessary to maintain such insurance policies have been paid or accrued in full. Except as set forth on Schedule 4.23, there is no claim by the Company or any Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Since the respective dates of such policies, no notice of cancellation or nonrenewal with respect to any such policy has been received by the Company or any Subsidiary.

            4.24 Contracts. Subject to review of due diligence material.

                (a) Material Contracts. All of the Material Contracts are valid and binding and in full force and effect and there are no defaults thereunder or events which with notice or the passage of time would constitute a default by the Company or any Subsidiary or, to the knowledge of the Company, by any other party thereto, except for such defaults and events as to which requisite waivers or consents have been obtained. There have been made available to the ESOP true and complete copies of all the Material Contracts.

                (b) Government Contracts.

                    (i) With respect to each Government Contract or Bid (in each case as defined below) to which the Company or any Subsidiary is a party, (A) the Company or such Subsidiary has fully complied with all material terms and conditions and all applicable requirements of statute, rule, regulation or order; (B) no notice has been received alleging that the Company or such Subsidiary is in breach or violation of any statutory, regulatory or contractual requirement; (C) no written notice of termination for convenience, termination for default, cure notice or show-cause notice has been received by the Company or such Subsidiary; and (D) other than in the ordinary course of business, no money due to the Company or such Subsidiary has been (or has been threatened to be) withheld or set off.

                    (ii) Except as set forth on Schedule 4.24, none of the Company or any Subsidiary, nor any of the Company's or any Subsidiary's directors or officers or, to the Company's knowledge, any employees, agents or consultants is (or for the last three years has been) (A) under administrative, civil or criminal investigation, indictment or information, or audit by the U.S. Government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (B) suspended or debarred from doing business with the U.S. Government or declared nonresponsible or ineligible for government contracting. Neither the Company nor any Subsidiary has made, within the past three years, a voluntary disclosure to the U.S. Government with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid relating to the Company or any Subsidiary. To the Company's knowledge, there are no circumstances that would warrant suspension or debarment proceedings or the finding of nonresponsility or ineligibility on the part of the Company or any Subsidiary.

                (c) For purposes of this Section 4.24 the following terms shall have the meanings set forth below:

                    (i) "Material Contract" means any contract or agreement (including any and all amendments thereto) to which the Company or any Subsidiary is a party and which (A) relates to indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company or any Subsidiary, (B) relates to employment, compensation, severance, or consulting between the Company or any Subsidiary and any person, including, without limitation, any such agreement the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement (C) is a contract for capital expenditures, or the acquisition or construction of fixed assets for or in respect of any real property, involving payments in excess of $100,000.00, (D) is a joint venture or partnership contract or a limited liability company operating agreement, and (E) is material to the business, results of operations, financial condition or prospects of the Company and the Subsidiaries taken as a whole.

                    (ii) "Bid" means any outstanding quotation bid or proposal by the Company which, if accepted or awarded, would lead to a contract with the U.S. Government or a prime contractor or a higher tier subcontractor to the U.S. Government, for the design, manufacture or sale of products or the provision of services by the Company directly or indirectly to the U.S. Government.

                    (iii) "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any Subsidiary and (A) the U.S. Government, (B) any prime contractor to the U.S. Government or (C) any subcontractor with respect to any contract described in clause (A) or (B).

                    (iv) "U.S. Government" means the United States government including any and all agencies, commissions, branches, instrumentalities and departments thereof.

            4.25 Representations Complete. None of the representations or warranties made by the Company herein or in any Schedule hereto or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


         5. REPRESENTATIONS AND WARRANTIES OF THE ESOP. The ESOP represents and warrants to the Company as follows:

            5.1 Organization. Newco, when formed and at the Effective Time, will be wholly-owned by the ESOP, duly incorporated, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Newco will not incur any obligations or liabilities or engage in any business or activities of any type or kind whatsoever or enter into any agreements or arrangements with any person or entity. Prior to the Effective Time, the ESOP will deliver to the Company correct and complete copies of the articles of incorporation and bylaws, as currently in effect, of Newco.

            5.2 Authorization, Validity and Effect of Agreement. The Trustee and ESOP have the requisite power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. Newco, when formed and at the Effective Time, will have the requisite corporate power and authority to execute and deliver all agreements and documents contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger and the consummation by the ESOP and Newco of the transactions contemplated hereby have been duly and validly authorized by the Trustee and the Board of Directors and shareholder of Newco, and no other action (corporate or otherwise) on the part of the ESOP or Newco is necessary, will be necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the ESOP and constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the ESOP and Newco (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the ESOP and Newco enforceable against each of them in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally, (ii) the availability of injunctive relief and other equitable remedies, and (iii) ERISA.

            5.3 No Conflict; Required Filings and Consents.

                (a) The execution and delivery of this Agreement by the ESOP do not, and the consummation by the ESOP and Newco of the transactions contemplated hereby will not: (i) conflict with or violate the ESOP or the articles of incorporation or bylaws of Newco; (ii) except with respect to ERISA, conflict with or violate any law, rule, regulation, order, judgment or decree (whether United States or foreign) applicable to the ESOP or Newco or by which any property or asset of the ESOP or Newco is bound or affected; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the ESOP or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the ESOP or Newco is a party or by which the ESOP or Newco or any property or asset of the ESOP or Newco is bound or affected.

                (b) The execution and delivery of this Agreement by the ESOP do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the ESOP and Newco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (A) applicable requirements, if any, of the Exchange Act, (B) the filing of the Articles of Merger and related requirements pursuant to the BCL, (C) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (D) applicable requirements, if any, of the Code and state, local and foreign tax laws.

            5.4 No Brokers. Neither the ESOP nor any of its directors or officers has employed, nor Newco nor any of its directors or officers will employ any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Willamette or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to Willamette. The ESOP has provided the Company with a true and correct copy of the engagement letter between the ESOP and Willamette.

            5.5 WARN Act. The ESOP does not intend to implement a "plant closing" or a "mass layoff", as those terms are defined in the WARN Act, in respect of the Company or any of its Subsidiaries within 90 days after the Closing Date. The Surviving Corporation shall be solely responsible for giving any and all notices required by the WARN Act or any similar state law or regulation because of any action taken by the ESOP or the Surviving Corporation with respect to the Company or any of its Subsidiaries occurring on or after the Closing Date. The parties hereby designate the Closing Date as the "effective date" for purposes of the WARN Act.

            5.6 Opinion of Financial Advisors. Willamette has provided its opinion to the Trustee to the effect that, as of the date hereof, (i) the price to be paid by the Company for the Non-ESOP Company Common Shares in the Merger is not greater than the fair market value of such shares and (ii) the Merger and related transactions are fair to the ESOP from a financial point of view, and a complete and correct signed written copy of such opinion, promptly upon receipt thereof, will be delivered to the Company.

         6. COVENANTS.

            6.1 Acquisition Proposals.

                (a) Upon execution of this Agreement, the Company will, and will instruct its affiliates, agents or representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined below). Prior to the Effective Time, the Company agrees that neither it nor any of its Subsidiaries, affiliates, agents or representatives will, nor will it or any of its Subsidiaries, affiliates, agents or representatives permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Company receives an unsolicited proposal or offer with respect to an Acquisition Proposal, the Special Committee or the Board of Directors of the Company shall be entitled to review and participate in negotiations concerning such proposal and furnish confidential information and data concerning the Company and its Subsidiaries to the offeror; provided that (A) the offeror executes a confidentiality agreement with the Company and (B) upon execution thereof, the Company shall have furnished, or concurrently with the provision of such information to such offeror shall furnish, the ESOP with all such information provided to such offeror. The Company shall notify the ESOP immediately of any such unsolicited Acquisition Proposal, or any inquiry or contact with any person with respect thereto, and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal and, subject to the fiduciary duties of the Special Committee under applicable law, shall keep the ESOP promptly advised of all material developments related thereto. In addition, in the event that (i) the Company enters into negotiations with respect to an unsolicited Acquisition Proposal or

(ii) the Company's Board of Directors (upon recommendation of the Special Committee) shall withdraw its approval of this Agreement and the transactions contemplated hereby or its recommendation to the shareholders of the Company to approve the same, then the Company shall immediately deliver an additional notice of such events to the ESOP.

                (b) For purposes of this Agreement, an "Acquisition Proposal" shall mean a proposal involving any of the following (other than the transactions among the Company and the ESOP contemplated hereunder or which the ESOP consents to in writing in advance) involving the Company or any of its
Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction (other than mergers, business combinations or other similar transactions pursuant to which the Company may acquire another entity); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a significant portion of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            6.2 Conduct of Business by the Company. Prior to the Effective Time, except as contemplated by any other provision of this Agreement, unless the ESOP has previously consented in writing thereto, the Company:

                (a) will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

                (b) will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                (c) will not amend its articles of incorporation or bylaws or comparable governing instruments;

                (d) will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in Article 4 would be untrue or incorrect in any material respect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify the ESOP in writing thereof;

                (e) will promptly deliver to the ESOP true and correct copies of any report, statement, application or schedule (including any exhibits thereto) filed with the SEC subsequent to the date of this Agreement;

                (f) will not (i) issue any shares of its capital stock other than the issuance of Company Common Shares issuable upon exercise of Company Stock Derivatives outstanding on the date of this Agreement (in accordance with the present terms thereof), effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other equity rights not existing on the date hereof to acquire any shares of its capital stock, (iii) grant, confer or award any bonuses or other forms of incentive compensation to any officer, director or employee, except for cash bonuses or incentives consistent with past practice or under any existing agreement or automatically under any of the Company Stock Option Plans, (iv) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for officers and employees consistent with past practice or the terms of such employment agreement, (v) grant any severance or termination pay to, or enter into any employment, severance or termination agreement with any officer, director or employee or amend any such agreement in any material respect, except for severance arrangements consistent with past practice with respect to officers and employees terminated by the Company, or
(vi) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect;

                (g) will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

                (h) will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or to acquire any business or assets, except for (i) any purchase or sale of inventory undertaken in the ordinary course of business or
(ii) any sale, lease or other disposition of assets in the ordinary course of business;

                (i) will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business;

                (j) will not, except in the ordinary course of business, authorize, commit to or make capital expenditures;

                (k) will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the ordinary course of business and would not be reasonably likely to have a Company Material Adverse Effect;

                (l) will not enter into or agree to enter into any contract without the prior written consent of the ESOP unless such contract is in the ordinary course of business;

                (m) will maintain insurance consistent with past practices for its businesses and properties;

                (n) will not make any change in its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries; and

                (o) will not take or agree in writing or otherwise to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

            6.3 Meeting of Shareholders. The Company will take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders (the "Shareholders' Meeting") as promptly as practicable after the date hereof to consider and vote upon the adoption and approval of this Agreement and the Merger and such other related matters as it deems appropriate. The Company and the Board of Directors (and the Special Committee) will each take all lawful action to solicit such approval, including, without limitation, the timely mailing of the Proxy Statement. The Board of Directors will recommend that all Company Common Shares be voted in favor of the adoption and approval of this Agreement, the Merger and the transaction contemplated hereby. Notwithstanding anything herein, the Board of Directors shall be entitled to recommend an Acquisition Proposal that is in the sole discretion of the Board of Directors and Special Committee, respectively, deemed to be superior to the Merger.

            6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the parties will: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, including the Proxy Statement and the information required by Schedule 13E-3 and Schedule 14A; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties will take all such necessary action.

            6.5 Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, subject to the execution of reasonable confidentiality agreements which the Company may elect to require: (a) allow all designated officers, attorneys, accountants, financing sources (as described in the Commitment Letters) and other representatives of the ESOP reasonable access at all reasonable times upon reasonable notice to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, as the case may be; (b) furnish to the ESOP, the ESOP's counsel, financial advisors, auditors, financing sources (as described in the Commitment Letters) and other authorized representatives such financial and operating data and other information as such persons may reasonably request; (c) instruct the employees, counsel and financial advisors of the Company (including the Special Committee and its counsel and financial advisor) to cooperate with each other in the other's investigation of the business of it and its Subsidiaries; and (d) keep the ESOP fully appraised and informed of all material developments with respect to the assets, business activities, financial condition, earnings and prospects of the Company and its Subsidiaries. The ESOP will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. The ESOP shall keep such information confidential, subject to the requirements of any governmental or other authorities, except with respect to information that is ascertainable from public or published information or trade sources.

            6.6 Publicity. Each of the parties agrees that it shall not, nor shall any of their respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with a national securities exchange or NASDAQ; provided, if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other parties.

            6.7 Reasonable Efforts; Additional Actions.

                (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and in connection with, this Agreement, including using all reasonable efforts to: (i) obtain all consents, amendments to or waivers under the terms of any of the Company's contractual arrangements required by the transactions contemplated by this Agreement (other than consents, amendments or waivers the failure of which to obtain will not (x) have a Company Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement); (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the Exchange Act and the BCL; (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 7; and (v) ensure that the payment of the Consideration is in compliance with Section 1551 of the BCL. In connection with and without limiting the foregoing, the Company shall (x) use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation (including, without limitation, Chapter 25 of the BCL) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the

Board of Directors of the Company shall not be prohibited from taking any action permitted by the terms of this Agreement.

                (b) If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation the right, title or interest in, to or under any of the rights, properties or assets of the Company or Newco acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Newco or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Newco or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

            6.8 Expenses. In the event the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Company. In the event the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including those incurred by the ESOP and Newco) will be paid by the Surviving Corporation.

            6.9 Insurance; Indemnity.

                (a) After the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its presently existing articles of incorporation, bylaws and applicable law, each person who is now or was prior to the date hereof an officer or director of the Company or any of its Subsidiaries (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Surviving Corporation may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Actions without the consent of the Indemnified Party where such settlement includes an admission of civil or criminal liability on behalf of an officer or director or requires any payment to be made by the Indemnified Party. The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation in writing, (ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent, which will not be unreasonably withheld, conditioned or delayed, and the Surviving Corporation will not be obligated pursuant to this
Section 6.9(a) to pay the fees and disbursements of more than one counsel (including local counsel) for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

                (b) For a period of six years after the Effective Time, the Surviving Corporation will maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that the Surviving Corporation will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $100,000.00); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

                (c) The provisions of this Section 6.9 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties covered by such Section.

            6.10 Financing. Upon the terms and subject to the conditions of this Agreement, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, as promptly as practicable, proper or advisable to secure the financing on terms substantially as outlined in the Commitment Letters (the "Financing").

            6.11 Newco. Prior to Effective Time, the ESOP shall form Newco as a wholly-owned corporation incorporated under the laws of Pennsylvania.

            6.12 Availability of Certain Agreements. As soon as practicable, but in no event more than thirty (30) days after the date of this Agreement, the Company shall make available to the ESOP any contract or agreement (including any and all amendments thereto) to which the Company or any Subsidiary is a party and which: (a) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, machinery, equipment, parts or other property or services and which involves revenues or expenditures to be received by or paid to the Company as of the date of this Agreement in excess of $1,000,000.00, (b) obligates the Company or any Subsidiary not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents the Company or any Subsidiary from carrying on any lawful business or which restricts the right of the Company or any Subsidiary to use or disclose any information in its possession, (c) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $200,000.00 for any machinery, equipment, vehicle or other tangible personal property (whether the Company or any Subsidiary is a lessor or lessee), and (d) is a contract granting any Person a lien on any of the assets of the Company or any Subsidiary, in whole or in part.

         7. CONDITIONS.

            7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the shareholders of the Company.

                (b) Neither of the parties hereto shall be subject to (i) any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement or the effective operation of the business of the Company and its Subsidiaries after the Effective Time or (ii) any threatened legal proceeding by the United States Department of Labor documented in writing. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

                (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.

            7.2 Conditions to Obligation of Company to Effect the Merger. The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                (a) (i) The representations and warranties of the ESOP contained in this Agreement shall have been true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as of the date hereof and (ii) the representations and warranties of the ESOP and Newco contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (except that representations and warranties qualified by materiality shall be true and correct in all respects) as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

                (b) The ESOP shall have performed or complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Effective Time.

                (c) The ESOP shall have delivered to the Company a certificate, dated the Closing Date, signed by the Trustee, certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

                (d) The Company shall have received the Financing on terms substantially as outlined in the Commitment Letters and shall have sufficient financing thereunder to consummate the Merger.

                (e) The ESOP shall not have consented to permit any of the ESOP participants to be treated as a dissenting shareholder as set forth in Section 1573(b) of the BCL and Chapter 15, Subchapter D of the BCL (regarding dissenters rights), generally.

                (f) The ESOP shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by the ESOP and the consummation by it of the transactions contemplated hereby, and all applicable notice periods shall have expired.

            7.3 Conditions to Obligation of the ESOP and Newco To Effect the Merger. The obligation of the ESOP and Newco to effect the Merger will be subject to the fulfillment at or prior to the Effective Time (or such other date as may be specified below) of the following additional conditions:

                (a) (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects (except that the representations and warranties qualified by materiality shall be true and correct in all respects) as of the date hereof and
(ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects (except that the representations and warranties qualified by materiality shall be true and correct in all respects) as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.

                (b) The Company shall have performed or complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it on or prior to the Effective Time, unless such failure to perform or comply is due to any act by, or omission of the ESOP.

                (c) The aggregate number of Company Common Shares owned by those Company shareholders, if any (other than the ESOP), who shall have exercised, or given notice of their intent to exercise, the rights of dissenting shareholders under the BCL shall be less than three percent (3%) of the total number of outstanding Company Common Shares.

                (d) The Company shall have delivered to the ESOP a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.3(a), (b) and (c).

                (e) From the date of this Agreement through the Effective Time, there shall not have been any condition, event or occurrence that has resulted in a Company Material Adverse Effect.

                (f) The Company shall have obtained all material consents, waivers, approvals, authorizations or orders and made all filings required in connection with the authorization, execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby, and all applicable notice periods shall have expired.

                (g) The Company or the Board of Directors of the Company shall have taken any action needed to be taken to provide that Company Stock Derivatives will be treated as provided in Section 3.1(f) hereof.

                (h) The ESOP shall have received a valuation of the assets of the Company from a reputable third party, or such other assurances as the parties deem reasonable, that the payment of the Consideration is in compliance with Section 1551 of the BCL.

                (i) The Trustee shall have received financial opinions from its financial advisor as of the Effective Date to the effect that (i) the price to be paid by the Company for the Non-ESOP Company Common Shares in the merger is not greater than the fair market value of such shares and (ii) the Merger and related transactions are fair to the ESOP from a financial point of view.

                (j) The Company shall have received the Financing on terms substantially as outlined in the Commitment Letters and shall have sufficient financing thereunder to consummate the Merger.

                (k) The votes cast in favor of the Merger at the direction of the ESOP participants with respect to the Company Common Shares held by the ESOP, together with any votes cast in favor of the Merger by the Trustee in the exercise of its discretionary fiduciary duty constitute a majority of the Company Common Shares held by the ESOP, and the Trustee determines that such directions are proper and consistent with ERISA.

         8. TERMINATION.

            8.1 Termination. Notwithstanding the provisions of Article 7, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or the ESOP:

                (a) by mutual written consent duly authorized by the Trustee, and the Special Committee or the Board of Directors of the Company;

                (b) by either the ESOP or the Company if (i) any Governmental Entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or such injunction or other action shall have become final and nonappealable, or
(ii) any required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

                (c) by either the ESOP or the Company, so long as such party has not breached its obligations hereunder, if the Merger shall not have been consummated on or before April 30, 2002; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                (d) by the Company if there has been a material breach of this Agreement on the part of the ESOP of its covenants or any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from the Company;

                (e) by the ESOP if there has been a material breach of this Agreement on the part of the Company of its covenants or any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy has not been cured within 10 business days after written notice thereof from the ESOP;

                (f) by the Company if the Company receives an Acquisition Proposal in writing from any person or group and the Company has concluded that the Acquisition Proposal is superior to the Merger;

                (g) by the ESOP if the ESOP receives a proposal with respect to the ESOP Company Common Shares which the Trustee in the exercise of its fiduciary duties under ERISA determines requires it to terminate this Agreement;

                (h) by the ESOP if the Company (without the consent of the ESOP)
(i) shall have withdrawn or modified, in any manner which is adverse to the ESOP, its recommendation or approval of the Merger or this Agreement or shall have resolved to do so or (ii) shall have recommended to the shareholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so.

            8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the ESOP as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the ESOP or the Company or their respective affiliates, officers, directors or shareholders except with respect to this
Section 8.2 and except for the provisions of Sections 6.8, 9.3, 9.4, 9.6, 9.8, 9.9, 9.11, 9.12 and 9.14.

            8.3 Extension; Waiver. At any time prior to the Effective Time, and subject to applicable law, the parties hereto, by action taken or authorized by the Board of Directors of the Company and the Trustee, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         9. GENERAL PROVISIONS.

            9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will not survive the Merger, provided, however, that the agreements contained in Article 3, Sections 6.8 and
6.9 and this Article 9 will survive the Merger indefinitely.

            9.2 Notices. Any notice, request, claim, demand or other communication required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                If to the Company:

                    STV Group, Incorporated
                    205 West Welsh Drive
                    Douglassville, PA  19518
                    Attention: Domenick M. Servedio, CEO & President
                    Facsimile: 610-385-8500

                with copies to:

                    Blank Rome Comisky & McCauley LLP
                    One Logan Square
                    Philadelphia, Pennsylvania  19103-6998
                    Attention: Richard J. McMahon, Esquire
                    Facsimile: 215-569-5628

                If to the ESOP:

                    LaSalle Bank
                    135 LaSalle Street
                    Suite 1946
                    Chicago, IL  60603
                    Attention: Vaughn Gordy, S.V.P.
                    Facsimile: 312-904-0989

                with copies to:

                    Kirkpatrick & Lockhart LLP
                    535 Smithfield Street
                    Pittsburgh, PA  15222
                    Attention: Charles R. Smith, Esquire
                    Facsimile: 412-355-6501

or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

            9.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except the ESOP may assign and/or delegate any or all of its rights and obligations hereunder to Newco or any other party controlled by the ESOP. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules and any documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements, written or oral, and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

            9.5 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties hereto may agree to any amendment or supplement to this Agreement or a waiver of any provision of this Agreement, either before or after the approval of the Company's shareholders (and without seeking further shareholder approval), so long as such amendment, supplement or waiver does not have a material adverse effect on the Company's shareholders which determination will be made by the Special Committee of the Board of Directors of the Company and will be binding on the Company's shareholders.

            9.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice or conflicts of law principles thereof.

            9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

            9.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

            9.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations, partnerships and other forms of business entities and vice versa.

            9.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

            9.11 Incorporation of Schedules. The Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

            9.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

            9.13 Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

            9.14 Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's-length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

                                      * * *

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                         STV GROUP, INCORPORATED



Attest: /s/ Peter W. Knipe               By: /s/ Dominick M. Servedio
       -------------------------------      ------------------------------------
       Name:  Peter W. Knipe                Name:  Dominick M. Servedio
       Title: Secretary                     Title: CEO, President


                                         ESOP OF STV GROUP, INCORPORATED

                                         LaSalle Bank, solely in its capacity as
                                         Trustee of the ESOP


Attest:                                  By: /s/ E. Vaughn Gordy
       -------------------------------      ------------------------------------
       Name:                                Name:  E. Vaughn Gordy
       Title:                               Title: Senior Vice President

                                   APPENDIX B

                         HOULIHAN LOKEY FAIRNESS OPINION

                                [GRAPHIC OMITTED]

                         HOULIHAN LOKEY HOWARD & ZUKIN
                               FINANCIAL ADVISORS
                                  www.hlhz.com


April 30, 2001

The Special Committee of the
Board of Directors of STV Group, Incorporated
c/o STV Group, Incorporated
225 Park Avenue South
New York, NY  10003

Dear Special Committee Members:

We understand that the Company is considering a going private transaction whereby all of the outstanding common shares and options to purchase common shares of STV Group, Incorporated ("STV" or the "Company"), other than those held by its employee stock ownership plan (the "ESOP"), will be acquired by the Company for $11.25 per share in cash (the "Consideration"). We understand that the Company will purchase a total of 2,525,265 shares, including 1,082,980 options to purchase common shares, in the Transaction. We also understand that the ESOP currently owns approximately 63% of STV's common stock.

It is our understanding that the Company has formed a special committee (the "Committee") to consider certain matters relating to the Transaction. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") has been retained by the Committee to provide an opinion (the "Opinion") as to the fairness of the Consideration, from a financial point of view, to the non-ESOP public stockholders of the Company (the "Public Stockholders").

Such transaction and all related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have not advised you with respect to alternatives to the Transaction. We understand that the terms and conditions of the Transaction have not been finalized. Our opinion is necessarily based on the latest available information as of the date of this Opinion.


               Los Angeles o 1930 Century Park West o Los Angeles,
             California 90067 o tel.310.553.8871 o fax.310.553.2173
           Los Angeles New York Chicago San Francisco Washington, D.C.
                  Minneapolis Dallas Atlanta Toronto Hong Kong
     Broker / Dealer services through Houlihan Lokey Howard & Zukin Capital.

The Special Committee of the
Board of Directors of STV Group, Incorporated
April 30, 2001

                                                                       -2-

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company's audited financial statements on Form 10-K for the three fiscal years ended September 30, 2000, unaudited financial statements on Form 10-Q for the quarter ended December 31, 2000 and the Company's unaudited internally generated financial statements for the six month periods ending March 31, 2001 and 2000, respectively, which the Company's management has identified as being the most current financial statements available; met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

2.         visited the headquarters of the Company;

3. reviewed forecasts and projections prepared by the Company's management, with respect to the Company for the fiscal years September 30, 2001 through September 30, 2005;

4.         reviewed the draft Memorandum of Terms from Fleet National Bank;

5. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

6. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

7. held discussions with management regarding indications of interest received by the Company over the previous two years from several third parties; and

8. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

The Special Committee of the
Board of Directors of STV Group, Incorporated
April 30, 2001

                                                                    -3-



Based upon the foregoing, and in reliance thereon, it is our opinion that the Consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

/s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                                   APPENDIX C


                      PA BCL DISSENTERS' RIGHTS PROVISIONS

                      PENNSYLVANIA BUSINESS CORPORATION LAW
                         SUBCHAPTER D DISSENTERS RIGHTS

ss.1571.  APPLICATION AND EFFECT OF SUBCHAPTER.

         (a) General Rule.-- Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

         Section 1906(c) (relating to dissenters rights upon special treatment).

         Section 1930 (relating to dissenters rights).

         Section 1931(d) (relating to dissenters rights in share exchanges).

         Section 1932(c) (relating to dissenters rights in asset transfers).

         Section 1952(d) (relating to dissenters rights in division).

         Section 1962(c) (relating to dissenters rights in conversion).

         Section 2104(b) (relating to procedure).

         Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

         Section 2325(b) (relating to minimum vote requirement).

         Section 2704(c) (relating to dissenters rights upon election).

         Section 2705(d) (relating to dissenters rights upon renewal of election).

         Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

         Section 7104(b)(3) (relating to procedure).

         (b) Exceptions. -- (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                           (i)   listed on a national securities exchange; or

                           (ii)  held of record by more than 2,000 shareholders;

shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

                  (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                           (i)      Shares converted by a plan if the shares are
not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                           (ii)     Shares of any preferred or special class
unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                           (iii)    Shares entitled to dissenters rights under
section 1906(c) (relating to dissenters rights upon special treatment).

                  (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

         (c) Grant Of Optional Dissenters Rights. -- The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

         (d) Notice Of Dissenters Rights.-- Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

                  (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

                  (2)      a copy of this subchapter.

         (e) Other Statutes.-- The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

         (f) Certain Provisions of Articles Ineffective.-- This subchapter may not be relaxed by any provision of the articles.

         (g) Cross References.-- See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

ss.1572. DEFINITIONS. -- The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

         "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

         "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

         "Fair Value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

         "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

ss.1573.  RECORD AND BENEFICIAL HOLDERS AND OWNERS.

         (a) Record Holders of Shares.-- A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         (b) Beneficial Owners of Shares. -- A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

ss.1574.  NOTICE OF INTENTION TO DISSENT.

         If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

ss.1575.  NOTICE TO DEMAND PAYMENT.

         (a) General Rule. -- If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

                  (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

                  (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

                  (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

                  (4)     Be accompanied by a copy of this subchapter.

         (b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT. -- The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

ss.1576.  FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.

         (a) Effect of Failure of Shareholder To Act. -- A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

         (b) Restriction on Uncertificated Shares. -- If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

         (c) Rights Retained By Shareholder. -- The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

ss.1577.  RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.

         (a) Failure To Effectuate Corporate Action. -- Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

         (b) Renewal of Notice To Demand Payment. -- When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

         (c) Payment of Fair Value of Shares. -- Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

                  (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

                  (2) A statement of the corporation's estimate of the fair value of the shares.

                  (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

         (d) Failure To Make Payment. -- If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection
(c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

ss.1578.  ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.

         (a) General Rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

         (b) Effect of Failure to File Estimate. -- Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

ss.1579.   VALUATION PROCEEDINGS GENERALLY.

         (a)      General Rule.-- Within 60 days after the latest of:

                  (1)      effectuation of the proposed corporate action;

                  (2)      timely receipt of any demands for payment under
section 1575  (relating to notice to demand payment); or

                  (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares); if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

         (b) Mandatory Joinder Of Dissenters. -- All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

         (c) Jurisdiction of The Court. -- The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

         (d) Measure of Recovery. -- Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

         (e) Effect of Corporation's Failure to File Application. -- If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

ss.1580.  COSTS AND EXPENSES OF VALUATION PROCEEDINGS.

         (a) General Rule. -- The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

         (b) Assessment of Counsel Fees And Expert Fees Where Lack of Good Faith Appears. -- Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

         (c) Award of Fees For Benefits To Other Dissenters. -- If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                     ANNEX A

                             STV GROUP, INCORPORATED
                              205 West Welsh Drive
                             Douglassville, PA 19518

                Special Meeting of Shareholders - ________, 2001

SOLICITED ON BEHALF OF THE COMPANY

         The undersigned hereby appoints MICHAEL HARATUNIAN and DOMINICK M. SERVEDIO, and each of them with full power of substitution, proxy agents to vote all shares which the undersigned is entitled to vote at the annual meeting of shareholders (including any adjournment or postponement thereof) of STV Group, Incorporated (the "Company"), which is scheduled to be held on __________, 2001, on all matters that properly come before the meeting, subject to any directions indicated below. The proxy agents are directed to vote as follows on the proposals described in the Company's proxy statement:

         1. APPROVAL OF MERGER AGREEMENT AND MERGER TRANSACTIONS. Approve and adopt the Agreement and Plan of Merger dated April 30, 2001 providing for the Merger of STVG Acquisition, Inc. with and into the Company and including among other things, the conversion of any shares not owned by the ESOP into $11.25 per share and the retention by the ESOP of its shares in the Company.

                  FOR   [  ]            AGAINST  [  ]             ABSTAIN [  ]

         2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

         This proxy will be voted as directed. If no directions to the contrary are indicated, the proxy agents intend to vote FOR the election of the Company's nominees as directors as described in the accompanying Proxy Statement.

         Note: This proxy must be returned in order for your shares to be voted.

         A majority of the proxy agents present and acting at the meeting, in person or by their substitutes (or if only one is present and acting, then that one), may exercise all the powers conferred hereby. Discretionary authority is conferred hereby as to certain matters described in the Company's Proxy Statement.

         Receipt of the Company's Notice of Special Meeting and Proxy Statement dated ___________, 2001 is hereby acknowledged.

Dated: _________________, 2001                   _____________________________
(Please date this Proxy)                         Signature(s)
                                                 Print Name: _________________

It would be helpful if you signed your name as it appears hereon, indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign. (Please date and sign this proxy and return it promptly in the enclosed postage paid envelope.)